UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CVB FINANCIAL CORP.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 18, 2022

To Our Shareholders:

The 2022 annual meeting of shareholders of CVB Financial Corp. will be held at 8:00 a.m. local time at CVB Financial Corp.’s Corporate Headquarters, 701 North Haven Avenue, Ontario, CA 91764, on Wednesday, May 18, 2022.

We intend to hold our annual meeting in person consistent with the requirements of the California Corporations Code. However, as part of our precautions regarding the ongoing COVID-19 pandemic, we are planning to provide interested shareholders, members of our Board of Directors and our team members with the opportunity to listen to our annual meeting by remotely dialing into an audio conference call, which will broadcast the proceedings concurrently and allow for questions and answers. There will be no food or refreshments provided at this meeting.

The live audio call will be held concurrent with our annual meeting (8:00 a.m. PDT on May 18, 2022). To join our conference call facility, please dial 1 (833) 301-1161, passcode 9872676. Questions will be permitted when prompted by the moderator. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available until 6:00 am PDT on May 25, 2022. To access the replay, please dial 1 (855) 859-2056, passcode 9872676.

Please note that, consistent with our practice in prior years and in accordance with California law, in order to cast your votes on any matters to be considered at our annual meeting or otherwise to be present for purposes of California law, please either (i) vote in advance by internet, telephone or return of your proxy card or (ii) vote in person by attending the annual meeting at its designated location. Participation by audio conference call will not constitute attendance for legal purposes. We will not have the ability to accept or change any shareholder votes on the annual meeting audio call.

At our meeting, we will ask you to act on the following matters:

1.	Election of Directors. Elect eight (8) persons to the Board of Directors to serve a term of one year and until their successors are elected and qualified. The following eight persons are our nominees:

George A. Borba, Jr.	Anna Kan
David A. Brager	Raymond V. O’Brien III
Stephen A. Del Guercio	Jane Olvera
Rodrigo Guerra, Jr.	Hal W. Oswalt

Additional information regarding procedures for shareholders recommending nominees for directors is set forth below under the heading “Shareholder Nominations of Director Candidates.”

2.	Advisory Compensation Vote. Approve, on an advisory (non-binding) basis, the compensation of our named executive officers for 2021 (“Say-On-Pay”).

3.	Ratification of Appointment of Independent Registered Public Accountants. Ratify the appointment of KPMG LLP as our independent registered public accountants for 2022.

4.	Other Business. Transact any other business that properly comes before the meeting.

If you were a shareholder of record at the close of business on March 28, 2022, you may vote at the annual meeting or at any postponement or adjournment of the meeting.

By Order of the Board of Directors

Myrna L. Di Santo

Vice President, Corporate Secretary

Dated: April 6, 2022

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders:

This Proxy Statement, our 2021 Annual Report and our Annual Report on Form 10-K for the fiscal year 2021 are available on the Internet at:
https://investors.cbbank.com/annual-meeting.

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO PLEASE VOTE BY INTERNET OR TELEPHONE,
OR TO SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES

WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND THE ANNUAL MEETING,
YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

IF YOU RECEIVED A PAPER COPY OF THIS PROXY STATEMENT AND A PROXY CARD, PLEASE DO NOT RETURN THE
PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

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CVB FINANCIAL CORP. 701 North Haven Avenue Ontario, California 91764 (909) 980-4030

PROXY STATEMENT

This proxy statement contains information about the annual meeting of shareholders of CVB Financial Corp. to be held on Wednesday, May 18, 2022, beginning at 8:00 a.m. local time, at CVB Financial Corp.’s Corporate Headquarters, located at 701 North Haven Avenue, Ontario, CA 91764, and at any postponements or adjournments of the meeting.

CVB Financial Corp. is a bank holding company whose principal subsidiary is Citizens Business Bank. CVB Financial Corp.’s common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) and CVB Financial Corp. is therefore subject to Nasdaq’s listing requirements. CVB Financial Corp. is incorporated in the State of California and Citizens Business Bank is a California-chartered bank. CVB Financial Corp. and Citizens Business Bank are sometimes referred to collectively in this proxy statement as the “Company.”

We intend to hold our annual meeting in person consistent with the requirements of the California Corporations Code. However, as part of our precautions regarding the ongoing COVID-19 pandemic, we are planning to provide interested shareholders, members of our Board of Directors and our team members with the opportunity to listen to our annual meeting by remotely dialing into an audio conference call, which will broadcast the proceedings concurrently and allow for questions and answers. There will be no food or refreshments provided at this meeting.

The live audio call will be held concurrent with our annual meeting (8:00 a.m. PDT on May 18, 2022). To join the conference call facility, please dial 1 (833) 301-1161, passcode 9872676. Questions will be permitted when prompted by the moderator. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available until 6:00 am PDT on May 25, 2022. To access the replay, please dial 1 (855) 859-2056 passcode 9872676.

Please note that, consistent with our practice in prior years and in accordance with California law, in order to cast your votes on any matters to be considered at our annual meeting or otherwise to be present for purposes of California law, please either (i) vote in advance by internet, telephone or return of your proxy card or (ii) vote in person by attending the annual meeting at its designated location. Listening into the meeting by audio conference call will not constitute attendance for legal purposes. We will not have the ability to accept or change any shareholder votes on the annual meeting audio call.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in the proxy statement of CVB Financial Corp. This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire proxy statement for more detailed information on each topic prior to casting your vote.

ANNUAL MEETING INFORMATION

Meeting:	Annual Meeting of Shareholders

Date:	Wednesday, May 18, 2022

Time:	8:00 a.m. Pacific Daylight Time

Location:	CVB Financial Corp. Corporate Headquarters 701 North Haven Avenue Ontario, CA 91764

Record Date:	Close of Business on March 28, 2022

Stock Symbol:	CVBF

Exchange:	NASDAQ

Common Stock Outstanding as of the Record Date:	141,743,704

How to Vote Your Shares:	Online www.investorvote.com/CVBF By Phone Call the number at the top of your proxy card By Mail Complete, sign, date and return your proxy card in the envelope provided

Matters To Be Voted Upon:		Board Recommendation:
Proposal 1	Election of Directors	FOR each director nominee Page 16
Proposal 2	Advisory resolution to approve, on a non-binding basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement	FOR Page 35
Proposal 3	Ratification of the appointment of KPMG LLP as our independent public accounting firm for the year ending on December 31, 2022	FOR Page 73

IMPORTANT NOTICE REGARDING ACCESS TO THE ANNUAL MEETING VIA TELEPHONE

Because of the ongoing COVID-19 pandemic, and for your convenience, we are providing shareholders an opportunity to listen to the annual meeting via telephone.
You can access this option by dialing 1-(833) 301-1161 immediately prior to the start time for the annual meeting and asking to be joined into the CVB Financial Corp. call.

Shareholders accessing the meeting via telephone will not be able to vote their shares of common stock via telephone during the annual meeting nor are they considered present for any legal purpose. As a result, if you plan to listen to the annual meeting via telephone, it is important that you vote your proxy prior to the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILTY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Our Notice of Meeting and Proxy Statement, the 2021 Annual Report to Shareholders, and our Annual Report on Form 10-K for the year ended December 31, 2021, are available on the internet at https://investors.cbbank.com/annual-meeting.

GENERAL INFORMATION

Who We Are

CVB Financial Corp. is a bank holding company incorporated in the State of California. Our principal banking subsidiary, Citizens Business Bank, serves the financial needs of successful small to medium-sized businesses and their owners throughout the State of California. We deliver a comprehensive menu of banking and wealth management products and services through an emphasis on personal service and building long-term relationships with business owners and professionals. We are consistently recognized as a top-performing bank, and we were proud to be rated the number four bank in the United States in February 2022, and the number one bank in the United States in both 2020 and 2021, by Forbes “America’s Best Banks,” which rates the 100 largest publicly traded banks in the United States by asset size, based on a common set of financial metrics developed by Forbes.

Our Five Core Values

We are continuing the work started by our founders in 1974 to build a strong and consistent foundation for our financial services platform. The following are the core values on which our organization conducts our business.

Board Oversight and Structure

The business and affairs of CVB Financial Corp. and Citizens Business Bank are managed under the direction of our Board of Directors. The Board of Directors has historically separated the roles of President and Chief Executive Officer and Chairman of the Board. We believe this structure, together with our other strong corporate governance practices, provide robust independent oversight of management while ensuring clear strategic alignment throughout the Company.

Mr. Raymond V. O’Brien III was elected by our Board of Directors as the Chairman of the Board, effective on January 1, 2015. Mr. O’Brien had previously served as a director of CVB Financial Corp. and Citizens Business Bank since 2012 and as Vice-Chairman of the Board since March 2014. Mr. George A. Borba, Jr., who has served as a director of CVB Financial Corp. and Citizens Business Bank since 2012, continues to serve as our Vice-Chairman of the Board.

Separate board committees exist at CVB Financial Corp. and Citizens Business Bank, each of which is responsible for supervising various areas of responsibility or risk. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee exist at CVB Financial Corp. The Balance Sheet Management Committee, Credit Committee, Risk Management Committee and Trust Services Committee exist at Citizens Business Bank. All of our board committees meet on regular schedules and report to the full Board of Directors.

Our Executive Officers

The Company has reported the following six executive officers, as of December 31, 2021, in its Annual Report on Form 10-K for 2021 pursuant to Item 401(b) of Regulation S-K of the Securities and Exchange Commission (“SEC”):

David A. Brager	President and CEO of CVB Financial Corp. and Citizens Business Bank (sometimes referred to as the “CEO”)

E. Allen Nicholson	Executive Vice President and Chief Financial Officer of CVB Financial Corp. and Citizens Business Bank

Yamynn De Angelis	Executive Vice President, Chief Risk Officer of Citizens Business Bank

David F. Farnsworth	Executive Vice President, Chief Credit Officer of Citizens Business Bank

David C. Harvey	Executive Vice President, Chief Operating Officer of Citizens Business Bank

Richard H. Wohl	Executive Vice President, General Counsel of CVB Financial Corp. and Citizens Business Bank

Biographical information about each of our executive officers named above and employed by the Company as of December 31, 2021 is contained under Item 1 of our Annual Report on Form 10-K for 2021, a copy of which is being mailed with this proxy statement or, as referenced in the Notice, is available at https://www.investors.cbbank.com/annual-meeting.

Overview of our Financial and Operating Performance in 2021

2021 Net Income	2021 End of Period Assets	2021 End of Period Deposits	2021 End of Period CET1 Capital Ratio

$212.5 million	$15.88 billion	$12.98 billion	14.9%

The year 2021 was marked by a number of historic events, including the continuation of the worldwide COVID-19 pandemic. The advent of effective COVID vaccinations, and the end of stay-at-home edicts and business shut-downs in the U.S and our home market of California, resulted in a strong recovery in overall economic and employment activity and major stock market indices. This recovery included many business and financial sectors, although some sectors involving face-to-face interactions, such as retail trade, arts and entertainment, and accommodations and food services, lagged and suffered sporadic setbacks. The Federal Reserve Bank continued to provide monetary support to the economy by maintaining short term interest rates near zero and high purchase volumes of treasury and mortgage-backed securities, although a tapering of the latter program was announced toward the end of 2021. The federal government also provided strong fiscal stimulus to the economy, in the form of the $1.9 trillion dollar American Rescue Plan and the subsequent $1.2 trillion bipartisan infrastructure package. However, at the same time, the U.S. economy experienced its most dramatic spike in inflation in 30 years, as the combination of pandemic-related supply chain constraints and unprecedented monetary and fiscal stimulus caused shortages of key goods and rapid and sustained price increases that exceeded initial government forecasts. The sheer variety and combination of these economic and legislative cross-currents created a challenging environment for financial institutions.

We believe that CVB Financial Corp. and Citizens Business Bank performed admirably in a number of respects in the face of this unprecedented situation in 2021, particularly compared to peer institutions, across a range of financial and credit metrics, and Citizens Business Bank and our banking centers remained open as an essential business continuing to serve our customers and communities throughout the ongoing pandemic. Similar to many banking entities in California and elsewhere in the United States, when comparing our performance for 2021 versus 2020, we achieved improved performance on a number of key financial measures, such as annual net earnings, delinquent loans, total deposits, return on assets and return on equity, while the persistent low interest rate environment contributed to declining performance in other important dimensions, such as our net interest margin.

For 2021, our net earnings were $212.5 million. This represented an increase of $35.4 million, or 20%, from our earnings of $177.2 million in the prior year. Diluted earnings per share were $1.56 for 2021 compared to $1.30 for 2020. This increase was largely driven by (i) a reduction in our allowance for credit losses by $28.7 million in 2021, including recapture of provision for credit losses of $25.5 million, due to the sharp rebound in actual and projected economic growth, and (ii) growth in our investment portfolio. Conversely, we experienced a decline in our net interest margin (tax equivalent) from 3.59% in 2020 to 2.97% in 2021. On balance, commensurate with the overall increase in the Company’s net income, the Company’s return on average assets (“ROAA”) ratio increased slightly from 1.37% in 2020 to 1.38% in 2021, and the Company’s return on average equity (“ROAE”) and return on average tangible common equity (“ROATCE”) both increased, from 8.90% and 14.25% for 2020 to 10.30% and 15.93%, respectively, for 2021.

At year-end 2021, the Company reported total assets of $15.88 billion, which represented an increase of $1.46 billion, or 10.16%, from total assets of $14.42 billion at December 31, 2020. Interest earning assets increased by $1.46 billion, or 11.04%, to $14.68 billion at December 31, 2021, compared with $13.22 billion at December 31, 2020. The increase in interest-earning assets included a $2.13 billion increase in investment securities, partially offset by a $461.1 million decrease in total loans and a $193.3 million decrease in interest-earning balances due from the Federal Reserve.

Total deposits and customer repurchase agreements increased by $1.44 billion, or 11.85%, from $12.18 billion at year-end 2020 to $13.62 billion at year-end 2021. In this connection, our balances of noninterest-bearing deposits, which are a key component of our strategy to maintain a competitive advantage in our cost of funds, increased by $648.7 million, or 8.70%, from $7.46 billion at December 31, 2020 compared to $8.10 billion at December 31, 2021, and noninterest-bearing deposits comprised 62.45% of total deposits at December 31, 2021, compared to 63.52% at December 31, 2020.

Citizens Business Bank experienced a decrease in total loans and leases of $461.1 million during 2021, primarily due to the forgiveness of Paycheck Protection Program loans whose balances declined by $696.4 million over the course of the year. Our core loans, excluding Paycheck Protection Program loans, grew by $235.3 million, or 3.2%, in 2021 from the end of the fourth quarter of 2020. During the first quarter of 2021, Citizens Business Bank continued to support our customers by participating in the second round of the Paycheck Protection Program and originated more than 1,900 loans in a principal amount of approximately $420 million.

As our asset size expanded, including a $2.13 billion increase in investment securities, our ratio of noninterest expense to total average assets improved from 1.46% in 2020 to 1.24% in 2021. In addition our efficiency ratio slightly improved from 41.40% in 2020 to 41.09% in 2021, due primarily to a year-over-year decline of $3.1 million in noninterest expense.

During this same period, as a result of the improving economy and our traditionally conservative loan underwriting, the Company’s credit profile remained strong. Nonperforming assets (defined as nonaccrual loans plus other real estate owned) decreased by $10.8 million, from $17.7 million at December 31, 2020 to $6.9 million at December 31, 2021, and our ratio of nonperforming assets to total assets declined from 0.12% to 0.04%. For the year ended December 31, 2021, our allowance for credit losses decreased by $28.7 million, due to (i) the recapture of provision for credit losses in the amount of $25.5 million as a result of improvements in our economic forecasts, primarily attributable to changes in macroeconomic variables related to the COVID-19 pandemic, and (ii) net charge-offs of $3.2 million.

In addition, on July 27, 2021, we announced our agreement to acquire Suncrest Bank, a $1.4 billion financial institution with seven branches headquartered in Visalia, California. This transaction, which closed on January 7, 2022, constitutes the Company’s fifth acquisition of another bank since 2014, and it represents a continuation of one of the Company’s core strategies to acquire well-managed community financial institutions in order to broaden and deepen our presence throughout the State of California. In the case of Suncrest Bank, we believe this acquisition is an exciting opportunity for Citizens Business Bank to further expand our geographic footprint northward to the Sacramento area and to bolster our already strong position in the important Central Valley region of California.

Moreover, during the course of 2021, CVB Financial Corp. continued its record of achieving its 179th consecutive quarter of profitability, and its 129th consecutive quarter of paying shareholder cash dividends, while maintaining what we believe to be a notably sound financial structure. In February 2022, CVB Financial Corp. and Citizens Business Bank were proud to be recognized as the number four-rated bank in the United States by Forbes “America’s Best Banks 2021,” based on the magazine’s performance scorecard, which rates the 100 largest publicly traded banks in the United States in asset size, utilizing financial metrics over the applicable reporting period. This top-four rating in 2022 followed two consecutive years, in 2020 and 2021, when Forbes rated CVB Financial Corp. and Citizens Business Bank as the number one, top-rated bank in the United States. In addition, during the entirety of 2021, the Company grew shareholders’ equity by $73.5 million to a total of $2.08 billion at year end. The Company’s ratios for critical capital measures as of December 31, 2021 significantly exceeded the amounts necessary in order to be considered well-capitalized for regulatory purposes: 14.9% (Tier 1 Risk-based Capital Ratio), 14.9% (Common Equity Tier 1 Risk-based Capital Ratio), 15.6% (Total Risk-based Capital Ratio), and 9.2% (Tier 1 Leverage Ratio). The well-capitalized standards for these ratios in 2021 were 8%, 6.5%, 10%, and 5%, respectively.

CVB Financial Corp.’s financial and operational success can also be measured on a relative basis by comparing the Company’s performance to that of a group of peer companies. The Company’s peer group was updated in December 2021 in connection with the engagement of a nationally recognized compensation consulting firm, Pearl Meyer and Partners, LLC (“Pearl Meyer”), to assist with the Compensation Committee’s review of our executive officer compensation. This group of peer companies is described below in the section of this proxy statement on “Peer Group Criteria and Composition for 2021.” As measured by six key metrics which we and Pearl Meyer believe are commonly utilized in evaluating banking entities, (ROE, ROA, net interest margin, nonperforming assets excluding restructured loans divided by total assets, efficiency ratio, and noninterest expense divided by average assets), CVB Financial Corp.’s performance for 2021 placed it in the top quartile of our peer group on three of the six measures, all except ROE, ROA and net interest margin, and within the third quartile for ROA. For the three-year period from 2019-2021, CVB Financial Corp. attained top (fourth) quartile performance on four of the six measures and third quartile performance on the other two measures.

CVB Financial Corp. Percentile Rank vs. Peers on Key Performance Indicators

Source: Standard & Poor’s SNL Financial

CVB Financial Corp. achieved annualized shareholder returns for the one-year, three-year and five-year periods ending December 31, 2021 of 14%, 6% and 2%, respectively, which places CVB Financial Corp. in the first quartile for the one- and three-year measurement periods, and in the second quartile for the five-year measurement period, relative to its peers.

Human Resources, COVID-19 and Information Security

We employed 1,015 associates as of December 31, 2021. This was a 3.5% decrease from December 31, 2020. However, concurrent with the closing of our previously announced acquisition of Suncrest Bank on January 7, 2022, our total associate count increased to approximately 1,080 as of that date, including the addition of approximately 65 associates together with additional banking centers in the Central Valley region of California and in the Sacramento area.

We have adopted a Code of Personal and Business Conduct and Ethics (“Code”) that seeks to address both business and social relationships that may present legal and ethical concerns and also sets forth expected standards of conduct to guide the members of our Board of Directors, executives and other associates. Our associates acknowledge annually they have read and understood their responsibility to conduct business in accordance with the Code and other extensive features of our Associate Handbook in order to merit and maintain the confidence and trust of our customers, shareholders and the public in general.

The Company provides a Citizens Experience Service Awards and Recognition Program that resulted in 396 nominations of associates who were recognized for exemplifying our Five Core Values in 2021. In addition, the Company has a long-held tradition of an annual awards program that recognizes outstanding job performance. In 2021, due to the COVID-19 pandemic, we held our annual awards ceremony on a virtual basis and recognized 33 associates who we believe stood out for their commitments to our high standards of performance.

The Company is committed to supporting the physical and financial wellness of our associates and their families. We offer a comprehensive set of health insurance and retirement benefits, as well as wellness programs and resources. As of December 2021, 76% of our associates were enrolled in our medical insurance plans and 53% of our associates participated in at least one wellness activity during 2021. The Company makes an annual 401(k) retirement contribution to all eligible associates, which includes a profit sharing component. For 2021, the combined Company 401(k) contribution was 5% of each associate’s eligible salary. In addition, 93% of our associates made individual participant contributions to the Company’s 401(k) plan during 2021.

The ongoing COVID-19 pandemic presented significant challenges regarding the health and well-being of our associates as well as to our workforce and office management protocols during 2021, as was the case for nearly all companies with employees, and these challenges were heightened in the case of Citizens Business Bank due to our need to remain open and available to our customers as an essential business. During 2021, our executive management team, through the Company’s Business Continuity Steering Committee, took numerous actions to promote the health and safety of our associates during the COVID-19 pandemic. These actions included encouraging vaccination and booster shots through a program providing for incentive payments to fully vaccinated associates, a monthly credit against medical insurance premiums otherwise payable under Citizens Business Bank’s health insurance benefit programs, and the implementation of special protocols such as required facial coverings, social distancing and virus testing. We also provided greater flexibility for our associates to work remotely where possible.

In addition, throughout 2021, our Board of Directors exercised close oversight regarding management’s strategies and actions to address key risks posed to the Company by the COVID-19 pandemic. These key risks included, among others, (i) enhanced credit risk to our loan and investment portfolios caused by economic dislocations experienced by selected bank customers, (ii) net interest margin compression, asset-liability sensitivity and asset-liability duration risks caused by the continuation of prevailing low market interest rates, (iii) as noted above, associate and workplace health and safety issues resulting from Citizens Business Bank’s need to remain open and available to our customers as an essential business, and (iv) additional cybersecurity and information security risks arising from the implementation of remote work capabilities for a significant number of our associates. In this connection, our Board of Directors received various reports on developments related to COVID-19 from our CEO, our Chief Operating Officer who chairs the Company’s Business Continuity Steering Committee, our Chief Credit Officer, our Chief Financial Officer, our Director of Human Resources, our Chief Information Officer and our Chief Information Security Officer (“CISO”). Our Board, executive management and associates worked together to ensure that Citizens Business Bank would continue to provide a full range of products and services to our customers and communities during the pandemic.

Recruiting, training and development, and retention of key associates is another area that is considered vital to the Company’s strategy and success. The Company promotes leadership and associate development through various programs, including succession planning, a top talent program, and leadership essentials training. At December 31, 2021, we had approximately 132 positions within the Company designated as “leadership” positions. This represents approximately 13% of our total associate population. The average tenure at the Company among our leadership group at the end of 2021 was greater than 10 years. In 2021, turnover among our leadership group was 11% and during the year we promoted one associate and hired nine new associates into our leadership group.

The Company has adopted and implemented a Diversity and Inclusion Program that is designed to invest in the professional development of our associates and values an inclusive and diverse workplace. We strive to reward talent with a strong commitment to equal opportunity. Day-to-day involvement is headed by our Chief Diversity Officer and ongoing oversight is provided by the Company’s Diversity and Inclusion Committee, which in turn is guided by our Diversity and Inclusion Policy (the “Policy”). The Policy provides a framework which we use to create and strengthen our diversity policies and practices, including our organizational commitment to diversity, positive workforce and employment practices, sound procurement and business practices, and practices to promote transparency of organizational diversity and inclusion.

The Policy also sets forth the Company’s interests in maintaining and broadening diversity among the Company’s vendors and suppliers, including firms that are majority-owned by females and/or members of underrepresented communities.

The Diversity and Inclusion Committee is co-chaired by our Chief Operating Officer and Human Resources Director and includes our Chief Financial Officer, Chief Risk Officer (“CRO”), and General Counsel. We monitor progress in enhancing diversity throughout our organization, including the percentage of our total associates who are female and racially or ethnically diverse. Our Human Resources Director provides updates on our progress on our diversity initiatives to the Board of Directors on a regular basis.

The following represents key elements of the Company’s diversity with respect to our leadership group and all associates at December 31, 2021:

Our Board of Directors oversees associate compensation, as well as the Company’s incentive and benefit plans, through the Board’s Compensation Committee. The Company’s Management Compensation Compliance Committee, under the direction of the Board Compensation Committee, identifies, assesses, and manages exposure to and compliance with applicable compensation laws, regulations, and other related issues. In general, the Management Compensation Compliance Committee is responsible for ensuring that the Company has designed and implemented risk management processes that (1) evaluate the nature of inherent risks in compensation programs; (2) are consistent with the Company’s strategic plan; and (3) foster a culture of risk-awareness and risk-adjusted decision making throughout the Company. All of our associates are eligible for incentive compensation awards. For 2021, 91% of our associates earned an incentive bonus and 100% of our eligible associates received contributions to their 401(k) retirement accounts through our profit-sharing plan.

We are committed to protecting our customers’ and associates’ personal and financial information, and our Board of Directors and executive management team devote a significant amount of time to information security and cybersecurity risks, since cybersecurity incidents compromising non-public personal financial information could produce material adverse effects on the Company’s business, including but not limited to, loss of customers, reputational harm, loss of intellectual property, disruption of key business operations, governmental fines/penalties, and litigation/remediation costs. Under the direction of our CISO, the Company maintains a formal information security management program to address cybersecurity risks. The program leverages industry frameworks and standards with the goal of ensuring appropriate controls are established and are regularly assessed for adequacy. Major components of the program include safeguarding customer and associate information, third party vendor oversight, incident response and seeking to ensure business continuity. Our Board Audit Committee regularly receives reports and briefings from the CISO on cybersecurity issues, on the Company’s risk posture to protect against cybersecurity threats, and on policies that are intended to adequately implement the Company’s information security management program. The CISO and our CRO also periodically keep the Board informed about efforts relating to compliance, examinations, risk assessments, results of audits, penetration and vulnerability testing, security breaches or violations and recommended changes to our information security management program. This periodic reporting includes an annual review of regulatory requirements relating to cybersecurity, the Gramm-Leach-Bliley Act, the California Consumer Privacy Act and, starting in 2023, the California Privacy Rights and Enforcement Act.

Shareholder Engagement

Our Board of Directors and senior executives place a high priority and value on direct engagement with our shareholders and prospective shareholders. Our President and CEO and our Chief Financial Officer, sometimes with the involvement of other executive officers, regularly hold meetings with significant shareholders and/or prospective shareholders at investor conferences or in our corporate headquarters offices, and these senior executives also engage in similar discussions with investors via telephone or videoconference facilities, including conducting quarterly public earnings calls. In 2021, excluding our quarterly earnings calls, our senior executives held approximately 50 individual meetings with current or potential investors or their representatives, including two of our top ten current shareholders. These meetings cover a range of topics involving the Company’s strategies and ongoing business activities. In a number of instances, we offer to make the Chairman of our Board of Directors available to meet with or answer any questions form such investors, but in 2021, no investor requested such meeting or other form of contact.

Who Are the Largest Owners of CVB Financial Corp.’s Stock?

The following table shows the beneficial ownership of common stock by those entities or persons we know to be the beneficial owners of more than 5% of the outstanding shares of common stock of CVB Financial Corp., based on information those persons have filed with the SEC on Schedule 13G or Schedule 13D, as applicable. “Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you beneficially own CVB Financial Corp.’s common stock not only if you hold it directly, but also if you indirectly, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell it, or you have the right to acquire it within sixty (60) days of the date selected for reference purposes below.

		Common Stock Beneficially Owned

Name	Address	Number of Shares	Percent of Class(1)

BlackRock, Inc.	55 East 52nd Street New York, NY 10055	19,334,320(2)	13.6%

The Vanguard Group	100 Vanguard Boulevard Malvern, PA 19355	14,545,782(3)	10.3%

The Marital Trust Under the George Borba Family Trust (“Borba Family Trust”; The Borba Children’s Holding Trust (“Borba Children’s Trust”); George A. Borba, Jr., individually and as co-trustee (with share voting and dispositive power) of the Borba Family Trust and Children’s Trust; Linda B. Gourdikian, individually and as co-trustee (with shared voting and dispositive power) of the Borba Family Trust and the Borba’s Children’s Trust (collectively, the “Borba Family Group”)	14461 Taft Highway Bakersfield, CA 93311	6,990,106(4)	4.9%

(1)

The “Percent of Class” calculation in the table was made using (x) the number of shares reported as beneficially owned by the shareholder in the applicable Schedule 13G or Schedule 13D filing and (y) the number of shares of our common stock outstanding on March 28, 2022, which was 141,743,704 shares.

(2)

This information is based on a Schedule 13G/A filed by BlackRock, Inc. on January 27, 2022. BlackRock, Inc. has sole voting power over 19,089,429 shares and sole dispositive power over all 19,334,320 shares. According to its Schedule 13G, BlackRock, Inc. holds the shares in the ordinary course of business and various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held by BlackRock, Inc., and the interest of only one such person in such shares, iShares Core S&P Small-Cap ETF, represents more than 5% of CVB Financial Corp.’s total outstanding shares.

(3)

This information is based on a Schedule 13G filed by The Vanguard Group on February 9, 2022. The Vanguard Group has sole voting power over zero shares, shared voting power over 108,759 shares, sole dispositive power over 14,325,984 shares, and shared dispositive power over 219,798 shares. According to its Schedule 13G, the Vanguard Group holds the shares in the ordinary course of business.

(4)

This information is based on a Schedule 13D filed by the Borba Family Group on February 8, 2021, which was not amended in 2022, and includes the following items: (i) 4,599,439 shares owned by the Borba Family Trust, (ii) 2,277,000 shares owned by the Borba Children’s Trust, (iii) 37,495 shares owned by George A. Borba, Jr. individually (which total includes 288 shares held by Mr. Borba as custodian for minor children), (iv) 28,547 shares owned by Mr. Borba’s sister, Linda B. Gourdikian, individually, and (v) 47,625 shares owned by the Gourdikian Family Trust. Mr. Borba and Ms. Gourdikian have disclaimed beneficial ownership of the shares held by each other, the Borba Family Trust and the Borba Children’s Trust, except to the extent of their respective distributable interests in the Borba Children’s Trust. In addition, in computing the percentage of shares beneficially owned, any shares which Mr. Borba, Ms. Gourdikian, the Borba Family Trust or the Borba Children’s Trust has a right to acquire pursuant to stock options that become exercisable within sixty (60) days after March 28, 2022 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by the Borba Family Group, but are not deemed outstanding for the purpose of computing percentages of shares beneficially owned by the other shareholders in this table. Furthermore, any annual grants of restricted shares awarded to Mr. Borba in his capacity as one of CVB Financial Corp.’s outside directors, even if unvested as of the date of this proxy statement, are deemed outstanding for the purposes of computing both the percentage of common stock beneficially owned by the Borba Family Group and for the purpose of computing total CVB Financial Corp. shares outstanding, because grantees of unvested restricted shares have the right to vote such shares and to receive dividends on such shares prior to vesting pursuant to CVB Financial Corp.’s 2018 Equity Incentive Plan; as a result, 3,686 shares granted to Mr. Borba on March 23, 2022 in his capacity as one of our outside directors have been added to the total number of shares beneficially owned by the Borba Family Group as compared to the information disclosed in the above-referenced Schedule 13D.

How Much Stock Do CVB Financial Corp.’s Directors and Executive Officers Own?

The following table shows the beneficial ownership of CVB Financial Corp.’s common stock as of the record date for our annual meeting, which is March 28, 2022, by (i) each of our directors, eight of whom are also nominees for director, (ii) those persons serving as our named executive officers as of December 31, 2021 and (iii) by all directors and current executive officers as a group.

	Common Stock Beneficially Owned

Name	Number of Shares(1)	Percent of Class(2)
George A. Borba, Jr.(3)(4) Vice-Chairman of the Board and Nominee	6,913,934	4.9%

David A. Brager President and Chief Executive Officer, Director and Nominee	104,436	*

Stephen A. Del Guercio(4) Director and Nominee	37,975	*

Rodrigo Guerra, Jr.(4) Director and Nominee	26,975	*

Anna Kan(4) Director and Nominee	31,975	*

Marshall V. Laitsch(5) Director	29,332	*

Kristina M. Leslie(5) Director	28,289

Raymond V. O’Brien III(4) Chairman of the Board and Nominee	43,975	*

Jane Olvera(4) Director and Nominee	7,292	*

Hal W. Oswalt(4) Director and Nominee	31,975	*

David F. Farnsworth(6) Executive Vice President, Chief Credit Officer	49,796	*

David C. Harvey Executive Vice President, Chief Operating Officer	82,199	*

E. Allen Nicholson(7) Executive Vice President, Chief Financial Officer	78,231	*

Richard H. Wohl Executive Vice President, General Counsel	21,279	*

Current Directors and Executive Officers as a Group(8) (15 persons)	7,591,735	5.4%

*	Less than 1%.
(1)

Except as otherwise noted below, each person directly or indirectly has sole or shared voting and investment power (as community property and/or with such person’s spouse) with respect to the shares listed.

(2)

The percentage for each of these persons or group is based upon the total number of shares of CVB Financial Corp.’s common stock outstanding as of our record date of March 28, 2022, which was 141,743,704 plus the shares which the respective individual or group has the right to acquire within sixty (60) days after March 28, 2022, by the exercise of stock options. In computing the percentage of shares beneficially owned by each person or group of persons, any shares which the person (or group) has a right to acquire within sixty (60) days after March 28, 2022 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by that person (or group), but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

(3)

Represents 4,599,439 shares held by the Borba Family Trust; 2,277,000 shares held by the Borba Children’s Trust, of which Mr. Borba is co-trustee (with shared voting and dispositive power) and as to which Mr. Borba disclaims beneficial ownership, except to the extent of his distributable interest in the Borba Children’s Trust; and 37,495 shares which Mr. Borba owns outright or which are subject to time vesting restrictions, of which 288 shares are held by Mr. Borba as custodian for minor children.

(4)

For each of CVB Financial Corp.’s outside directors who is standing for reelection as directors, the number of shares of common stock beneficially owned includes an annual grant for 2022 of 3,686 shares which was awarded to each of our continuing outside directors on March 23, 2022. This number of 3,686 shares for each of our continuing outside directors stock awards for our 2022 fiscal year was calculated using the established annual grant value for each of our outside directors of $85,000, divided by the closing price for CVB Financial Corp. stock on March 23, 2022 of $23.06. These 2022 share awards are included in the total number of shares of CVB Financial Corp. common stock beneficially owned by each of our continuing outside directors because, although such shares are subject to a one-year time vesting requirement, the individual grantee has the right to vote such shares and to receive dividends on such shares under the terms of our 2018 Equity Incentive Plan.

(5)	Mr. Laitsch and Ms. Leslie are not standing for re-election as directors of the Company for 2022-2023.
(6)	Includes 15,000 shares which Mr. Farnsworth may acquire within 60 days after March 28, 2022 by the exercise of stock options.
(7)	Includes 6,000 shares which Mr. Nicholson may acquire within 60 days after March 28, 2022 by the exercise of stock options.
(8)

The total number of directors and executive officers as a group includes one executive officer of the Company who is not a named executive officer. Number of shares includes 21,000 shares which members of the group may acquire within 60 days after the record date of March 28, 2022 by the exercise of stock options.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of CVB Financial Corp.’s equity securities, to file reports of ownership and changes in ownership with the SEC. The SEC requires executive officers, directors and greater than 10% shareholders to furnish to us copies of all Section 16(a) forms they file.

Based solely on our review of these reports and of certifications furnished to us, we believe that, during the fiscal year ended December 31, 2021, all executive officers, directors and greater than 10% beneficial owners timely complied with all applicable Section 16(a) filing requirements under the Exchange Act.

Questions and Answers About the Annual Meeting

and Voting

What Is the Purpose of This Proxy Statement?

The purpose of this proxy statement is to solicit your vote at our 2022 annual meeting of shareholders. This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. The record date for those shareholders entitled to vote at the meeting is March 28, 2022. On the record date there were 141,743,704 shares of our common stock outstanding.

How Can I Access the Proxy Materials?

We follow the SEC’s notice and access rule. On or about our mailing date, we mailed our shareholders who are entitled to vote at the meeting a notice about the Internet availability of the proxy materials (the “Notice”). Along with the proxy statement, we also made available by Internet our 2021 Annual Report and our Annual Report on Form 10-K for our fiscal year ended December 31, 2021. Instructions on how to access the proxy materials over the Internet and to request a paper copy of the proxy materials, if desired, may be found in the Notice. We mailed to shareholders who have previously asked to receive paper copies of the proxy materials, a full set of the proxy materials, instead of the Notice. If you hold your CVB Financial Corp. shares in street name, and currently receive paper copies of our proxy materials, please refer to the information provided by your bank, broker or other holder of record for instructions on how to elect to receive only electronic copies of future proxy statements and annual reports.

How Do I Vote by Proxy?

You can vote by proxy whether or not you attend the annual meeting. Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. The Board of Directors is soliciting your proxy.

•	To vote, follow the instructions printed on the Notice.

•	If you received a full set of proxy materials:

–	To vote by Internet, go to www.investorvote.com/CVBF and follow the instructions there. You will need the 15-digit number included on your proxy card.

–	To vote by telephone, dial the number listed on your proxy card. You will need the 15-digit number included on your proxy card.

–	To vote using the traditional proxy card, please sign and date the enclosed proxy card and return it promptly in the envelope provided.

To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 12 a.m., Pacific Daylight Time, on May 18, 2022. Voting by proxy will not affect your right to attend the annual meeting and vote in person if you desire to do so.

How Do I Vote in Person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote the shares at the meeting.

How Will My Proxy Be Voted?

If you properly complete your proxy card and we receive it in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If we receive an executed proxy card from you, on which you have not made specific choices with respect to the proposals, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all eight nominees for director;

•	“FOR” approval of the compensation of our named executive officers, as disclosed in this proxy statement;

•	“FOR” ratification of the appointment of KPMG LLP as our independent registered public accountants for 2022.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in the proxy’s own discretion. At the time this proxy statement went to press, we knew of no matters which needed to be acted on at the meeting, other than those discussed in this proxy statement.

How Many Votes Do I Have?

Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. However, in the election of directors, you are entitled to cumulate your votes if you are present at the meeting, the nominee’s(s’) name(s) have properly been placed in nomination, and a shareholder has given notice at the meeting prior to the actual voting of his or her intention to vote his or her shares cumulatively. Cumulative voting allows you to give one nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. Our receipt of an executed proxy grants the Board of Directors the discretionary authority to also cumulate votes.

May I Change My Vote After I Have Voted?

Yes. Even after you have submitted your proxy, or cast your vote by telephone or Internet ballot, you may change your vote at any time before the proxy is exercised, if you file with CVB Financial Corp.’s Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date, or cast a new vote by telephone or Internet. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What Vote Is Required for Each Proposal?

The eight nominees for director who receive the most “FOR” votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD” authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee.

Proposal 2 regarding “Say-On-Pay” and Proposal 3 regarding the ratification of the appointment of our independent auditors each requires the approval of a majority of the shares represented and voting at the meeting, with affirmative votes constituting at least a majority of the required quorum.

Who Are Shareholders of Record Versus Beneficial Owners?

If you are a shareholder of record, CVB Financial Corp. has sent the Notice directly to you.

If your shares are held in street name, you are considered the “beneficial owner” of the shares. Your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares, should have forwarded the Notice directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions on the proxy card or in the Notice.

What Constitutes a Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the annual meeting with respect to such matter.

How Are Broker Non-Votes and Abstentions Treated?

“Broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees have discretionary voting power for Proposal 3 (approval of KPMG LLP as independent auditor), but not for Proposal 1 (election of directors) or Proposal 2 (Say-On-Pay). If you do not provide specific voting instructions to your record holder, that record holder will not be able to vote on Proposals 1 or 2. It is therefore important that you provide instructions to your bank, broker, or other holder of record if your shares are held by a bank, broker, or other holder of record, so that your votes with respect to these proposals are counted.

Abstentions will have no effect on Proposals 2 or 3 unless there are insufficient votes in favor of the proposals, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote against such proposals.

What Are the Costs of Solicitation of Proxies?

We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing the Notice and any requested paper copies of this proxy statement and the materials used in this solicitation of proxies.

The proxies will be solicited through the mail, and as noted above, shareholders may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. We have retained the services of Georgeson, Inc. to serve as our proxy solicitor in connection with our annual meeting at an estimated cost of approximately $15,000.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Voting for Director Nominees

Plurality Vote Standard. Director nominees are elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

Voting of Proxies. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies that are received will be voted FOR each of the nominees listed below.

Nomination of Director Candidates

We have nominated for election eight (8) directors, all of whom are presently members of CVB Financial Corp.’s Board of Directors, to serve until our 2023 annual meeting of shareholders and until their successors have been duly elected and qualified. Each of these persons is also a member of the Board of Directors of our principal subsidiary, Citizens Business Bank. Proxy holders will cast their votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. Proxies cannot be voted for a greater number of individuals than the number of nominees named. Directors Laitsch and Leslie are not standing for reelection.

Each of our Board members was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board of Directors that the nominees have demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities, exhibit independence, experience and sufficient communication and analytical skills, and meet our Board diversity objectives. On an annual basis, the members of our Board of Directors are required to complete detailed questionnaires which assess, among other things, the specific skill sets and qualifications of our directors, and the responses to these questionnaires are in turn reviewed by our Nominating and Corporate Governance Committee.

Our Board of Directors Recommends a Vote “FOR” All Nominees.

The Nominees

Our directors standing for reelection are:

				Committee Memberships

				CVBF Board Committees			CBB Board Committees

Name, Current Position and Occupation	Age	Director Since	Independent	Audit(1)	Compensation	Nominating & Corporate Governance	Balance Sheet Management	Credit(2)	Risk Management	Trust Services
Raymond V. O’Brien III Chairman of the Board Chief Executive Officer, Cal Plate, Inc.	65	2012	YES
George A. Borba, Jr. Vice Chairman of the Board Partner, George Borba & Son Dairy, LP; President, Belonave Dairy; President, 5 Mile Ranch LLC	54	2012	YES				Chair
David A. Brager Director, President and Chief Executive Officer President and Chief Executive Officer, CVB Financial Corp.	54	2020	NO
Stephen A. Del Guercio Director Partner, Demetriou, Del Guercio, Springer & Francis, LLP	60	2012	YES						Chair
Rodrigo Guerra, Jr. Director Retired Partner, Skadden, Arps, Slate, Meagher & Flom LLP	66	2017	YES			Chair
Anna Kan Director CEO, Mustard Seed Enterprises	48	2016	YES							Chair
Jane Olvera Director Founder and President, JP Marketing	53	2021	YES
Hal W. Oswalt Director President and Chief Executive Officer, Oswalt Consulting	74	2014	YES		Chair

(1)

One of our directors who is not standing for re-election, Kristina Leslie, is currently the Chair of our Audit Committee. The Board of Directors intends to select a new Chair of our Audit Committee following our 2022 annual meeting.

(2)

One of our directors who is not standing for re-election, Marshall Laitsch, is currently the Chair of our Credit Committee. The Board of Directors intends to select a new Chair of our Credit Committee following our 2022 annual meeting.

All eight of our nominees were elected at our 2021 annual meeting of shareholders. Although each of the nominees was selected based on the entirety of his or her experience and skills, the following sets forth certain specific qualifications for directorship for each of our directors:

Director since: 2012 Age: 54 CVBF Committees: Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management (Chair) Credit Risk Management Trust Services

George A. Borba, Jr.

Experience

George A. Borba, Jr. is Vice-Chairman of the Board and has served on our Board since 2012. Mr. Borba, a dairy farmer, became a partner in George Borba and Son Dairy in 1990. He is currently President of Belonave Dairy and 5 Mile Ranch LLC, in Bakersfield, California, which together represent one of the larger dairy operations in the State of California. Mr. Borba earned a B.S. in Agricultural Business Management with a concentration in Finance from the California Polytechnic University in San Luis Obispo. He has served on various boards in San Bernardino and Kern Counties and is active in the Bakersfield community. Currently, Mr. Borba serves as a board member of Bethany Homeless Shelter and the Alliance Against Family Violence and Sexual Assault.

Qualifications

Mr. Borba brings to our Board a deep understanding of the dairy and agricultural industries, which are important components of Citizens Business Bank’s loan portfolio, as well as strong connections with the business community in the Central Valley of California, which is a vital region for Citizens Business Bank’s current and potential future growth.

Director since: 2020 Age: 54 CVBF Committees: None CBB Committees: Balance Sheet Management Credit Risk Management Trust Services

David A. Brager

Experience

David A. Brager is the President and Chief Executive Officer and a director of CVB Financial Corp. and Citizens Business Bank, having been appointed to these positions in March 2020. From 2010 to 2020, Mr. Brager served as Executive Vice President of Citizens Business Bank’s Sales Division which includes oversight of all business financial centers, customer lending and deposit relationships, marketing, treasury management, international services, government services and bankcard products. Mr. Brager previously served as the Senior Vice President and Regional Manager of Citizens Business Bank’s Central Valley Region, after serving as Manager of the Bank’s Fresno Business Financial Center. Mr. Brager received his B.S. from California State University, Fresno, and graduated from the Pacific Coast Banking School, which is in partnership with the University of Washington Graduate School of Business. He presently also serves as a member of the board of directors of the Western Bankers Association, as a member of the board of directors of the Pacific Bankers Management Institute, and as a member of the Governance Council of the College and Career Preparatory Academy under the Orange County Office of Education.

Qualifications

Mr. Brager’s qualifications to sit on our Board include his extensive banking, sales, operational and executive leadership experience.

Director since: 2012 Age: 60 CVBF Committees: Audit Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management Risk Management (Chair) Trust Services

Stephen A. Del Guercio

Experience

Stephen A. Del Guercio has served on our Board since 2012. Mr. Del Guercio is presently a partner with the law firm of Demetriou, Del Guercio, Springer & Francis, LLP. He was admitted to the California Bar in 1986. His practice areas include real estate and corporate transactional law, serving mid-sized businesses and high net worth individuals. He received his B.A. from the University of Southern California, graduating magna cum laude in 1983, and he received his J.D. from the University of Southern California Law School, graduating Order of the Coif in 1986. Mr. Del Guercio served on the City Council of the City of La Canada Flintridge from 2001 to 2013, including three one-year terms as Mayor. He is also involved with various community and charitable organizations in the greater Pasadena and Los Angeles areas.

Qualifications

Mr. Del Guercio’s qualifications to sit on the Board include his legal and financial experience and his extensive relationships in the business community in the San Gabriel Valley, which is another key region for Citizens Business Bank.

Director since: 2017 Age: 66 CVBF Committees: Audit Compensation Nominating & Corporate Governance (Chair) CBB Committees: Balance Sheet Management Risk Management Trust Services

Rodrigo Guerra, Jr.

Experience

Rodrigo Guerra, Jr. was appointed as a director of CVB Financial Corp. and Citizens Business Bank in 2017. Mr. Guerra is a retired partner at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he worked from 1983 until 2016. During his 33 years at the firm, he represented leading companies, investment banks and institutional investors in a broad range of corporate transactions, including corporate finance, mergers and acquisitions, and restructurings. He also specialized in counseling corporations and their officers and directors on securities and corporate governance matters, with particular expertise in advising special committees of directors in conflict situations. Mr. Guerra has also served as a Commissioner on the Los Angeles County Local Government Services Commission and as a board member of the Los Angeles Center for Law & Justice, Polytechnic School and Descanso Gardens. He received his B.A. from Stanford University in 1978, and his M.B.A. and J.D. from UCLA in 1982.

Qualifications

Mr. Guerra’s qualifications to sit on our Board include his deep expertise in corporate and securities law, mergers and acquisitions, and corporate governance matters, as well as his strong connections with the greater Los Angeles business and legal communities.

Director since: 2016 Age: 48 CVBF Committees: Audit Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management Risk Management Trust Services (Chair)

Anna Kan

Experience

Anna Kan was appointed as a director of CVB Financial Corp. and Citizens Business Bank in 2016. Ms. Kan is the CEO of Mustard Seed Enterprises. From 2015 to 2021, Ms. Kan served as Chair of the Board of California Manufacturing Technology Consulting (CMTC), the largest Manufacturing Extension Center in the U.S. which, in partnership with the U.S. Department of Commerce, is dedicated to serving and promoting U.S. manufacturing. Previously, Ms. Kan served as the President and CEO of privately held Formosa Meat Company (dba Golden Island Jerky) from 1997 to 2013. Under her leadership, the company achieved seventeen consecutive years of growth. In 2013, Ms. Kan negotiated a successful sale of the company to Hillshire Brands. Ms. Kan earned her B.A. degree in communication studies from the University of Iowa and received her Executive Masters of Business Administration from the Kellogg School of Management, Northwestern University.

Qualifications

Ms. Kan’s qualifications to sit on our Board include her organizational and strategic planning expertise in innovation and growth and her knowledge of commercial and industrial lending, family businesses and customer relationship management.

Director since: 2012 Age: 65 CVBF Committees: Audit Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management Credit Risk Management Trust Services

Raymond V. O’Brien III

Experience

Raymond V. O’Brien III is Chairman of the Board and has served on our Board since 2012. Mr. O’Brien has an extensive background in both manufacturing and banking. Mr. O’Brien began his professional career in banking in 1979 with Chase Manhattan Bank and moved to 1st Business Bank in 1983. In 1988, he left the banking profession and became CEO and owner of I.L. Walker, a Los Angeles-based manufacturing company. Over the next two-plus decades, Mr. O’Brien owned and led several manufacturing companies. He is currently the Chief Executive Officer and owner of Cal Plate, Inc., based in Artesia, California. Mr. O’Brien was a founding director of American Business Bank in 1997 and served as a director at that institution until 2012. Mr. O’Brien earned his B.B.A. in Finance from the University of Notre Dame in 1979. Mr. O’Brien is an active “49er” member of the Young Presidents’ Organization.

Qualifications

Mr. O’Brien’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of a number of business entities, as well as his direct experience as a banker and bank director.

Director since: 2021 Age: 53 CVBF Committees: Audit Compensation Nominating & Corporate Governance CBB Committees: Balance Sheet Management Risk Management Trust Services

Jane Olvera

Experience

Jane Olvera was appointed as a director of CVB Financial Corp. and Citizens Business Bank in February 2021. Ms. Olvera has specialized in the fields of marketing and communications for over three decades and is the Founder and President of JP Marketing, which is based in Fresno, California and provides clients with competitive insights and tactical communication plans and implementation, particularly for challenged or vulnerable populations. She is also a founding partner of Windsong Productions, a video production company, and TMD Innovations, a start-up incubator. Ms. Olvera has a B.A. in Speech Communication and a pending thesis for a M.A. in Organizational Communication from California State University, Fresno. Her numerous professional awards include “Silver Award for Industry Contributions” by The Advertising Federation and “Torch Award for Ethics” by The Better Business Bureau. Ms. Olvera is a member of the Public Relations Society of America and the Fresno State Bulldogs Alumni Association, and is former Chair of the Institute for Family Business.

Qualifications

Ms. Olvera’s qualifications to sit on our Board include her extensive experience in providing direction, brand guidance, sales advice and diversity, equity and inclusion-sensitive marketing strategies to a wide variety of organizations to help accelerate their growth and expansion, as well as her strong connections with the business community in the Central Valley of California, which is a key region for Citizens Business Bank.

Director since: 2014 Age: 74 CVBF Committees: Audit Compensation (Chair) Nominating & Corporate Governance CBB Committees: Balance Sheet Management Risk Management Trust Services

Hal W. Oswalt

Experience

Hal W. Oswalt was appointed as a director of CVB Financial Corp. and Citizens Business Bank in 2014. Mr. Oswalt spent 16 years as a commercial banker in Oklahoma, where he served in the positions of President, CEO and Director of several community banks in Oklahoma City and Tulsa. He has extensive experience working in the financial consulting industry where his roles have included serving as Managing Director of Global Consulting for an international IT software and outsourcing provider, as Managing Director of Sheshunoff Consulting Services, President of Brintech, Inc., President of SC+S Risk Management Services and President of Oswalt Consulting. Mr. Oswalt has managed consulting projects throughout the United States, Europe, Asia and Australia. Mr. Oswalt earned a B.S. in Business and a M.B.A. from Oklahoma State University. He is also a graduate of the University of Wisconsin’s Graduate School of Banking.

Qualifications

Mr. Oswalt’s qualifications to sit on our Board include his extensive background in both commercial banking and financial consulting, and his particular expertise in financial planning, strategic planning, cost management and organizational change management.

Corporate Governance Principles and Guidelines

Our Board of Directors is committed to good business practices, transparency in financial reporting and the highest levels of corporate governance. To that end, the Board of Directors has adopted Corporate Governance Guidelines, which among other things, provide for:

•  At least a majority of independent directors;

•  Non-executive, independent chair of the Board of Directors;

•  Audit, compensation and nominating and corporate governance committees consisting solely of independent directors;

•  Director selection process that includes compliance with all Nasdaq and State of California diversity requirements;

•  Director stock ownership guidelines;

•  Periodic executive sessions of non-management directors and Audit Committee directors;

•  An annual self-evaluation and assessment process for the Board of Directors and its committees;

•  Ethical conduct of directors;

•  Prohibitions on insider trading and restriction on pledging or hedging Company stock;

•  Special procedures and limits on related party transactions;

•  Director access to officers and associates;

•  Director access to independent advisors;

•  Periodic review of management’s compensation and succession plans; and

•  Methodology for reporting concerns to non-employee directors and/or the Audit Committee.

A copy of our Corporate Governance Guidelines is available on our website at www.cbbank.com by clicking the tab “Investors”, “Corporate Overview” and then “Governance Documents.”

Board Risk Oversight Our Board of Directors is charged with providing oversight of the Company’s risk management policies and processes.
i

The Audit Committee

In accordance with the rules and regulations of Nasdaq, the Audit Committee is primarily responsible for overseeing our financial and internal controls, external and internal audit functions at CVB Financial Corp., and our information security management program under the Company’s Chief Information Security Officer (“CISO”).

i

The Risk Management Committee

The Risk Management Committee of Citizens Business Bank oversees the Bank’s Risk Management Division under our Chief Risk Officer (“CRO”). The Risk Management Division of Citizens Business Bank conducts periodic monitoring of compliance efforts with a special focus on those areas that expose the Bank to compliance, enterprise and governance risk. The purpose of this periodic monitoring is to ensure that Citizens Business Bank’s associates and business practices are adhering to established policies and procedures and regulatory and corporate governance requirements. The CRO notifies the appropriate department head, the Management Compliance Committee, the Risk Management Committee of Citizens Business Bank and the Audit Committee of CVB Financial Corp. of any significant violations noted.

i

Our Board Committees and Management

Our board committees meet periodically with various members of management and receive comprehensive reports on risk management, including management’s assessment of risk exposures (such as risks related to liquidity, market and interest rate sensitivity, credit, cybersecurity, fraud, bank operations, trust operations, litigation and regulatory compliance, among others), and the policies and processes in place to monitor and control such risk exposures. From time to time, the committees also receive updates between meetings from members of management relating to risk oversight and corporate governance matters. The Risk Management Committee of Citizens Business Bank is presented with a report on enterprise risk management by management on at least a quarterly basis, and this report is shared and discussed with the full Board of Directors.

i

In addition to the Risk Management Committee of Citizens Business Bank and the Audit Committee of CVB Financial Corp., other committees of the Board of CVB Financial Corp. consider the risks within their respective areas of responsibility. For example, the Compensation Committee of CVB Financial Corp. considers the risks that may be implicated by our executive compensation programs, including our Executive Incentive Plans.

For a discussion of the Compensation Committee’s review of CVB Financial Corp.’s executive officer compensation plans and associate incentive compensation plans and the risks associated with these plans, see the section of this proxy statement on “Compensation Governance and Risk Management.”

Board Nominations of Director Candidates

Pursuant to Article III, Section 3.3(a) of our Bylaws, the authorized number of directors of the Company has been established as not less than seven (7) or more than thirteen (13), with the exact number within those limits to be set by the Board of Directors by resolution. As of the date of this proxy statement, the number of directors has been set at ten (10) persons. However, because two of our directors are retiring from our Board and not standing for re-election, but will serve out their current terms, the size of our Board has by resolution been reduced to the eight (8) persons presently nominated to serve until our 2023 annual meeting, with such reduction stated to take effect immediately prior to our 2022 annual meeting.

Our Board of Directors has established a Nominating and Corporate Governance Committee. This Committee assists the Board of Directors in director selection, as well as in review and consideration of developments in corporate governance practices. This Committee also makes recommendations to the Board of Directors regarding our director nominees for each Board of Directors committee, and reviews any director candidates submitted by shareholders. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholder(s) utilizing the same criteria as candidates identified by the Committee itself.

The Nominating and Corporate Governance Committee is responsible for annually reviewing and evaluating with the Board of Directors the appropriate skills and characteristics required of members of the Board of Directors in the context of the current composition of the Board of Directors and our goals for nominees to the Board of Directors, including nominees who are current members of our Board of Directors.

The Nominating and Corporate Governance Committee has the authority to utilize, and from time to time engages, third party advisors, as appropriate, to assist it in fulfilling its Board of Directors selection function and in enhancing our corporate governance standards. Services provided by third party advisors generally include identifying and assessing potential director candidates meeting criteria established by the Nominating and Corporate Governance Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. In 2019, the Committee utilized Pearl Meyer to assist in developing an enhanced Board stock ownership policy (see “Director Stock Ownership Guidelines” below), and in 2021, the Committee retained Michele Lando of Skilset Communications as a consultant to assist the Board with respect to performing a director strengths and skills assessment and improving Board effectiveness (see “Annual Board and Committee Self-Evaluation Process” below).

The Nominating and Corporate Governance Committee considers the entire makeup of the Board of Directors when making its nominating recommendations to the full Board of Directors, including tenure, experience, skillset and diversity considerations. In identifying and evaluating nominees for director, the goals of the Nominating and Corporate Governance Committee include maintaining a strong, experienced and diverse Board of Directors by regularly assessing each director’s business background, current responsibilities, community involvement, independence, commitment to CVB Financial Corp. (including meaningful ownership of our common stock pursuant to our director stock ownership policy for our continuing directors) and time available for service.

The Nominating and Corporate Governance Committee also considers diversity of viewpoints, background, experience (including skills diversity), gender, membership in an underrepresented community and other demographics in the selection of nominees. Other important factors the Nominating and Corporate Governance Committee will consider in evaluating nominees include current knowledge of and contacts in CVB Financial Corp.’s core industry (banking) and other industries relevant to CVB Financial Corp.’s business, and ability to work together with other members of the Board of Directors. Members of CVB Financial Corp.’s Board also serve on the Board of Citizens Business Bank.

In December 2021, our Nominating and Corporate Governance Committee decided to rescind a mandatory director retirement policy that had originally been adopted by the Committee in 2017. This policy had provided that any Board member who reached his or her 75th birthday would be permitted to serve out the remainder of his or her then-current one-year term, but would be ineligible to be re-nominated for re-election. The Committee based its decision to rescind this policy on the continued active and constructive engagement of our board members approaching age 75, as well as published information indicating that the majority of S&P 500 public companies do not have or have eliminated policies regarding mandatory retirement ages for Board members.

Shareholder Nominations of Director Candidates and Other Proposals

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder proposals and nominations of candidates for membership on our Board of Directors pursuant to the Company’s Bylaws. In evaluating director nominees by shareholders, the Nominating and Corporate Governance Committee will look at the same factors described under the heading “Board Nominations of Director Candidates” above that it uses for nominees who come to its attention from current members of the Board of Directors or third party advisors. Recommendations must be submitted in writing to the attention of the Chair of the Nominating and Corporate Governance Committee at the following address:

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

Shareholders should include in such recommendation the following items: (1) the name and address of each proposed director nominee, (2) the principal occupation of each proposed nominee, (3) the number of shares of voting stock of CVB Financial Corp. owned by each proposed nominee and the notifying shareholder, (4) the name and residence address of the notifying shareholder, and (5) a letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for the CVB Financial Corp. Board of Directors and will serve as a member of the Board of Directors if elected. In addition, each recommendation must set forth in detail the reasons why the notifying shareholder believes the proposed nominee meets the criteria set forth in the Nominating and Corporate Governance Committee Charter for serving on CVB Financial Corp.’s Board of Directors. This Charter is available on our website at www.cbbank.com by clicking the tab “Investors”, then “Corporate Overview” and then “Governance Documents.”

In addition, our Bylaws permit shareholders to make proposals or to nominate directors for consideration prior to an annual meeting. Pursuant to Section 2.11 of the Company’s Bylaws, nominations by shareholders of persons for election to our Board of Directors or other proposals must be delivered to the Company’s Corporate Secretary, at the address specified above, no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the Company’s annual meeting for the preceding year.

If the notice relates to any business (other than the nomination of persons for election as directors) that the shareholder proposes to bring properly before a meeting of shareholders, our Bylaws require that the following items be included: (1) a brief description of the business desired to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, and (4) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

If the notice relates to a nomination of a director, in order to be deemed to be in proper form under Section 2.11 of our Bylaws, any such nomination must include, as to each nominee, among other things (1) all information relating to such person that is generally required to be disclosed in connection with solicitations of proxies for the election of directors in accordance with Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), including information required in response to a director’s questionnaire in a form to be provided by the Company to the nominating shareholder, (2) the nominee’s written consent to being named in the proxy statement and to serving as a director if elected, (3) the number of shares of capital stock in any depositary institution or bank holding company (including the Company) owned by the nominee, and any hedging or similar transactions entered into by the nominee in order to increase or decrease the risks or voting power of such stockholdings, (4) whether the nominee would qualify as an “independent director” or “audit committee financial expert” under applicable law or Nasdaq regulations, (5) certain additional background information concerning the nominee, including any criminal convictions or bankruptcy petitions, and (6) any arrangements or understandings between the nominating shareholder and nominee relating to the nomination.

In addition, pursuant to these same provisions of our Bylaws, the nominating shareholder must provide information concerning (1) the name and address of such shareholder, (2) the number of shares of the Company’s capital stock owned by such shareholder and any derivative positions in the Company’s stock held by or on behalf of such shareholder, (3) any other shareholders or beneficial owners known by such shareholder to support the nomination being proposed, and (4) whether such shareholder is prepared to deliver a proxy statement or solicitation in support of the nomination.

Director Tenure, Age and Diversity

The distributions of our ten directors, as of the date of this proxy statement, by tenure, age and diversity are as set forth in the three pie charts below.

On August 6, 2021, the Securities and Exchange Commission (“SEC”) approved new listing rules that had previously been approved by Nasdaq for Nasdaq-listed companies related to board diversity. Rule 5605(f) (Diverse Board Representation) requires Nasdaq-listed companies, subject to certain exceptions, (1) to have at least one director who self-identifies as a female, and (2) to have at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (3) to explain why the reporting company does not have at least two directors on its board who self-identify in the categories listed above. In addition, Rule 5606 (Board Diversity Disclosure) requires each Nasdaq-listed company, again subject to certain exceptions, to provide statistical information about such company’s Board of Directors, in a proposed uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. Although this disclosure rule does not go into effect for the Company until August 8, 2022, the Company nonetheless elected to commence making the requested disclosures in the uniform format proposed by Nasdaq in our proxy statement for 2021, and we have updated such disclosures for 2022 in the Board Diversity Matrix below.

Compliance with Rule 5605(f) is subject to phase-in periods of two years to have at least one diverse board member and four years to have at least two diverse board members.

In addition, the State of California has enacted two statutes on the subject of board diversity that apply to all publicly held companies whose principal executive offices are located in California. In 2018, SB 826 was adopted whereby such companies whose boards of directors have six or more members were required to have at least one female director by the end of 2019 and at least three female directors by the end of 2021. In 2020, AB 979 was adopted which requires all publicly held corporations headquartered in California to diversify their boards of directors with directors from “underrepresented communities.” Similar to Nasdaq proposed Rule 5605(f), AB 979 defines “director from an underrepresented community” as “an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender.” Covered companies were required to have at least one director from an underrepresented community on their boards by December 31, 2021, covered companies with more than four but fewer than nine directors must have at least two such directors on their boards by December 31, 2022 and covered companies with nine or more directors must have at least three such directors on their boards by December 31, 2022. The same individual may count for the purposes of both gender and underrepresented community diversity.

The Company believes that, as of the date of this proxy statement, it is in compliance with the diversity requirements imposed by the new Nasdaq listing rules as well as the two State of California statutes summarized above, because compliance with California AB 826 is measured by whether a female holds a director seat for any portion of a calendar year, and one of our retiring directors, Ms. Leslie, will be serving as one of our directors until immediately prior to our 2022 annual meeting.

Board Diversity Matrix (as of March 31, 2022)

Board Size:

Total Number of Directors	10

Part I: Gender Identity	Male	Female	Non-Binary	Gender Undisclosed

Number of directors based on gender identity	7	3	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Alaskan Native or American Indian	0	0	0	0

Asian	0	1	0	0

Hispanic or Latinx	1	1	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	6	1	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Undisclosed	0

Director Independence

With the exception of our President and CEO, Mr. Brager, who is the only management member serving on our Board, each of our directors is “independent” within the meaning of the rules and regulations promulgated by Nasdaq, and has been determined to be “independent” by our Nominating and Corporate Governance Committee, with respect to his or her Board service and the committees on which each such director respectively serves. In making such determinations, our Nominating and Corporate Governance Committee evaluates banking, commercial service, familial or other connections and transactions involving each director or immediate family member and his or her related interests, and the Company, if any.

Executive Sessions

Executive sessions of our independent directors are held at least six times a year. The person who presides at these meetings is typically our Chairman of the Board who is also an independent director. These executive sessions may include or exclude the Company’s management, including any executives serving on our Board, depending on the topic(s) to be discussed.

Director Stock Ownership Guidelines

Director Stock Ownership Guidelines

3X Annual Retainer

Our directors are expected to evidence their commitment to CVB Financial Corp. through, among other things, ownership of a meaningful amount of our common stock. In 2019, our Compensation Committee revised its guidelines for stockholdings by our non-employee directors to increase the target ownership level of CVB Financial Corp. common stock, from a dollar value of $100,000 to an amount equal to three times (3x) the annual base retainer provided to our non-employee directors. Because the amount of the annual base retainer for 2021 was $70,000 (see the section of this proxy statement on “Director Compensation”), this means the target stock ownership level for our non-employee directors was $210,000 for our 2021 fiscal year. However, under these same guidelines, new directors are provided with a reasonable period to enable them to accumulate the target amount of stock, including through the annual stock grants that are provided to our directors as part of their compensation for serving on our Board. Please see the earlier Table in this proxy statement on “How Much Stock Do CVB Financial Corp.’s Directors and Executive Officers Own?”

Policy on Insider Trading, Pledging and Hedging of Company Equity Securities by Directors, Officers and Employees

The Company has adopted an “Insider Trading Policy” governing transactions in CVB Financial Corp. equity securities by officers, directors, associates and consultants of the Company, which Policy was most recently re-approved by our Board of Directors on December 15, 2021. In addition to the Policy’s general prohibitions on insider trading in violation of applicable federal law, this Policy contains a more specific set of restrictions which apply to any of our directors, NEOs and certain other officers whom the Company has designated as restricted persons due to their positions with the Company or their access to material non-public information regarding the Company (collectively, “Restricted Persons”). Under this Policy, our Restricted Persons are prohibited from engaging in specified types of transactions involving the Company’s equity securities, including any trading on a short-term basis (i.e., purchases and sales within a six-month period), short-selling or buying or selling options (including the trading of puts, calls or other market derivatives). Other forms of hedging or monetization transactions, such as equity swaps, zero-cost collars and forward sale contracts, which would allow the Restricted Person to continue to own the affected CVB Financial Corp. equity security, but without the full risks and rewards of outright ownership, are discouraged under the Policy, because such Restricted Person may no longer have the same incentives as the Company’s other shareholders, and accordingly, any Restricted Person wishing to enter into such a transaction is required to provide a detailed justification and to pre-clear the transaction with our General Counsel. Likewise, the pledge or placement in a margin account of any equity securities of the Company owned by a Restricted Person is discouraged and requires written justification and pre-clearance with our General Counsel. Pre-planned stock trading programs that otherwise satisfy the requirements of Securities and Exchange Commission Rule 10b5-1 and the terms of our Policy are generally permitted. As of the date of this proxy statement, there are no known outstanding hedged or pledged positions by any Restricted Persons involving equity securities of CVB Financial Corp., and no hedging or pledging transactions involving CVB Financial Corp. stock by any Restricted Persons have been approved within the prior fiscal year or the current year.

Director Attendance at Board Meetings and Annual Shareholders Meeting

During the 2021 calendar year, CVB Financial Corp.’s Board of Directors held 12 regular monthly meetings and two special meetings, and the Board of Directors of Citizens Business Bank held 12 regular meetings and one special meeting. The majority of the special meetings conducted during 2021 pertained to the Boards’ review and approval of the Company’s acquisition of Suncrest Bank which was consummated on January 7, 2022.

All of the ten directors of CVB Financial Corp. and Citizens Business Bank who served in 2021, and all of the eight directors of CVB Financial Corp. who are nominated for election at the 2022 annual meeting of shareholders, attended at least 75% of the aggregate of (i) the total number of CVB Financial Corp. and Citizens Business Bank Board meetings during 2021 which they were eligible to attend and (ii) the total number of meetings held by all committees of the Board of Directors of CVB Financial Corp. or Citizens Business Bank on which they served during 2021 and which they were eligible to attend.

The Board of Directors encourages all of its members to attend the Company’s annual meeting of shareholders. All of our directors who were directors at the time attended our 2021 annual meeting of shareholders either in person or via our conference call facility implemented due to the ongoing COVID-19 pandemic.

Committees of the Board of Directors

The Board of Directors of CVB Financial Corp. accomplishes much of its work through committees, which undertake work delegated by the Board, make recommendations to the Board for discussion and action, and enhance Board focus and productivity. As set forth previously, the Board of Directors of CVB Financial Corp. has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors of Citizens Business Bank has four standing committees: a Balance Sheet Management Committee, a Credit Committee, a Risk Management Committee and a Trust Services Committee.

Audit Committee

The Audit Committee of the Board of Directors is composed of Kristina Leslie (Chair), Stephen A. Del Guercio, Rodrigo Guerra, Jr., Anna Kan, Marshall Laitsch, Raymond V. O’Brien III, Jane Olvera, and Hal W. Oswalt. The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available on our website at www.cbbank.com by clicking the tab “Investors”, then “Corporate Overview” and then “Governance Documents.” The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of the members of the Audit Committee is independent within the meaning of the rules and regulations of Nasdaq.

The purpose of the Audit Committee is to oversee and monitor (i) the integrity of our financial statements and the Company’s systems of internal accounting and financial controls; (ii) our compliance with applicable legal and regulatory requirements; (iii) our independent auditor qualifications and independence; (iv) the performance of our internal audit function and independent auditors; and (v) our information security program. The Board of Directors has determined that Ms. Leslie is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

The Audit Committee has the sole authority to appoint or replace the Company’s independent auditors (including oversight of audit partner rotation). The Audit Committee is also directly responsible for the compensation and oversight of the work of the Company’s independent auditors. Our internal audit function, headed by our Chief Audit Executive, our independent auditors and our CISO report directly to the Audit Committee.

Among other things, the Audit Committee prepares the audit committee report for inclusion in the annual proxy statement; reviews and discusses with management and the independent auditors our independent certified audits; reviews and discusses with management and the independent auditors our quarterly and annual financial statements; reviews the adequacy and effectiveness of our disclosure controls and procedures; approves all auditing and permitted non-auditing services performed by our independent auditors; oversees our information security program; reviews any significant findings by our bank regulators and management’s response thereto; establishes procedures to anonymously and confidentially handle complaints we receive regarding auditing matters and accounting and internal accounting controls; and handles the confidential, anonymous submission to it by our associates of concerns or questions relating to accounting or auditing matters.

The Audit Committee also has authority to retain independent legal, accounting and other advisors as the Audit Committee deems necessary or appropriate to carry out its duties. During 2021, the Audit Committee held 12 regular monthly meetings, plus four quarterly meetings for the purpose of reviewing and approving SEC filings and appointing our independent auditing firm, and one special meeting.

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee consisting of Rodrigo Guerra, Jr. (Chair), George A. Borba, Jr., Stephen A. Del Guercio, Anna Kan, Marshall Laitsch, Kristina Leslie, Raymond V. O’Brien III, Jane Olvera and Hal W. Oswalt. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the rules and regulations of Nasdaq.

As set forth above, the Nominating and Corporate Governance Committee:

•	Assists the Board of Directors by identifying individuals qualified to become members of the Board of Directors;

•	Recommends to the Board of Directors the director nominees for the next annual meeting;

•	Recommends to the Board of Directors director nominees for each Board committee;

•	Develops and recommends a set of corporate governance principles applicable to CVB Financial Corp. and Citizens Business Bank; and

•	Conducts our annual Board and committee self-evaluation and self-assessment.

Other specific duties and responsibilities of the Nominating and Corporate Governance Committee include: retaining and terminating any outside search firm to identify director candidates; receiving communications from shareholders regarding any matters of concern regarding corporate governance; and reviewing and reassessing the adequacy of its Charter and its own performance on an annual basis.

The procedures for nominating directors, other than by the Board of Directors itself, are set forth in CVB Financial Corp.’s bylaws and discussed above under the heading “Shareholder Nominations of Director Candidates and Other Proposals.” The Charter of the Nominating and Corporate Governance Committee is available on our website at www.cbbank.com by clicking the tab “Investors”, then “Corporate Overview” and then “Governance Documents.” The Nominating and Corporate Governance Committee held four regular meetings and one special meeting during 2021.

Compensation Committee

The Compensation Committee of the Board of Directors of CVB Financial Corp. (the “Compensation Committee”) has overall responsibility for overseeing our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation, bonus and equity-based plans. During 2021, this Committee was composed of Hal W. Oswalt (Chair), George A. Borba, Jr., Stephen A. Del Guercio, Rodrigo Guerra, Jr., Anna Kan, Marshall Laitsch, Kristina Leslie, Raymond V. O’Brien III and Jane Olvera. Each of the members of the Compensation Committee is independent within the meaning of the rules and regulations of Nasdaq. During 2021, the Compensation Committee held nine regular meetings and three special meetings.

The Compensation Committee has a charter which can be found on CVB Financial Corp.’s website, www.cbbank.com, by clicking the tab “Investors”, then “Corporate Overview” and then “Governance Documents.”

The Compensation Committee has the responsibility, among other things, of recommending to the Board of Directors the appropriate level of compensation for the Board of Directors, and for determining the total compensation of all executive officers of CVB Financial Corp. and Citizens Business Bank. In 2021, this responsibility included (i) working with the Company’s outside compensation consultants at Pearl Meyer to review and make appropriate adjustments to the Company’s peer group of comparable financial institutions for compensation purposes, (ii) working with Pearl Meyer to benchmark and make appropriate adjustments to the compensation parameters applicable to our named executive officers and certain other members of our senior leadership team, (iii) overseeing the formulation and implementation of the Company’s performance incentive and bonus plans for our senior officers, and (iv) conducting the annual performance evaluation of our President and CEO, Mr. Brager.

The Compensation Committee may delegate its authority to others within the organization if it deems necessary, but it has not done so. Our President and CEO, Chief Financial Officer and Human Resources Director participate, when requested to do so, in determining or recommending the amount or form of executive and director compensation (except with respect to their own compensation).

Compensation Committee Interlocks and Insider Participation

None of the directors serving as members of the Compensation Committee during 2021 has ever been an officer or employee of CVB Financial Corp. or any of its subsidiaries. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served on either our Board or our Compensation Committee. We do not believe that any current member of our Compensation Committee has a relationship with the Company that would compromise such member’s ability to be independent of management.

Certain Relationships and Related Person Transactions

Some of the directors and executive officers of CVB Financial Corp. and/or their associates were customers of, and had loans, deposits and commitments with, Citizens Business Bank in the ordinary course of its business during 2021, and we expect such transactions will continue in the future. All of these loans, deposits and commitments were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness who were not related to the Company in accordance with the provisions of the Sarbanes-Oxley Act of 2002. In our opinion, these transactions did not involve more than a normal risk of collectability or present other unfavorable features.

Policies and Procedures for Approving Related Person Transactions

CVB Financial Corp. has a Related Party Transaction Policy which prescribes policies and procedures for approving a “Related Party Transaction.” The term “Related Party Transaction” is defined as a transaction or arrangement (or any series of similar transactions or arrangements) in which CVB Financial Corp. (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest. “Related Party” is defined as:

•

Any person who is, or at any time since the beginning of CVB Financial Corp.’s last fiscal year was, a director or executive officer of CVB Financial Corp. or a nominee to become a director of CVB Financial Corp.;

•	Any person who is known to be the beneficial owner of more than 5% of any class of CVB Financial Corp.’s voting securities;

•

Any immediate family member of any of the foregoing persons, who might control or influence such person, or be controlled or influenced by such person, which would normally include any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner;

•

Any firm, corporation or other entity in which any of the forgoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The procedures exclude from coverage loans made by Citizens Business Bank if the loan (a) is made in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) is otherwise made pursuant to the Company’s applicable policies and applicable law for extension of credit to Related Persons. In the case of such loans, the procedures set forth in the policies and procedures applicable to such loans shall be followed rather than the procedures set forth in the Related Party Transaction Policy.

The Board of Directors has delegated to the Audit Committee the responsibility of reviewing and approving Related Party Transactions. In evaluating Related Party Transactions, the Audit Committee considers all of the relevant facts and circumstances available to the Audit Committee, including:

•	The benefits to CVB Financial Corp.;

•

The impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available to unrelated third parties or to our associates generally.

No member of the Audit Committee may participate in any review, consideration or approval of any Related Party Transaction with respect to which such member or any of his or her immediate family members or affiliated entities is the Related Party. The Audit Committee or the Chair may approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of CVB Financial Corp. and its shareholders, as the Audit Committee determines in good faith. The Chair is required to report to the Audit Committee at the next Audit Committee meeting any approvals made pursuant to delegated authority.

In the event CVB Financial Corp.’s Chief Executive Officer or Chief Financial Officer becomes aware of a Related Party Transaction that has not been previously approved or previously ratified under the Policy, the following procedures apply: (a) if the transaction is pending or ongoing, it will be submitted to the Audit Committee or the Chair promptly, and the Committee or Chair will consider all of the relevant facts and circumstances, including those items listed above. Based on the conclusions reached, the Audit Committee shall evaluate all options, including ratification, amendment or termination of the Related Party Transaction; and (b) if the transaction is completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate, and shall request that the Chief Financial Officer evaluate CVB Financial Corp.’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to these controls and procedures are recommended.

Annual Board and Committee Self-Evaluation Process

On an annual basis, our Board of Directors undertakes to perform a self-evaluation review in order to evaluate the performance and efficient functioning of the Board and its respective committees, and to consider how to improve and optimize our Board and committee composition and structure, including board refreshment, expertise and skill sets, independence and diversity. This self-evaluation process is conducted under the auspices of our Nominating and Corporate Governance Committee and the Chair of the Committee.

This review process typically commences with the completion of a detailed self-assessment questionnaire that asks each director to rate, on a scale of one to five, whether the Board as a whole, and each committee on which such director serves, demonstrates the appropriate level of effectiveness and understanding regarding its priorities and oversight role, with a view towards ensuring that the Company is fulfilling its overall corporate mission and its primary business and risk management objectives. At the same time, the directors are asked to provide written comments in order to elaborate and provide context for their responses to the specific questions that appear on the questionnaire, including making comments on the questionnaire and review process itself and whether any modifications would be appropriate.

The topics encompassed by the self-assessment questionnaire, and the Board’s subsequent deliberations, are both general and specific. At the general level, the questionnaire and review process includes questions regarding the independence, structure and functioning of the Board and its committees, as well as whether the Board’s membership reflects the appropriate mix of diversity, talents and expertise relative to the Company’s current business and risk management objectives. At the specific level, the questionnaire and review process is designed to consider whether the Board and its committees are adequately fulfilling their specific, required or recommended functions, as delineated by legal mandates, stock exchange listing requirements and corporate governance best practices, including setting the appropriate “tone at the top,” overseeing corporate strategy and financial goals, understanding the Company’s risk profile and risk management, monitoring the CEO’s and management’s performance, determining the proper levels of executive compensation and incentive structures, etc.

Each individual director’s responses to the questionnaire are compiled in a manner designed to preserve the respondent’s anonymity, the collective results are shared and reviewed with the Board as a whole, and the Board then determines whether any changes should be discussed and implemented. In recent years, this process has resulted in a number of modifications to director recruitment, committee membership configurations, the information to be included in Board and committee information packages, the optimal timing of committee meetings and the Board’s agenda-setting procedures. In 2021, this process included a formal off-site meeting among our Board members that involved a separate strengths assessment completed by each director and extensive discussions that were facilitated by a professional consultant, Michele Lando of Skilset Communications.

Director Compensation

Our Board of Directors holds monthly meetings of the full Board, and also meets in various committees on a monthly or quarterly basis, depending upon the committee concerned. Our Chairman and Vice Chairman meet separately from time to time with our Chief Executive Officer, forming the Executive Committee of the Board of Directors.

CVB Financial Corp. uses a combination of cash and stock-based compensation to attract and retain qualified individuals to serve as directors. The most recent review by our Compensation Committee of compensation for our Board of Directors was conducted in September 2019, when the Committee engaged our outside compensation consultant, Pearl Meyer, to perform a study of the key elements of compensation for our Board of Directors relative to our then-current peer group of financial institutions. Based on this review, compensation of our non-employee directors was adjusted to (i) increase the annual cash compensation to be paid to our non-employee directors (other than our Chairman and Vice Chairman of the Board), (ii) increase the annual compensation paid to two of our Board Committee Chairs, (iii) change the formula for the amount of annual restricted stock grants to be made to our non-employee directors, and (iv) increase the minimum amount of stock ownership in CVB Financial Corp. expected of a non-employee director.

Only non-employee directors are entitled to receive monthly cash compensation for serving on our Board of Directors. Each director who is not the Chair of the Audit Committee, Chair of the Risk Management Committee, Vice Chairman of the Board or Chairman of the Board received a cash payment of $5,833 per month, for an annualized total of $70,000, for our 2021 fiscal year. In addition, the Chair of our Audit Committee is paid an additional stipend of $20,000 per annum in monthly installments, and the Chair of our Risk Management Committee is paid an additional stipend of $10,000 per annum in monthly installments, in recognition of the heightened responsibilities demanded by those two committee chair positions on our Board. For similar reasons, our Vice Chairman of the Board receives compensation of $8,333 monthly, or an annualized total of $100,000 for the year, and our Chairman of the Board receives compensation of $11,917 per month, or an annualized total of $143,000 for the year.

Commencing with our 2020 fiscal year, based on the 2019 recommendation of Pearl Meyer, our formula for making annual restricted stock grants to our non-employee directors was changed from a share-based number of 4,000 shares of restricted stock to a dollar value of shares equal to $85,000, so that the number of shares awarded annually to each non-employee director is calculated by dividing $85,000 by the per share price of the Company’s stock on the grant date, rounded to the nearest whole share.

Accordingly, at a meeting of our Compensation Committee on March 17, 2021, each of our non-employee directors was granted 3,606 shares of restricted stock of CVB Financial Corp. for our 2021 fiscal year, which is the rounded whole share total closest to $85,000 in stock value divided by the closing price of $23.57 for CVB Financial Corp.’s stock on that day. These 2021 restricted stock grants to our non-employee directors were made pursuant to our 2018 Equity Incentive Plan, and each of the 2021 restricted stock grants to our non-employee directors is scheduled to vest one year from the grant date.

In addition, also in September 2019, the Compensation Committee decided to modify our policy regarding the minimum stock ownership expected of a non-employee director to raise the amount to at least three times (3X) the standard annual compensation paid to our non-employee directors. Since this standard annual compensation amounted to $70,000 for 2020 and 2021, this in turn means that the minimum stock ownership expectation for each of our directors was raised to a dollar value of CVB Financial Corp. shares equal to $210,000. However, it was also recognized that new directors on our Board should be given a reasonable period to accumulate such an ownership position, including by utilizing the annual restricted stock grants provided to our non-employee directors. We believe that all our current directors are in compliance with our new stock ownership policy, except for our newest director, Ms. Jane Olvera, who joined our Board on February 10, 2021.

The Compensation Committee intends to conduct periodic reviews of our director compensation using our outside compensation consultants and other available information, because the Committee believes that retention and continuity of board service is important to our success, and because we seek to provide an appropriate blend of cash compensation and equity-based incentives to better align board and shareholder perspectives and interests. Based on the 2019 review of board compensation conducted by Pearl Meyer, and other information available to the Compensation Committee, we believe our compensation for director service is currently in approximately a median to above-median range compared to peer companies.

In addition, prior to 2021, our directors could elect to participate in our 2007 Deferred Compensation Plan for Directors and Certain Specified Officers (“2007 DCP”), which was established for the benefit of our directors and NEOs and certain other executives and employees. Under the 2007 DCP, each director was given the opportunity to defer up to 100% of his or her director fees, and any independent contractor compensation, for each calendar year in which such Plan was available. Effective January 1, 2021, our directors were provided with the same opportunity to defer up to 100% of director fees, and any independent contractor compensation, under an updated CVB Financial Corp. Deferred Compensation Plan adopted in December 2020 (“2020 DCP”), with our 2007 DCP remaining in force only for deferrals made prior to 2021. None of our directors elected to participate in the 2020 DCP during 2021, but they may elect to do so in future years. Neither the 2007 DCP nor the 2020 DCP provides for any fixed or minimum yield or return on deferred compensation.

The following table summarizes the compensation earned or paid to our non-employee directors during 2021. Compensation paid to our President and CEO, Mr. David A. Brager, is set forth in the Summary Compensation Table below, because our President and CEO is an employee of the Company who does not receive separate compensation for serving on our Board of Directors.

OUTSIDE DIRECTOR COMPENSATION IN 2021

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)(3)	Stock Option Awards ($)(3)	All Other Comp ($)(4)	Total ($)

George Borba, Jr. (Vice-Chairman)	100,000	85,000	-	-	185,000

Stephen A. Del Guercio	80,000	85,000	-	-	165,000

Rodrigo Guerra, Jr.	70,000	85,000	-	-	155,000

Anna Kan	70,000	85,000	-	-	155,000

Marshall V. Laitsch(5)	70,000	85,000	-	-	155,000

Kristina M. Leslie(5)	90,000	85,000	-	-	175,000

Raymond V. O’Brien III (Chairman)	143,000	85,000	-	-	228,000

Jane Olvera	70,000	85,000	-	-	155,000

Hal W. Oswalt	70,000	85,000	-	-	155,000

(1)

As noted above, for 2021, each of our non-employee directors (other than those named below) received director fees of $5,833 per month; our Chairman, Mr. O’Brien, received compensation of $11,917 per month; our Vice-Chairman, Mr. Borba, received compensation of $8,333 per month; our Audit Committee Chair, Ms. Leslie, received compensation of $7,500 per month; and our Risk Management Committee Chair, Mr. Del Guercio, received compensation of $6,667 per month.

(2)

As noted above, the value of the restricted stock grants to each of our non-employee directors was $85,000 in 2021, and the number of shares of stock granted to each director is based on a formula, whereby the target stock grant value of $85,000 is divided by the per share closing price of our Company’s stock on the grant date, which was $23.57 on March 17, 2021.

(3)

Pursuant to SEC regulations regarding the valuation of equity awards, each amount under Restricted Stock Awards and Stock Options Awards represents the applicable full grant date fair values of the restricted stock award or stock option award, as applicable, in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. These amounts correspond to our accounting expense and do not correspond to the actual value that will be realized by the director. For information on the valuation assumptions, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for 2021.

(4)	All other compensation represents occasional expenses (if any) associated with the director’s spouse’s attendance at certain business conferences and seminars.
(5)

Mr. Laitsch and Ms. Leslie have elected not to seek re-nomination to our Board of Directors at our 2022 annual meeting of shareholders, as previously disclosed by the Company on a Form 8-K filed with the SEC on February 25, 2022.

On December 31, 2021, none of our non-employee directors who served as directors during 2021 held options to purchase our common stock. As of December 31, 2021, our non-employee directors held restricted shares of our common stock which had not yet vested in the following amounts: Mr. O’Brien, 3,606; Mr. G. Borba, Jr., 3,606; Mr. Del Guercio, 3,606; Mr. Guerra 3,606; Ms. Kan, 3,606; Mr. Laitsch, 3,606; Ms. Leslie, 3,606; Ms. Olvera, 3,606; and Mr. Oswalt, 3,606.

Communications with the Board of Directors

Shareholders wishing to contact CVB Financial Corp.’s Board of Directors, including a committee of the Board of Directors, may do so by writing to the following address to the attention of the Board of Directors or a committee of the Board of Directors at:

Board of Directors

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

Confidential communications may be sent through the Internet by logging on to http://www.reportit.net and entering the username: “Citizens” and the password: “Citizens”. All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the communication is intended only for a specific committee. In the case of issues relating to our financial reporting, communications should be directed to the Chair of our Audit Committee who is an independent director. CVB Financial Corp.’s Corporate Secretary keeps a log of all communications sent to the Board of Directors or its committees. This log is available for inspection by the members of the Board of Directors.

PROPOSAL NO. 2

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

The Dodd-Frank Act requires, among other things, that we permit a non-binding, advisory vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion contained in this proxy statement.

As described in greater detail below, we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation practices are designed to encourage and motivate our named executive officers to achieve superior performance on both a short-term and long-term basis, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Accordingly, we ask our shareholders to indicate their support for our compensation practices for our named executive officers and vote for the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This vote is advisory, which means that the vote on executive compensation is not binding on CVB Financial Corp., our Board of Directors or the Compensation Committee of the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. See “Consideration of 2021 Say-on-Pay Results” below.

Your advisory vote will not be construed (i) as overruling a decision by CVB Financial Corp. or the Board of Directors, (ii) to create or imply any change to the fiduciary duties of CVB Financial Corp. or the Board of Directors, (iii) to create or imply any additional fiduciary duties for CVB Financial Corp. or the Board of Directors, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

Vote Required

The affirmative vote of a majority of the shares represented and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve this proposal on a non-binding, advisory basis. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, proxies that are received will be voted FOR this proposal.

The Board of Directors Recommends a Vote “FOR” the Approval of the Compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS — GENERAL INFORMATION

The following compensation discussion and analysis describes and summarizes the structure, objectives and results of the various compensation programs administered by our Compensation Committee for our 2021 fiscal year for those of our executive officers for whom disclosures must be provided under SEC rules (“named executive officers” or “NEOs”). In 2021, as required by Item 402 of SEC Regulation S-K, CVB Financial Corp. is required to report on compensation and compensation programs for six instead of five NEOs, since Item 402 of SEC Regulation S-K requires reporting entities to include (i) all individuals who served as such entity’s principal executive officer (“PEO”) during any portion of the most recent fiscal year, (ii) all individuals who served as such entity’s principal financial officer (“PFO”) during any portion of the most recent fiscal year, plus (iii) the entity’s three most highly compensated executive officers other than any PEOs or PFOs who were serving as executive officers at the end of the most recent fiscal year, plus (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer of such entity at the end of its last completed fiscal year. Accordingly, CVB Financial Corp.’s reportable NEOs for 2021 are as follows:

David A. Brager	President and CEO of CVB Financial Corp. and Citizens Business Bank (sometimes referred to as the “CEO”)

E. Allen Nicholson	Executive Vice President, CFO of CVB Financial Corp. and Citizens Business Bank

David F. Farnsworth	Executive Vice President, Chief Credit Officer of Citizens Business Bank

David C. Harvey	Executive Vice President, Chief Operating Officer of Citizens Business Bank

Richard H. Wohl	Executive Vice President, General Counsel of CVB Financial Corp. and Citizens Business Bank

Brian T. Mauntel	President of Citizens Business Bank, from April 26, 2021 until the effective date of his resignation on November 19, 2021

Although the Company had consistently joined the roles of President and CEO under one person since the founding of Citizens Business Bank in 1974, the Board of Directors decided to evaluate whether to separate the roles of President and CEO when the Board promoted Mr. Brager to the position of CEO, in March 2020, as opposed to simply replacing Mr. Brager’s prior position as head of the Bank’s Sales and Marketing Division. Following an extended search, Mr. Mauntel was hired in April 2021 to fill the newly differentiated President role, but he resigned after less than six months with Citizens Business Bank. As a result of Mr. Mauntel’s brief tenure as President, and the Board’s view that Mr. Brager had effectively filled both roles for over a year after his promotion to CEO, while recruitment for a President was ongoing, the Board decided to recombine the President and CEO positions and to change Mr. Brager’s title to encompass both such roles, similar to the approach that prevailed prior to March 2020. This title change for Mr. Brager was made effective on November 19, 2021 at the time of Mr. Mauntel’s resignation. At present, the Board of Directors of Citizens Business Bank has decided not to replace the President position but instead is considering whether to hire or promote a Chief Banking Officer to fill a role similar to Mr. Brager’s position prior to his promotion as our CEO.

2021 Compensation Program Overview

The Compensation Committee believes that CVB Financial Corp.’s executive compensation program is well-designed to support growth in enterprise and shareholder value within the context of maintaining a sound and compliant financial and risk management structure. The following points summarize how the Compensation Committee addressed the key issues and components of our executive compensation program for our 2021 fiscal year:

•

Mr. Brager’s compensation as our CEO for 2021 conformed to the terms of his 2020 Employment Agreement, the key terms of which are outlined below (see “Compensation Arrangements with our President and Chief Executive Officer”):

–

Mr. Brager’s base salary was set at an annualized rate of $720,000 (this annualized base salary was increased by the Compensation Committee to $800,000, effective on January 2, 2022, as a result of Mr. Brager’s strong performance during 2021 and the peer institution compensation benchmarking analysis performed by Pearl Meyer in December 2021 as discussed below);

–	Mr. Brager earned an aggregate annual cash incentive of $990,000 for 2021 in accordance with the metrics and criteria specified in his 2021 CEO Performance Compensation Plan; and

–

On January 27, 2021, Mr. Brager received a grant of 21,650 time-based restricted shares and 21,650 performance-based restricted stock units for our 2021 fiscal year (with the performance metrics keyed in equal measures to the Company’s relative return on average tangible common equity and relative return on average assets, calculated over a three-year performance period, as compared to the same two metrics for the group of banks included in the KBW Nasdaq Regional Banking Index).

•

Mr. Mauntel received a base salary of $450,000 per annum, pro-rated for the portion of the year during which he was employed by Citizens Business Bank, as well as a $100,000 relocation stipend, but he received no bonus and his initial equity grant of 10,000 time-based restricted shares and 10,000 performance-based restricted stock units will not vest or be earned due to his resignation effective on November 19, 2021.

•

Base salary increases were implemented for all our other NEOs on January 3, 2021 at moderate but varying levels, reflecting adjustments based on changes in market compensation rates and individual performance levels.

•

Annual incentive payouts for our five continuing NEOs under the Company’s annual CEO, NEO and individual Performance Compensation Plans were keyed to our traditional metrics of profit and expense goals, loan and deposit growth and retention, loan quality, and project management:

–

As in the past, the net profit measure remained the most important metric for all five of our continuing NEOs, and the relative weighting of other measures was allocated to emphasize the areas over which each executive had the most direct responsibilities;

–	Overall annual incentive payouts under our CEO, NEO and individual Performance Compensation Plans varied by executive, ranging from 44% to 112.5% of the applicable NEO’s base salary;

–

Similar to past years, in 2021, our annual incentive plans for Messrs. Nicholson, Farnsworth and Harvey included an added component, based upon a more subjective evaluation of each eligible NEO’s individual performance, which allows for an assessment of each such NEO’s individual contributions to CVB Financial Corp. that could not be captured by looking solely at our financial metrics;

–

Each of Messrs. Nicholson, Farnsworth and Harvey could earn up to an additional 20% of their respective base salaries under this separate plan component. Overall payouts for these three NEOs for this separate individual performance component varied by executive, ranging from 15% to 18% of the applicable NEO’s base salary; and

–

In the cases of Mr. Brager and Mr. Wohl, this individual component of compensation was instead included as one of the five core factors in his respective overall incentive award calculation, rather than as a separate added opportunity. This individual component was set at a range of 10% to 30% of base salary for Mr. Brager and at a range of 0% to 12% for Mr. Wohl. Mr. Brager received an award of 25% of base salary, and Mr. Wohl received an award of 9% of base salary, respectively, for this included individual component of his otherwise metrics-based incentive plan.

•

The Company’s current Executive Incentive Plan, which sets forth the business criteria and other key terms of our annual CEO and NEO performance compensation plans, was last approved by our shareholders at our annual meeting in 2015. For our fiscal years prior to 2018, we were required to submit our Executive Incentive Plan for shareholder approval at least once every five years, in order for NEO incentive compensation to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and its California tax law counterpart, which in turn enabled the Company to maintain tax deductibility for such compensation paid to our executives in excess of $1 million per individual per fiscal year. However, as a result of amendments made to Section 162(m) by the federal Tax Cuts and Jobs Act of 2017, and similar changes subsequently enacted under California law, performance-based compensation for our executives is now included in compensation subject to the annual $1 million annual deduction limitation, so that such compensation in excess of $1 million is not deductible for fiscal years 2018 and after. As a result, there is no longer any legal requirement for the Company to obtain shareholder approval for our Executive Incentive Plan every five years at our annual meeting. However, our Compensation Committee has continued to utilize the business criteria outlined in our 2015 Executive Incentive Plan for our 2020 CEO and NEO Performance Compensation Plans, and the Committee presently intends to maintain this practice in connection with the adoption of our 2022 CEO and NEO Performance Compensation Plans.

•

Long-term equity incentives for our five continuing NEOs continued to be an important component of our overall NEO compensation packages, and these equity awards continued to be granted on an annual basis and split evenly between performance restricted stock units (“PRSUs”) and time-based restricted stock (“RSUs”). The Committee believes the continued inclusion of performance contingent shares measured over a three-year period will serve to significantly enhance the pay-for-performance structure of NEO compensation.

Philosophy and Objectives of Our Executive Compensation Program

We have adopted a basic philosophy and objective of offering an overall compensation program and package designed to attract and retain highly qualified managers and associates. We actively seek to implement compensation practices that we believe will encourage and motivate our Company’s managers to achieve superior performance on both a short-term and long-term basis. This underlying philosophy pertains specifically to executive compensation as well as to associate compensation at all other levels throughout our organization.

Our compensation program is generally designed to achieve the following objectives:

•	Attract and retain talented and experienced executives;

•	Provide a base salary that is competitive in our industry;

•

In the annual incentive plan, align the interests of our executives with those of our shareholders, by utilizing performance-based incentive compensation, based primarily on financial metrics that we believe support shareholder value, along with a discretionary component based on an evaluation of individual performance; and

•

Offer equity-based compensation that also serves to better align the interests of our executives with those of our shareholders (through an emphasis on the creation of long-term shareholder value) and, in the case of our NEOs, is in part contingent upon the achievement of performance metrics relative to peer banking companies.

Each of these elements is intended to incentivize our executives to accomplish our corporate goals. Our primary objectives are to achieve a level of earnings growth and loan and deposit growth consistent with enhancing shareholder value, while maintaining safe and sound practices in accordance with our legal and regulatory requirements.

The elements of the Company’s comprehensive compensation package for our executives typically consist of base salary, an annual performance incentive plan, an annual supplemental discretionary bonus plan, a long-term equity compensation plan, 401(k) plan contributions, a profit sharing plan, a deferred compensation program and health and welfare benefits. Our annual performance incentive plans for our executives, in turn, have historically been based on a subset of the objective financial and operational metrics that are set forth in the Executive Incentive Plan approved by our shareholders, most recently at our annual shareholders meeting in 2015. The specific elements of our annual incentive plans for 2021 are provided below in the section of this proxy statement on “Annual Performance Incentive Compensation and Supplemental Discretionary Bonus.”

WHAT WE DO:		WHAT WE DO NOT DO:

✓	Align short-term and long-term incentive plan targets with business goals and stockholder interests	✗ Provide Section 280G gross-up payments

✓	Conduct annual say-on-pay advisory vote	✗ Reward executives for taking excessive, inappropriate or unnecessary risk

✓	Conduct stockholder outreach to solicit feedback and discuss our business and compensation practices	✗ Allow the repricing or backdating of equity awards

✓	Retain an independent compensation consultant to advise our Compensation Committee	✗ Provide multi-year guaranteed salary increase or non-performance bonus arrangements

✓	Use performance metrics that compare our performance to external benchmarks	✗ Rely exclusively on any single metric such as total stockholder return as our only performance metric

✓	Maintain an insider trading policy	✗ Provide incentive awards for below-threshold performance

✓	Maintain a “clawback” policy that applies to NEOs and other senior executives	✗ Provide multi-year stock grants

✓	Re-evaluate and update the composition of our peer group periodically, particularly in light of our recent significant growth	✗ Permit hedging and pledging of our stock by executives without special approval

✓	Provide minimum thresholds for vesting of performance-based RSUs in the event the results of a performance metric are negative	✗ Have single trigger vesting for cash compensation due our executives under our NEO change-in-control agreements

Summary of Components of Executive Compensation

The following table outlines our various compensation components for which our NEOs are typically eligible in any given fiscal year of the Company. The allocation in our program between cash and non-cash compensation is based on the Compensation Committee’s determination of the appropriate mix among base salary, annual cash incentives and long-term equity incentives to encourage executive officer retention and performance.

Component	Characteristics	Purpose

Base Salary	This is a fixed cash compensation amount. Each executive officer is eligible for an annual salary increase, which will typically occur on or between January 1 and March 31 of each calendar year, based on performance.	The base salary component allows us to compensate our officers at a level that we believe is competitive in our industry. This helps us attract and retain highly qualified executives. This rewards individual performance and tenure of experience, and provides a level of stability for our officers.

Annual Incentive Compensation Awards	Paid based on CVB Financial Corp.’s and/or Citizens Business Bank’s attainment of enumerated financial and business metrics and goals established annually pursuant to our 2015 Executive Incentive Plan. Individual executives are provided with specific performance criteria based on their respective positions with CVB Financial Corp. and/or Citizens Business Bank.	The incentive compensation element serves to reward our executives when CVB Financial Corp. and/or Citizens Business Bank meet specified financial and business metrics and goals for the year, which we believe adds to shareholder value. This component incentivizes our executives to meet objective performance targets, which in turn helps us to meet the Company’s overall strategic goals.

Component	Characteristics	Purpose

Supplemental Bonus Payments	This component (up to 12%, 20% or 30% of base salary in 2021, depending on the NEO) is discretionary and based on each executive’s individual performance as a senior manager of CVB Financial Corp. and/or Citizens Business Bank. The evaluation criteria are tailored to each executive’s areas of responsibility.	The discretionary bonus element is designed to encourage our executives to meet their enumerated non-financial goals, such as risk management, customer retention, staff recruitment and retention, and support for other divisions. This component incentivizes teamwork and the achievement of non-metrics-based objectives that are critical for our overall success.

Restricted Stock and Time-Vesting RSUs	Awarded from time to time to selected officers, including our NEOs, based on position and performance. Our grants of restricted stock and time-vesting RSUs are subject to time-based vesting requirements. Recipients of awards of restricted stock or RSUs are also entitled to currently receive dividends associated with the underlying shares before such shares have vested.	Restricted stock and time-vesting RSUs link the interests of recipients to those of our shareholders, by focusing on the long-term value of CVB Financial Corp.’s stock, and have less dilution to our shareholders compared to stock option grants, because restricted stock and RSU grants typically involve fewer shares. Restricted stock and time-vesting RSU awards to our NEOs typically vest over a three or five-year period in order to encourage long-term employment at the Company and/or to support the achievement of long-term Company objectives.

Performance-Vesting RSUs	Payment is tied to the attainment of specific financial or performance-based goals. Recipients of performance-vesting RSUs are also entitled to receive dividends associated with the underlying shares after the date of grant and prior to vesting, although such dividends are paid retroactively, only after the actual number of shares earned under the award is finally determined.	Performance-vesting RSUs incentivize an executive to achieve specific financial or other goals which are considered to be important to the Company’s overall success.

Stock Options (not applicable to any of our directors or NEOs for 2021)	Recipients must pay an exercise price that is not less than the fair market value of the stock at the time of grant in order to acquire the related shares of stock.	Stock options allow the executive to share in the long-term appreciation of CVB Financial Corp.’s stock. This helps to align the compensation of the executive with the interests of our shareholders. Stock option grants typically vest over a three or five-year period and have a ten-year term.

Component	Characteristics	Purpose

401(k) Plan/Profit Sharing

This Plan has two components: (i) “safe harbor” 401(k) Plan contributions which are paid by CVB Financial Corp. in a fixed percentage for eligible participating associates (in addition to which the executive may elect to make deferral contributions), and (ii) profit-sharing contributions which are paid to eligible Plan participants, including our NEOs. Contributions with respect to both components are at the discretion of the Compensation Committee and may be up to an aggregate of 8% of salary and bonus (subject to a ceiling of total salary and bonus for calculation purposes for any individual of $290,000 for 2021).

The 401(k) Plan assists the executive in saving for retirement because all contributions go into a tax-qualified retirement plan. The profit-sharing portion also allows the executive to share in the profits of CVB Financial Corp. and, to that extent, encourages our executives to meet targeted performance goals.

Deferred Compensation Plans	A deferred compensation plan is available for contributions by our qualifying senior officers and directors, without any guaranteed rate of return.	Deferred compensation allows for the tax deferral of compensation and the potential growth of any deferred amounts.

Health and Welfare Benefits

These benefits are the same as those offered to the Company’s eligible associate base, including medical, dental, vision, life and disability insurance. Our NEOs pay a portion of the costs in the same manner as all eligible employees.

These benefits assist all our eligible associates, including our NEOs, in meeting their and their respective families’ basic health and welfare needs.

Methodologies for Establishing Executive Compensation

In determining the appropriate compensation levels for our President and CEO, the Compensation Committee meets outside the presence of all our named executive officers. With respect to the compensation of all our other NEOs, the Compensation Committee meets outside the presence of all our executive officers, other than, as requested by the Compensation Committee, our President and CEO, our Chief Financial Officer (except with respect to his own compensation) and our Human Resources Director. The Compensation Committee generally reviews and approves any incentive compensation and discretionary bonus plans for our NEOs and other key managers within the first ninety days of the applicable year, although there may be exceptions in the case of extraordinary or unique circumstances or events. Base salary increases, if any, for our executive officers are generally reviewed and approved by the Compensation Committee in December to take effect at the beginning of January of each fiscal year, whereas base salary increases, if any, for our other officers and associates are generally reviewed and approved by the Committee between January 1 and March 31 of each fiscal year.

With the input of our Human Resources Department, our President and CEO summarizes the previous year’s performance of selected officers and associates for the Compensation Committee and makes recommendations to the Compensation Committee regarding base salary levels, cash incentive compensation targets, performance goals, discretionary bonus targets and equity incentive awards for our NEOs (other than for himself). The Compensation Committee determines each element of the President and CEO’s compensation.

In February and March of each calendar year, the Compensation Committee determines cash payments under the prior year’s performance compensation plans and supplemental bonus plans, as applicable, and generally in the first ninety days of each year (except as noted above), the Compensation Committee determines target amounts and performance criteria for the current year’s annual incentive plans. The Compensation Committee similarly meets from time to time to determine equity incentive awards for eligible associates, including our NEOs.

Role of our Compensation Consultants

The Compensation Committee has the authority to consult and retain internal and external advisors as needed. In determining the compensation of our named executive officers, including our President and CEO, and our Board of Directors, the Compensation Committee has elected to utilize a variety of resources, including, from time to time, reports, information and advice provided by leading national firms specializing in providing compensation consulting services to public companies.

Since June 2019, our Compensation Committee has retained Pearl Meyer as the Company’s primary outside compensation consultants. During the Company’s 2021 fiscal year, Pearl Meyer supported the Compensation Committee in connection with the following specific projects: (i) reviewing and recalibrating the Company’s peer group of comparable banking companies for our 2021 fiscal year, (ii) performing benchmarking studies covering the compensation of our President and CEO and our other executive officers, (iii) providing compensation trends and regulatory updates and (iv) providing assistance in connection with the preparation of our annual proxy statement. For further information regarding the adjustments made to the Company’s peer group and the benchmarking of compensation for our NEOs for 2021, please refer to the section of this proxy statement below on “Peer Group Criteria and Composition for 2021.”

For our 2021 fiscal year, CVB Financial Corp. engaged Pearl Meyer for the projects described above at a total cost of approximately $66,000. Our assessment found no conflict of interest posed by the retention of Pearl Meyer as compensation consultants for CVB Financial Corp.

Peer Group Criteria and Composition for 2021

As noted above, the Compensation Committee engaged Pearl Meyer to perform various compensation reviews during each of the past three years, including 2021, in order to assist the Committee in evaluating whether the key components of compensation at CVB Financial Corp. for our Board of Directors, our President and CEO and our other NEOs, as applicable, are competitive with comparable compensation packages provided for similar positions and roles at peer commercial banking organizations. In addition, from time to time, our Compensation Committee analyzes salary surveys from relevant organizations such as the Western Bankers Association and similar data provided by other recognized industry sources.

In connection with the review conducted regarding compensation for our NEOs, in December 2021, the Compensation Committee, in consultation with Pearl Meyer, modified our peer group consistent with the criteria developed and utilized for this purpose over the past decade. These criteria focus on banks and bank holding companies that we believe are reasonably comparable to the Company with respect to key indicators such as asset size, market capitalization and geographic location.

As a result of the December 2021 peer group study by Pearl Meyer, the Company’s peer group was adjusted to orient the composition more toward financial institutions based in the Western United States, to reflect the continued increase in the Company’s total assets, and to account for mergers involving banks within our prior year’s peer group. The resulting peer group consisted of the following fifteen banking institutions shown in the chart below, as ranked by market capitalization, eleven of which institutions were also part of the Company’s peer group in 2020. The data below reflects the financial information available at the time the peer group was reviewed by Pearl Meyer and the Committee in December 2021, which was based on public filings dated September 30, 2021 and stock market capitalization data available as of November 5, 2021.

Peer Group Criteria and Composition Table

These banking institutions were selected by the Compensation Committee because we believe they have similar business models and capabilities, and generally operate in a similar manner, to CVB Financial Corp. Specifically, the institutions in our peer group were all within an approximate ratio of 0.48x to 4.28x in both key components of total assets and market capitalization, as compared to CVB Financial Corp., as of the time when the peer group study was conducted. Within this defined universe of banks and bank holding companies, the Committee and Pearl Meyer then focused on the subset of institutions that operate in major metropolitan areas, where the Committee believes that competitive costs, pay levels and pay structures are more similar and relevant to those of the Company. Compared to the fifteen peers, CVB Financial Corp. ranked at the 21st percentile for total assets as of the September 30, 2021 comparison date and at the 42nd percentile for market capitalization as of the November 5, 2021 comparison date. Using data as of December 31, 2021 for total assets and market capitalization, CVB Financial Corp. would be ranked on these two components at the 20th and 51st percentiles, respectively, within the peer group.

While our market analysis and the surveys by our outside compensation consultants inform our range of compensation alternatives, we do not tie our executive officers’ or directors’ compensation levels to specific market percentiles. Instead, the Compensation Committee uses this comparative compensation information as a set of reference points to assist in the retention of key executives whose performance is critical for the success of the organization and in the setting of appropriate goals with respect to the Company’s desired performance and results.

The Compensation Committee has observed that, based on the Pearl Meyer benchmarking study conducted in December 2021, the total compensation paid to Mr. Brager as our CEO and to our other four continuing NEOs, collectively, for our 2021 fiscal year, was slightly below the 25th percentile for the peer group. By contrast, the Company’s financial and operational performance on six key metrics commonly utilized to evaluate banking organizations, as summarized above in the section of this proxy statement on “Overview of our Financial and Operational Performance,”

has consistently achieved the top or third quartile relative to the same peer group during the three-year period from 2019-2021 period. As a result, effective in January 2022, the Compensation Committee made certain upward adjustments to various components of compensation for each of our NEOs, including our CEO, for our 2022 fiscal year, in order to achieve an overall target percentile that is closer to the median level of NEO compensation for the applicable position relative to our peer group. These limited upward adjustments will be covered in detail in the Company’s proxy statement for our 2023 annual meeting of shareholders.

In addition, adjustments to our NEO compensation are calibrated to the Committee’s evaluation of each individual officer’s performance, responsibilities, contributions and experience, as well as to the Committee’s view of competitive conditions and internal equity. It may continue to be the case that specific components of a given executive’s compensation, such as base salary, annual incentive pay, bonus compensation or equity awards, may fall outside the targeted range for our NEOs generally, depending upon individual factors, such as the executive’s position relative to our other NEOs, the executive’s history with the Company, the executive’s level of achievement of specific goals, and market conditions for the executive’s position. The Committee believes the 2021 and 2022 upward adjustments to our NEO compensation are justified by the Company’s continuing asset growth and the crucial contributions made by our NEOs to the Company’s strong relative performance over a sustained period during the past several years.

Compensation Arrangements with our President and Chief Executive Officer

David A. Brager was promoted to the position of CEO for CVB Financial Corp. and Citizens Business Bank, effective on March 16, 2020, and as previously noted, his role and title were expanded to President and CEO effective on November 19, 2021. Mr. Brager has been employed by Citizens Business Bank since 2003 and was promoted in 2020 from his prior position as our Executive Vice President and Sales Division Manager. The Company has previously disclosed the key terms of our Employment Agreement with Mr. Brager, and submitted a complete copy of such Employment Agreement, pursuant to a Form 8-K filed with the SEC on February 19, 2020 (the “2020 Employment Agreement”). Our Compensation Committee utilized Pearl Meyer, along with the Company’s long-time corporate counsel, Manatt, Phelps and Phillips, LLP, to provide the Committee with support in connection with negotiating and finalizing the 2020 Employment Agreement.

Term. The 2020 Employment Agreement provides for a term of approximately three years, commencing on March 16, 2020 and ending on March 31, 2023.

Base salary. Pursuant to the 2020 Employment Agreement, Mr. Brager’s initial base salary of $600,000 for the 2020 was increased to $720,000 for 2021, with any further merit increases in base salary at the discretion of the Compensation Committee, based on the Committee’s evaluation of Mr. Brager’s and the Company’s performance.

Annual incentive opportunity. Under his 2020 Employment Agreement, Mr. Brager is provided with a target cash incentive opportunity of 100% of base salary and a maximum incentive opportunity of 150% for each calendar year during the term of the Agreement.

Long-term equity incentives. Under the terms of his 2020 Employment Agreement, Mr. Brager is to receive annual equity awards with a target value equal to 120% of his annual base salary, with one-half of such amount in the form of time-vesting restricted stock and one-half of such amount in the form of performance-based restricted stock units. As a result, Mr. Brager was granted 21,650 time-based restricted stock units and 21,650 performance-based restricted stock units on January 27, 2021, with an aggregate initial and target value equal to 120% of his annual base salary. The aggregate number of shares, divided equally between Performance RSUs and Time RSUs, was calculated by dividing an initial and target value of shares of $864,000 (120% of Mr. Brager’s base salary) by $19.95, which was the closing price for CVB Financial Corp. stock on January 27, 2021.

The Performance RSUs are scheduled to vest on the three-year anniversary of their January 27, 2021 grant date, based on the financial performance of the Company during a three-year performance period consisting of the Company’s 2021, 2022 and 2023 fiscal years (the “Performance Period”). The Performance RSUs are subject to two performance targets, each of which is to be weighted equally and averaged by calendar year over the three-year Performance Period: (i) the Company’s relative return on average tangible common equity compared to that of the other banks in the KBW NASDAQ

Regional Banking Index (“Relative ROATCE”) and (ii) the Company’s relative return on average assets compared to that of the other banks in the KBW NASDAQ Regional Banking Index (“Relative ROAA”). These two measures are commonly utilized by banking organizations as reflective of important aspects of their overall financial performance. For the Performance Period, the target number of shares (21,650) would be issued on January 27, 2024 if the Company achieves the 50th percentile performance on both the Relative ROATCE and Relative ROAA measures over the Performance Period. In addition, the number of target shares earned would be subject to adjustment on a linear basis, plus or minus a maximum of 25%, for (x) performance above the 50th percentile up to the 75th percentile (with no additional shares to be awarded for performance above the 75th percentile) and (y) performance below the 50th percentile down to the 25th percentile (with no shares to be awarded for performance below the 25th percentile), as follows:

			Performance and Payout

Performance Measure	Weighting	Measured Against	Below Threshold	Threshold	Target	Maximum
Relative Return on Average Assets (“ROAA”)	50%	KBW NASDAQ Regional Banking Index Peers (KRX)	<25th Percentile	25th Percentile	50th Percentile	75th Percentile
Relative Return on Average Tangible Common Equity (“ROATCE”)	50%	KBW NASDAQ Regional Banking Index Peers (KRX)	<25th Percentile	25th Percentile	50th Percentile	75th Percentile
Payout as % of Target			0%	75%	100%	125%

The Time RSUs are scheduled to vest in three equal annual installments, in each case on the anniversary date of the 2021 grant date of January 27, in 2022, 2023 and 2024, respectively, as long as Mr. Brager is employed by the Company on the applicable vesting date. The first installment of Time RSUs vested as scheduled on January 27, 2022.

Severance Benefits. Subject to the Company’s receipt of a release of any claims, the 2020 Employment Agreement provides severance benefits for Mr. Brager in specified situations.

If Mr. Brager is terminated without “cause,” he will receive an amount, payable over 12 months, equal to two times the sum of his annual base pay and average annual incentive compensation and bonus for the preceding two calendar years.

In the event Mr. Brager is terminated without “cause” within 4 months before or 12 months after a “change-in-control” or resigns for “good reason” within 12 months after a “change-in-control” (as such terms are defined in the 2020 Employment Agreement), he will be entitled to severance pay equal to two times the sum of his annual base pay plus his average annual incentive compensation and bonus granted for the preceding two calendar years, which amount is payable over 12 months. In addition, upon a change-in-control, with or without Mr. Brager’s termination, Mr. Brager’s unvested Time RSUs and Performance RSUs would vest immediately, and unvested Performance RSUs would vest (x) at target levels if the relevant Performance Period is less than two years at the time of the change-in-control or (y) based on the applicable performance targets achieved if two or more years of the relevant Performance Period have transpired.

Other Contract Terms. The 2020 Employment Agreement provides for the following additional benefits: (a) Mr. Brager’s eligibility to participate in the Company’s group benefit plans and programs available to all associates of Citizens Business Bank, (b) a monthly automobile allowance of $2,000, (c) reimbursement for the reasonable costs of one country club membership, (d) eligibility to participate in the same deferred compensation program that is available to other senior executives and directors of the Company, and (e) reimbursement for other reasonable, ordinary and necessary business expenses.

DISCUSSION OF 2021 NAMED EXECUTIVE OFFICERS’ COMPENSATION PROGRAM

Base Salary

It is our philosophy that associates should be paid a base salary that we believe is competitive with the salaries paid by comparable organizations. We predicate the base salary on the executive’s ability, experience and past and potential performance and contribution to CVB Financial Corp. and Citizens Business Bank. In addition, we determine the base salary range, in part, by periodically benchmarking our executives’ base salaries against the base salaries for comparable positions at the institutions in our peer group, as discussed above. Our outside compensation consultants and our Human Resources Department gather this information to analyze appropriate salary levels for our NEOs, as well as for all of our other associates. Each year we generally establish a pool for base salary increases and incentive award percentage increases for each associate based on this peer group information and his or her job performance.

Base Salaries of our NEOs. The base salaries of our NEOs were increased as follows effective on January 3, 2021:

NEO	2020 Annual Salary	2021 Annual Salary	% Increase

David A. Brager	$600,000	$720,000	20.0%

David C. Harvey	$420,000	$460,000	9.5%

E. Allen Nicholson	$400,000	$450,000	12.5%

David F. Farnsworth	$315,000	$340,000	4.8%

Richard H. Wohl	$300,000	$310,000	3.3%

The Compensation Committee believes that these increases put the base salaries of our NEOs at levels that were more comparable to those of executive officers at comparably-sized peer group banks and bank holding companies performing similar functions, based on the NEO compensation benchmarking study conducted by Pearl Meyer in December 2020.

In December 2021, the Compensation Committee made further adjustments to the base salary levels of all five of our continuing NEOs, including Mr. Brager, based on the more recent compensation benchmarking study performed by Pearl Meyer in December 2021. However, this set of base salary increases did not take effect until January 2, 2022, and thus will be reported in connection with the Company’s annual proxy statement issued in 2023 covering our 2022 fiscal year.

Annual Performance Incentive Compensation and Supplemental Discretionary Bonus

Annual performance incentive compensation and supplemental discretionary bonuses are critical components of the Company’s overall executive compensation program. The Compensation Committee uses a combination of financial metrics and individual goals to develop an annual incentive program and supplemental bonus program for each of our NEOs. These metrics and goals, in turn, are calibrated to focus each of our NEOs on the drivers of Company growth over which we believe the respective NEO can have the greatest influence.

For the Company’s 2021 fiscal year, the Committee determined that each of our NEOs should be eligible for both annual incentive compensation payments and annual individual supplemental bonus compensation payments, with the potentially larger incentive compensation payments to be based on entirely objective criteria and the potentially smaller discretionary bonus payments to be based on entirely subjective criteria, as further explained below. We believe this binary approach strikes the appropriate balance between holding our executives accountable to quantitative financial and performance metrics while at the same time fostering the achievement of qualitative goals and projects.

Consistent with our approach in 2020, our Compensation Committee developed three separate, independent and specific annual plans for 2021, covering (1) the objective incentive compensation and supplemental bonus compensation opportunities for our President and CEO, (2) the objective incentive compensation and supplemental bonus compensation opportunities for each of our three continuing NEOs with operating responsibilities, namely Messrs. Nicholson, Farnsworth and Harvey, and (3) the objective incentive and supplemental bonus compensation for Mr. Wohl as our general counsel.

Our President and CEO’s incentive compensation and supplemental bonus opportunities are governed by our CEO Performance Compensation Plan for 2021 (“CEO Plan”). Under the CEO Plan, our CEO may earn from 0% to 150% of his base salary, depending on the achievement of specified performance levels on five enumerated factors, four of which are tied to objective financial metrics and one of which is tied to a defined set of subjective and qualitative individual performance measures.

By comparison, the objective incentive compensation and supplemental individual bonus opportunities for our three continuing NEOs with operating responsibilities (Messrs. Nicholson, Farnsworth and Harvey) are governed by our Executive Performance Compensation Plan for 2021 (“ECP Plan”). Under the ECP Plan, these three NEOs may earn from 0% to 60% of their respective base salaries as incentive compensation, depending on the achievement of either four or five objective financial metrics, which may differ by position. The ECP Plan then provides for a separate, additional supplemental bonus opportunity for each of these three NEOs, in an amount ranging from 0% to 20% of his respective base salary, based upon an enumerated set of subjective and qualitative individual performance measures which, again, may differ by position for each such NEO.

Mr. Wohl’s performance compensation plan for 2021 is more similar in structure to our CEO Plan, because it is likewise tied to the achievement of specified performance levels on five enumerated factors, four of which are based upon objective financial or performance metrics and one of which is based upon a defined set of subjective and qualitative individual performance measures, except that, under Mr. Wohl’s plan, his total incentive and supplemental bonus compensation is limited to a range from 0% to 60% of his base salary.

Accordingly, the salient difference between the CEO Plan, the ECP Plan and Mr. Wohl’s individual plan is that, for our CEO and Mr. Wohl, the applicable qualitative and subjective bonus criteria are established as one of the five core factors, along with four objective, metrics-based objectives, whereas, under the ECP Plan, Messrs. Nicholson, Farnsworth and Harvey each has an incentive compensation opportunity based on either four or five objective financial metrics, and then a separate and supplemental qualitative and subjective bonus component. This variation in the configuration of our CEO Plan and Mr. Wohl’s performance plan, on the one hand, versus our ECP Plan, on the other hand, is reflected by virtue of the inclusion of “Subjective Job Performance” in the column for Mr. Brager and Mr. Wohl in the first of the two tables set forth below in this section of our proxy statement, whereas the subjective job performance measure for Messrs. Nicholson, Farnsworth and Harvey is an add-on component calculated outside the factors enumerated in such table.

The categories and parameters of the objective financial and operational metrics which underlie the determination of the incentive compensation payments under our CEO plan, ECP Plan and Mr. Wohl’s individual plan are in turn derived from our Company’s Executive Incentive Plan (the “Executive Incentive Plan”). As previously noted, the current Executive Incentive Plan was approved by our shareholders at our 2015 annual meeting. The Compensation Committee believes the Executive Incentive Plan plays a central role in linking executive compensation to specific and objective goals intended to result in both short-term and long-term increases in shareholder value.

With respect to the supplemental individual discretionary bonus amounts awarded to each of our NEOs for 2021, the amounts available to be earned by our President and CEO and our other four continuing NEOs depended upon a list of subjective and qualitative performance measures that the Committee believed to be appropriate for each applicable position. As noted above, this subjective and qualitative individual bonus opportunity is discretionary, and is evaluated differently than the objective incentive awards paid under the Executive Incentive Plan. The Compensation Committee believes this subjective individual bonus opportunity for each of our continuing NEOs is important to (i) encourage and incentivize our key Company leaders to exercise their general management and teamwork skills as well as (ii) ensure consistency in the application of this evaluative factor across each of our NEO’s respective compensation programs. The Compensation Committee takes each executive’s individual job performance into account in determining whether and in what amounts to make any annual discretionary bonus awards, so that our President and CEO and each of our other NEOs is accountable for his or her individual (as opposed to corporate) performance.

The specific design and implementation of each of these two basic components of our President and CEO’s and each of our other NEOs’ respective objective incentive awards and discretionary individual bonus programs for 2021 are discussed separately below for each named executive officer. The percentages of both the objective incentive compensation amounts and the individual bonus compensation amounts for which our NEOs (including our President and CEO) are eligible are based upon the dollar amount of each NEO’s respective base salary. Under each of the applicable bonus plans, the amount of each NEO’s base salary utilized for incentive compensation and bonus calculation purposes is typically the annualized base salary level for such NEO in effect as of March 1st of the applicable calendar year.

2021 Executive Incentive Awards. Typically, during the first quarter of each fiscal year, the Compensation Committee establishes corporate goals for that year, with the intent to balance current profitability with long-term stability and prudent risk management. The Compensation Committee then develops specific performance measures for each of our NEOs, including our President and CEO, utilizing defined metrics which the Committee believes are based on challenging but achievable goals. With respect to these measures, our NEOs other than the President and CEO may earn from 0% (in the case of performance below threshold levels) up to 60% (for superior performance) of their respective base salaries as performance incentive awards, whereas our President and CEO may earn from 0% (in the case of performance below threshold levels) up to 150% (for superior performance) of his base salary as a performance incentive award.

The Compensation Committee has the sole discretion, albeit consistent with our Executive Incentive Plan, to determine the standards or formulas pursuant to which each executive’s incentive award shall be calculated, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each executive. Typically, in January or February of the following fiscal year, the Compensation Committee will then evaluate the Company’s performance and determine the amount of the performance incentive award payable to each participant, pursuant to our approved Executive Incentive Plan, for the prior fiscal year.

For purposes of the Company’s 2021 CEO Plan, ECP Plan and Mr. Wohl’s individual plan (each a “Plan” and collectively, the “Plans”), the Compensation Committee determined that, under each NEO’s respective Plan, no performance incentive award would be payable unless the Company’s net profit after tax was at least $160,000,000. The Compensation Committee set this supervening threshold for the payment of performance incentive awards under our 2021 Plans because the Committee believes that it is appropriate to make such awards contingent upon the Company’s earning sufficient profits in order to pay shareholder dividends at currently established levels and to continue to bolster retained capital at historical accretion rates. By comparison, this threshold level was set at $130,000,000 for the purposes of each NEO’s respective Plan for 2020.

For 2021, the specific performance measures chosen by the Compensation Committee for our CEO and continuing NEOs, and the percentage of each executive’s annual incentive opportunity attributable to each measure, are set forth in the table below. The Compensation Committee chose these performance measures because it believed these metrics were the best measures for judging the respective contributions of these officers to the overall business success of CVB Financial Corp. and Citizens Business Bank from an operational and shareholder value perspective for 2021. Each performance measure received a weighting between 10% and 50%. In the case of all our NEOs, a high degree of weighting is assigned to the net profit after tax measure, because the Compensation Committee believes this measure best incentivizes current-year profitability, which in turn is a major component of shareholder value.

2021 TABLE OF PERFORMANCE MEASURES AND THE PERCENTAGE OF BASE SALARY THAT EACH MEASURE IS OF A NAMED EXECUTIVE OFFICER’S INCENTIVE AWARD OPPORTUNITY

Performance Measures	Brager	Nicholson	Farnsworth	Harvey	Wohl
	Performance Measure Weighting as a Percentage of Total

Net Profit After Tax (CVBF)	50%	50%	50%	50%	50%

Average Demand Deposits(1)	10%	10%	0%	10%	0%

Average Total Loans (Net)(2)	10%	10%	20%	0%	10%

Noninterest Income(3)	0%	10%	0%	10%	0%

Noninterest (Operating) Expenses(4)	10%	20%	10%	30%	10%

Delinquencies (Quarterly Average)	0%	0%	10%	0%	0%

Nonperforming Loans + REO/Total Loans (Quarterly Average)	0%	0%	10%	0%	0%

Legal Expenses and Recoveries(5)	0%	0%	0%	0%	10%

Subjective Job Performance	20%				20%

Total incentive award opportunity under Plan	100%	100%	100%	100%	100%

(1)	Noninterest-bearing.
(2)	Net of deferred loan fees. Calculation does not include any deduction for loan loss allowance.
(3)	Excludes gains or losses on other real estate owned, and gains or losses on sales of branches and investment securities.
(4)	Excludes acquisition expenses.
(5)

Aggregate annual outside counsel expenses, net of any recoveries related to judgments, settlements and reimbursements, and not including any outside counsel expenses related to mergers and acquisitions.

For each performance measure, we established three business performance achievement levels (Threshold-Level 1, Target-Level 2 and Maximum-Level 3) to determine the performance incentive amounts for which the applicable NEO would be eligible. The business performance achievement levels for Mr. Brager, as a percentage of his base salary, were set at Level 1 — 75%, Level 2 — 100% and Level 3 — 150%. The business performance achievement levels for each of our other NEOs, as a percentage of their respective base salaries, were set at Level 1 — 20%, Level 2 — 40% and Level 3 — 60%. Based on the percentage weighting assigned to each applicable performance measure, a fixed dollar amount of performance award is determined for the performance measure, by first multiplying the associated business achievement level by the corresponding payout percentage, and then multiplying the resulting percentage by the executive’s base salary, to calculate the amount of the applicable NEO’s performance award for that performance measure. The total amount of the applicable NEO’s performance award under our Executive Incentive Plan is the sum of such amounts for the applicable performance measures. There is no interpolation between incentive levels; that is, if a performance measure achievement is better than Level 1, but less than Level 2, only the Level 1 percentage is paid. Based on our historical performance, we believed that, while challenging, each of the business performance measures at the Target level (Level 2) was achievable for 2021.

For example, here is an illustration of how the performance award payments would be calculated for a NEO other than the President and CEO (assuming net profit after tax for 2021 was at least $160,000,000), if the metric in question (net profit after tax) represented 50% of the incentive opportunity and performance was at Level 2 or above but below Level 3. In this case, the performance award for this metric would equal (1) the NEO’s base salary, times (2) 50% (the incentive weighting), times (3) 40% (the payout percentage corresponding to Level 2 performance), resulting in a payout equal to 20% of base salary for this metric. The President and CEO’s calculation would be similar, with a 50% incentive weighting for the net profit after tax metric, but with his Level 2 payout being 100%, rather than 40%, his payout would be equal to 50% of base salary for this same metric.

From a timing standpoint, the Committee has sought to adopt the annual incentive compensation plans in force for a given fiscal year for our President and CEO and our other four NEOs prior to March 31 of such fiscal year, so that the goal-setting metrics would not be overly influenced by current-year performance to date. For 2021, the Committee adopted our CEO Plan (covering Mr. Brager), our ECP Plan (covering Messrs. Nicholson, Farnsworth, Harvey) and Mr. Wohl’s incentive plan, on March 17, 2021.

The following table contains the Company’s 2021 results for each of the performance incentive plan metrics, as well as how such 2021 results compared to the Company’s 2020 results. The cash awards provided to each of our NEOs under this incentive component of compensation are discussed below and set forth in column (g) of our Summary Compensation Table. The individual job performance appraisal for each such NEO in connection with his applicable supplemental bonus opportunity is also discussed separately below and set forth in column (d) of our Summary Compensation Table.

2021 TABLE OF PERFORMANCE MEASURES AND PAYOUT LEVELS FOR NAMED EXECUTIVE OFFICER INCENTIVE AWARDS

Performance Measures	2020 Results	Level 1 (Threshold)	Level 2 (Target)	Level 3 (Maximum)	2021 Results	Payout Level
CEO Opportunity		75%	100%	150%
NEO Opportunity		20%	40%	60%

	Dollar amounts in thousands

Net Profit After Tax Hurdle (CVBF)	$177,200		$160,000		Hurdle Met

Net Profit After Tax (CVBF)	$177,200	$160,000	$175,000	$190,000	$212,500	3

Average Demand Deposits	$6,282,000	$6,700,000	$6,950,000	$7,200,000	$7,817,600	3

Average Total Loans (Net)	$8,066,000	$7,950,000	$8,150,000	$8,350,000	$8,065,900	1

Noninterest Income(1)	$58,500	$44,000	$46,000	$48,000	$46,000	2

Noninterest (Operating) Expenses	$192,900	$200,000	$195,000	$190,000	$188,800	3

Delinquencies (Quarterly Average)	0.04%	0.08%	0.06%	0.04%	0.02%	3

Nonperforming Loans + OREO/Total Loans (Quarterly Average)	0.21%	0.40%	0.30%	0.20%	0.13%	3

Legal Expenses Net of Recoveries	$585	$720	$660	$600	$253	3

(1)

The benchmarks for Level 1, Level 2 and Level 3 performance are lower for 2021 compared to 2020 because the calculation of noninterest income for 2021 is a different measurement and, in contrast to 2020, excludes loan and prepayment fees.

2021 Supplemental Bonus Awards. As described above, the individual discretionary bonus component for Mr. Brager and Mr. Wohl is established as one of the five core factors set forth in Mr. Brager’s CEO Plan and Mr. Wohl’s individual performance incentive plan, as applicable, whereas the individual discretionary bonus component for each of Messrs. Nicholson, Farnsworth and Harvey is established in their respective NEO Plans as a separate and additional award opportunity outside of the four or five core factors set forth for each such NEO. The amount of this individual discretionary bonus opportunity ranges from 0% to 30% of base salary for our President and CEO, from 0% to 20% of base salary for Messrs. Nicholson, Farnsworth and Harvey, and from 0% to 12% of base salary for Mr. Wohl.

Depending on the specific NEO, we take into consideration factors such as customer and business retention, quality and accuracy of financial reporting, staff recruitment and retention, expense management, project management, sales and credit support, cybersecurity and fraud prevention, strategic plan development and communication, sales calling activity, product development and implementation, marketing, effective communication with shareholders and regulators, facilities management, loan portfolio management, cross-selling of customer products, loan documentation and servicing, special assets management, organizational structure and execution, technology enhancement, systems implementation and support for other divisions.

For the discretionary bonus award, our NEOs (including the President and CEO) are evaluated, and the personal performance level indicated by the individual NEO’s performance is specified as a percentage up to a maximum of 30%, 20% or 12%, as applicable. This percentage is then multiplied by the executive’s base salary to calculate the applicable NEO’s individual discretionary bonus. As previously noted, the cash bonus awards provided to each of our NEOs under this component are reflected in column (d) of the Summary Compensation Table below.

The President and CEO evaluates the individual job performance of the NEOs (other than himself) and makes recommendations regarding their achievement levels to the Compensation Committee, which determines the amount of each NEO’s discretionary bonus. The Compensation Committee evaluates the President and CEO’s individual job performance and determines his discretionary bonus award.

Total Calculated Payout Levels. The following table reflects the impact of the 2021 results for each of the performance incentive plan metrics on each NEO’s incentive compensation under his respective Plan, as well as the amounts paid under the Supplemental Bonus Awards, with additional description of the Committee’s assessment of each NEO’s performance below.

2021 TABLE OF PAYOUT LEVELS FOR EACH NAMED EXECUTIVE OFFICER BY PERFORMANCE MEASURE

Performance Measures	Brager	Nicholson	Farnsworth	Harvey	Wohl
	Calculated Payout Levels (as a % of Salary) under the Plan

Net Profit After Tax (CVBF)	75%	30%	30%	30%	30%

Average Demand Deposits	15%	6%	0%	6%	0%

Average Total Loans (Net)	7.5%	2%	4%	0%	2%

Noninterest Income	0%	4%	0%	4%	0%

Noninterest (Operating) Expenses	15%	12%	6%	18%	6%

Delinquencies (Quarterly Average)	0%	0%	6%	0%	0%

Nonperforming Loans + REO/Total Loans (Quarterly Average)	0%	0%	6%	0%	0%

Legal Expenses and Recoveries	0%	0%	0%	0%	6%

Subjective Job Performance	25%	N/A	N/A	N/A	9%

Total Incentive Award as a % of Salary under Plan	137.5%	54%	52%	58%	53%

Supplemental Discretionary Bonus	N/A	18%	15%	18%	N/A

Total Bonus Award as % of Salary	137.5%	72%	67%	76%	53%

Mr. Brager’s Annual Incentive. Mr. Brager’s 2020 Employment Agreement provides that the target amount of incentive and bonus compensation Mr. Brager was entitled to earn for fiscal year 2021 was a total of 100% of his base salary, with a maximum of up to 150% of base salary, as determined under the five factors that were part of his 2021 CEO Plan. In order to adequately recognize and compensate Mr. Brager for the plenary scope of his overall responsibilities, including his supervision of all our other executive officers, and to further incentivize him to meet his designated performance targets, Mr. Brager’s potential incentive and bonus compensation levels are set at higher percentages than those of our other NEOs.

With respect to his specific financial performance metrics, as enumerated in the preceding Tables, Mr. Brager’s aggregate incentive compensation for 2021 was $810,000.

Mr. Brager’s Subjective Job Performance rating was evaluated based on a scale ranging from 0% to 30% of annual base salary, with the target level set at 20%, under his CEO Plan. For 2020, Mr. Brager’s Job Performance was judged to be “Excellent,” which in turn resulted in Mr. Brager achieving an award level of 25% of base salary.

In calculating this discretionary bonus award for Mr. Brager, the Compensation Committee considered CVB Financial Corp.’s position during 2021 in light of the many challenges created by the COVID-19 pandemic, including challenges in managing customer needs, credit issues and workforce safety and reliability. In this connection, the Committee recognized Mr. Brager’s leadership in ensuring that Citizens Business Bank remained open and accessible as an essential business to our customers and communities throughout the courses of the pandemic, while maintaining a distinctively safe and sound financial and credit profile. Among other achievements, Citizens Business Bank recorded strong net income and deposit growth, while maintaining exceptionally low levels of delinquent and non-performing loans. In addition, Citizens Business Bank continued to evidence strong participation in the second round of the SBA’s PPP, by making over 1,900 new PPP loans with an original principal balance of approximately $420 million. During the course of

2021, Mr. Brager also lead the Company’s successful effort to negotiate and finalize the acquisition of Suncrest Bank, which in turn will enable Citizens Business Bank to expand its geographic footprint to the Sacramento area and will solidify its position in the important Central Valley region of California.

Notably, for the third year in a row, Forbes Magazine recognized CVB Financial Corp. as a top-four performing bank in the U.S., among the 100 largest publicly traded banks in the nation, based on the magazine’s specified performance metrics for the applicable reporting period. Moreover, Mr. Brager exercised capable oversight of a number of key corporate projects, including improvements to the Company’s customer-facing technology platform and more effective and efficient credit monitoring of the Company’s loan portfolio. Furthermore, CVB Financial Corp. maintained its historically strong capital ratios and significant liquidity, and over the course of 2021, CVB Financial Corp. declared its 129th consecutive quarterly dividend and achieved a record 179th consecutive quarter of profitability. Lastly, the Compensation Committee evaluated a variety of intangible factors, including Mr. Brager’s effectiveness in implementing an enhanced strategic planning and budgeting process, and his readily assuming and fulfilling the additional duties associated with his expanded role as the Company’s President and CEO.

In view of these considerations, the Committee awarded Mr. Brager a discretionary bonus in the amount of $180,000 for 2021.

In summary, Mr. Brager’s aggregate objective incentive award and individual discretionary bonus for 2021 was equal to $990,000, which represents a cumulative total of 137.5% of his base salary in effect as of March 1, 2021.

Mr. Nicholson’s Annual Incentive. The performance measures for Mr. Nicholson for 2021 were similar to those of Mr. Brager, except that (i) Mr. Nicholson’s bonus compensation was weighted more heavily towards management of noninterest (operating) expense since, in his role as Chief Financial Officer, Mr. Nicholson is directly responsible for managing the Company’s overall financial budgeting process, and his position has correspondingly more day-to-day impact on noninterest (operating) expenses than on more sales-oriented metrics such as loan and deposit growth, and (ii) the individual criteria applicable to Mr. Nicholson’s rating for Subjective Job Performance are calibrated to the specific duties of his position.

With respect to the financial performance metrics set forth in his incentive performance plan, Mr. Nicholson’s aggregate incentive compensation for 2021 was $243,000.

In calculating the individual discretionary bonus to be paid to Mr. Nicholson for 2021, the Compensation Committee considered Mr. Nicholson’s role in helping the Company manage the financial opportunities for banking organizations in a more volatile economic environment that initially featured a continuation of low interest rates from the prior year, as the economy recovered from the pronounced recession caused by the COVID-19 pandemic, coupled with rising rates toward the end of 2021 in response to increased inflationary pressures. This in turn presented a unique set of challenges in finding appropriate securities investments and managing asset-liability sensitivity and duration for Citizens Business Bank’s balance sheet. In addition, Mr. Nicholson provided operational support to achieve important financial goals, including assisting with operating efficiencies, the safety and soundness of Citizens Business Bank, and supporting growth initiatives and strategy development, including his oversight of the Company’s capital planning initiatives and our human resources department. Lastly, Mr. Nicholson played a critical role in supporting the analysis and negotiation of the Company’s acquisition of Suncrest Bank, and he supervised the Company’s ongoing implementation of ASU No. 2016 — 13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which significantly changed the Company’s methodology of measuring credit losses for most financial assets not measured at fair value.

In view of these considerations, the Compensation Committee awarded Mr. Nicholson a discretionary bonus of $81,000 (which represents 18% of his base salary in effect as of March 1, 2021).

In summary, the Compensation Committee awarded Mr. Nicholson an aggregate objective incentive award and individual supplemental bonus equal to $324,000 for 2021, which represents a cumulative total of 72% of his base salary in effect as of March 1, 2021.

Mr. Farnsworth’s Annual Incentive. For Mr. Farnsworth, the individual performance measures and their respective percentage weightings differed from those applicable to Messrs. Brager and Nicholson in certain respects. Besides net profit after tax, average total loans and noninterest (operating) expenses, Mr. Farnsworth is also measured on average loan delinquencies and the ratio of nonperforming loans and foreclosed properties to total loans, as these metrics are considered to be indicative of sound credit management in his role as our Chief Credit Officer. In addition, with respect to his supplemental bonus plan, Mr. Farnsworth is evaluated with respect to his efforts at creating a positive credit environment through his active management of our loan portfolio, as well as his support of sales efforts, responsiveness to customers, visits to loan centers, oversight of our new loan originations and current loan extensions, and workouts of troubled loans. Certain of Mr. Farnsworth’s performance goals are different because his credit management functions tie more closely to these credit-related performance and management goals than those of any of our other NEOs.

With respect to his specific financial performance metrics, Mr. Farnsworth’s aggregate incentive compensation for 2021 was $176,800.

In calculating the individual discretionary bonus to be paid to Mr. Farnsworth, the Compensation Committee noted that, under his supervision, Citizens Business Bank continued to maintain an extremely low loan delinquency level, at a quarterly average level of 0.02% of total assets for 2021, which was one of the lowest levels achieved in the history of Citizens Business Bank. In addition, Mr. Farnsworth’s Credit Management Division (CMD) played a critical role in helping Citizens Business Bank to originate elevated loan volumes in 2021, including over 1,900 new loans in connection with the second round of the SBA’s PPP. Importantly, Mr. Farnsworth maintained a positive credit environment at Citizens Business Bank by conducting sound portfolio management, helping to upgrade credit stress-testing models for our real estate loan portfolio as well as to implement new loan level credit monitoring tools. Under Mr. Farnsworth’s direction, CMD, which is one of the Company’s largest divisions in terms of personnel and risk oversight, continued to maintain reasonable controls over operating expenses, and CMD also continued to improve its responsiveness to the needs of Citizens Business Bank’s sales managers and customers. Finally, Mr. Farnsworth and his team played a critical role in performing due diligence reviews of the Suncrest Bank loan portfolio in connection with the Company’s decision in 2021 to acquire Suncrest Bank. However, the Compensation Committee also considered areas which represented potential opportunities for improvement for Mr. Farnsworth and CMD, including CMD’s project to develop a more efficient loan processing workflow and CMD’s initiative to continue to improve the monitoring and reporting of special assets.

In view of these factors, the Committee awarded Mr. Farnsworth a discretionary bonus of $51,000 (which represents 15% of his base salary in effect as of March 1, 2021).

As a result of this mix of accomplishments, the Compensation Committee awarded Mr. Farnsworth an aggregate objective incentive award and individual supplemental bonus equal to $227,800 for 2021, which represents a cumulative total of 67% of his base salary in effect as of March 1, 2021.

Mr. Harvey’s Annual Incentive. The weightings of Mr. Harvey’s performance measures differed from those of our other NEOs because his bonus compensation is designed to align more closely with Operations Division management, which includes a strong emphasis on management of operations expenses, plus customer service activities, staff recruitment, organizational structure and execution, technology and cybersecurity initiatives, systems integration, and product development and implementation.

With respect to his specific financial performance metrics, Mr. Harvey’s aggregate incentive compensation for 2021 was $266,800.

In calculating the individual discretionary bonus compensation for Mr. Harvey, the Compensation Committee considered Mr. Harvey’s key role in achieving a number of the Company’s important operations and information technology objectives for 2021, including implementing significant improvements in the Company’s operations and technology infrastructure, which are critical to the Company’s efficiency goals and fraud prevention efforts, excellent management of the Company’s operating expenses with minimal charge-offs, executing on the Company’s conversion of the majority of its customers to an industry-leading online banking and mobile banking platform (which constituted the Company’s largest non-acquisition-related project for 2021), providing strong operational support for Citizens Business Bank’s sizable participation in the second round of the SBA’s PPP, and overseeing the management of the Company’s corporate real estate and branch facilities. In the Compensation Committee’s view, Mr. Harvey’s timely and effective completion of these key objectives helped to foster the Company’s growth in net income and deposits. In addition, Mr. Harvey played a key role in the Company’s response to the COVID-19 pandemic by heading the Company’s Business Continuity Steering Committee. The Compensation Committee determined that Mr. Harvey demonstrated effective leadership over his department.

In view of these considerations, the Committee awarded Mr. Harvey a discretionary bonus of $82,800 (which represents 18% of his base salary in effect as of March 1, 2021).

As a result of the application of these measures, the Compensation Committee awarded Mr. Harvey an aggregate objective incentive award and individual supplemental bonus equal to $349,600 for 2021, which represents a cumulative total of 76% of his base salary in effect as of March 1, 2021.

Mr. Wohl’s Annual Incentive. The performance measures for Mr. Wohl were also tailored to his position as the Company’s General Counsel. Over two-thirds of his bonus compensation is tied to the same performance measures that apply to our other NEOs, including net profit after tax, average total loans and noninterest expense, in order to ensure that our key executives are commonly incented and aligned to achieve the Company’s overarching financial and strategic objectives. However, as in the case of Mr. Farnsworth, a meaningful portion of Mr. Wohl’s annual incentive plan is tied to performance measures related to the specific responsibilities of his position, which in Mr. Wohl’s case are focused on overseeing the Company’s legal risks, including managing our legal expenses and recoveries. Likewise, the criteria applicable to Mr. Wohl’s rating for Subjective Job Performance are designed to correspond to his duties to support and enhance our corporate governance, to provide timely assistance for our other corporate departments, to manage our litigation and to supervise our Corporate Secretary function in support of our Board of Directors.

With respect to his specific financial performance metrics, Mr. Wohl’s aggregate incentive compensation for 2021 was $136,400.

In calculating Mr. Wohl’s individual subjective job performance rating for 2021, the Compensation Committee considered, among other things, Mr. Wohl’s and his department’s role in negotiating and documenting the Company’s acquisition of Suncrest Bank, supporting Citizens Business Bank’s ongoing participation in the SBA’s PPP, building a successful framework for the management and oversight of the Company’s outside law firms, providing strong legal support for the Company’s credit, human resources, bank operations, regulatory and risk management departments, and his efficient and effective supervision of the Company’s litigation matters. Mr. Wohl’s subjective performance overall was judged to be “Excellent,” and this in turn resulted in Mr. Wohl’s receiving an award at Level 3 for this component in the amount of $27,900 (which represents 9% of his base salary in effect as of March 1, 2021).

As a result of the application of these various measures, the Compensation Committee awarded Mr. Wohl an aggregate incentive compensation and subjective bonus award of $164,300 for 2021, which represents a cumulative total of approximately 53% of his base salary in effect as of March 1, 2021.

Incentive and Bonus Compensation for our NEOs for 2022. The Compensation Committee continues to review the annual incentive and bonus compensation arrangements for its named executive officers.

Effective for fiscal year 2022, the annual objective incentive compensation for which our NEOs are eligible is expected to be based upon net profit after tax, average total loans, operating expenses and the other factors enumerated in each of the “Table of Performance Measures” above.

Effective for fiscal year 2022, the annual individual discretionary bonus compensation for which our NEOs are eligible is expected to be awarded on a subjective basis, utilizing criteria similar to those set forth above in the discussion of “2021 Supplemental Bonus Awards” above.

Equity-Based Compensation

All equity awards made by the Compensation Committee during our 2021 fiscal year were issued pursuant to the terms of our 2018 Equity Incentive Plan, some of the key terms of which are described below in the section of this proxy statement on “Equity Compensation Plan Information.” In determining the number and mix of incentive awards to be awarded to an executive officer, the Compensation Committee considers (i) the number of incentive awards previously granted to such executive officer, (ii) its own analysis of the executive’s contribution to CVB Financial Corp., including an assessment of the executive’s responsibilities and performance, (iii) whether the terms of the award would support the achievement of the Company’s strategic or financial goals, (iv) the number of incentive awards granted to executives with similar responsibilities at our peer group banks and bank holding companies, and (v) the projected percentage such incentive compensation would constitute of each executive’s overall compensation.

The Compensation Committee’s goal is generally to utilize an appropriate mix of stock options, restricted stock and time-based and performance-based restricted stock units, and to take into account the degree to which grants of particular types of awards will incentivize the Company’s executives to accomplish important corporate objectives. For example, in considering whether to grant time-based versus performance-based awards, the Compensation Committee will consider how to strike the appropriate balance between creating incentives for performance as well as retention. In addition, the Compensation Committee takes into account, with respect to the type of award under consideration, the compensation expense and potential share dilution factor associated with each form of equity incentive compensation.

Options, restricted stock and restricted stock units may be awarded to key associates periodically, as decided by the Compensation Committee. The Compensation Committee has concluded that, for eligible associates including our NEOs, an annual cycle for equity awards is an appropriate interval for making grants, based on (i) prevailing practices for the grant of awards at competitor financial institutions in the peer group described above in the section of this proxy statement on “Peer Group Criteria and Composition,” (ii) the Compensation Committee’s desire to enhance the reward and retention elements of CVB Financial Corp.’s equity incentive program, and (iii) the Compensation Committee’s desire to achieve a sequential series of award values that would more precisely track the average prices of CVB Financial Corp. stock over a given period.

In addition, on occasion, we issue stock options, restricted stock or restricted stock units on dates outside our normal award cycle. This may be done in conjunction with the hiring of an individual manager, renewal of an employment contract or as a special incentive. On each occasion, the Compensation Committee is responsible for determining the amount and terms of these awards.

For 2021, our Compensation Committee decided to maintain several key structural elements originally adopted in connection with the Company’s 2020 equity award program, again based on peer data and recommendations provided by our outside compensation consultants at Pearl Meyer. These key elements included (i) the making of annual as opposed to multi-year equity grants for all our continuing NEOs, including our President and CEO, so as to provide the Committee with the flexibility to adjust equity awards more regularly in order to better reflect the Company’s and each executive’s ongoing performance, (ii) the incorporation of a strong component of performance restricted stock units (“PRSUs”) in regular annual equity awards to be granted to each of our continuing NEOs, and (iii) the development of consistent performance criteria for the vesting of PRSUs and the utilization of a three-year performance period over which such performance criteria would be measured. The Committee continues to believe the employment of these features is more consistent with articulated “best practices” utilized in similar equity programs by the Company’s peer banking institutions.

Under our 2018 Equity Incentive Plan, dividends are paid on grants of restricted stock shares and dividend equivalents are paid on Time RSUs which have not yet vested at the same rate as dividends declared on all other shares of our common stock. With respect to PRSUs, dividend equivalents are paid retroactively for periods prior to vesting once the number of shares to be awarded has been finally determined under the applicable performance metrics.

Equity Incentive Grants to our President and CEO for 2021. As noted above in the section of this proxy statement on “Compensation Arrangements with our President and CEO,” Mr. Brager received an equity award of 21,650 Time RSUs and 21,650 PRSUs, on January 27, 2021, as his aggregate equity grant for the Company’s 2021 fiscal year. Pursuant to his 2020 Employment Agreement, Mr. Brager is entitled to receive an annual equity grant with a dollar value of shares equal to 120% of his annualized base salary at the time of the grant. The Committee’s grant to Mr. Brager for a total of 43,300 shares of PRSUs and Time RSUs for 2021 equated to a dollar value of approximately $864,000, at the closing price for the Company’s shares of $19.95 on the grant date of January 27, 2021, as compared to his annualized base salary on that date of $720,000. The specific performance criteria and performance measurement period applicable to Mr. Brager’s grant of PRSUs for 2021 are summarized below in the section of this proxy statement on “PRSU

Performance Criteria and Measurement Period.” The Time RSUs granted to Mr. Brager for 2021 were set to vest in equal annual increments over a three-year period on the respective anniversary dates of the grant date.

Equity Incentive Grants to our Other NEOs for 2021. Messrs. Nicholson and Harvey each received equity grants of 22,550 shares of restricted stock units on January 27, 2021 for the Company’s 2021 fiscal year, divided equally between PRSUs (11,275 shares) and Time RSUs (11,275 shares). Similar to Mr. Brager’s equity grants, the PRSUs awarded to Messrs. Nicholson and Harvey are subject to the identical performance criteria and performance measurement period as are being applied to Mr. Brager’s 2021 PRSU grant, and the time RSUs were set to vest in equal increments over the same three-year period.

Mr. Farnsworth and Mr. Wohl each received equity grants on January 27, 2021 in the same configuration and subject to the same vesting and performance criteria and measurement periods as Messrs. Nicholson’s and Harvey’s grants, except in smaller respective amounts. Mr. Farnsworth’s and Mr. Wohl’s aggregate grants for the Company’s 2021 fiscal year were for 15,030 shares and 9,000 shares, respectively, split equally between PRSUs and Time RSUs, with the PRSU component subject to the same performance criteria and performance measurement period.

PRSU Performance Criteria and Measurement Period. For each of our five NEOs who received grants of PRSUs in 2021, such PRSUs are scheduled to vest on the three-year anniversary of their January 27, 2021 grant date, based on the financial performance of the Company during a three-year performance period consisting of the Company’s 2021, 2022 and 2023 fiscal years (the “Performance Period”).

The PRSUs are subject to two performance targets, each of which is to be weighted equally and averaged by calendar year over the three-year Performance Period: (i) the Company’s relative return on average tangible common equity compared to that of the other banks in the KBW NASDAQ Regional Banking Index (“Relative ROATCE”) and (ii) the Company’s relative return on average assets compared to that of the other banks in the KBW NASDAQ Regional Banking Index (“Relative ROAA”). These two measures are commonly utilized by banking organizations as reflective of important aspects of their overall financial performance.

The target number of shares would be issued on January 27, 2024 if the Company achieves the 50th percentile performance on both the Relative ROATCE and Relative ROAA measures over the Performance Period. In addition, the actual number of shares earned would be subject to adjustment on a linear basis, plus or minus a maximum of 25% of the target number of shares (i.e., up to 125% or down to 75% of the target number of shares), for (x) performance above the 50th percentile up to the 75th percentile (with no additional shares to be awarded for performance above the 75th percentile) and (y) performance below the 50th percentile down to the 25th percentile (with no shares to be awarded for performance below the 25th percentile), as follows:

Performance Measure	Weighting	Measured Against	Performance and Payout
			Below Threshold	Threshold	Target	Maximum

Relative Return on Average Assets (“ROAA”)	50%	KBW NASDAQ Regional Banking Index Peers (KRX)	<25th Percentile	25th Percentile	50th Percentile	75th Percentile

Relative Return on Average Tangible Common Equity (“ROATCE”)	50%	KBW NASDAQ Regional Banking Index Peers (KRX)	<25th Percentile	25th Percentile	50th Percentile	75th Percentile

Payout as % of Target			0%	75%	100%	125%

By way of example, using Mr. Brager’s PRSU grant for 2021 of 21,650 shares, if performance by the Company under each of the Relative ROAA and Relative ROTCE measures was achieved at the 45th percentile for the Performance Period, the percentage of the target number of shares vesting under those performance criteria for that Performance Period would be 95% (75% + 20%) on each measure, and the final number of such shares vesting for Mr. Brager would be 20,568 (95% x 21,650 share target), which is the mathematical calculation rounded up or down to the nearest whole share.

Equity Compensation for our NEOs for 2022. As will be further explained in our proxy statement for our 2023 annual meeting of shareholders, all equity grants awarded to our NEOs for 2022, as of the date of this proxy statement, have been made on terms consistent with the “best practices” adopted by our Compensation Committee for our NEO equity award program starting in 2020, including the employment of annual as opposed to multi-year grants, the inclusion of PRSUs in the amount of 50% (at target levels) of the overall number of shares granted to each of our NEOs, the use of consistent performance criteria as compared to prior year PRSU grants, and the utilization of a three-year performance measurement period for PRSU vesting.

Employee Retirement Plans

CVB Financial Corp. and Citizens Business Bank have established a 401(k)/Profit Sharing Plan that provides retirement benefits to all eligible associates, including our named executive officers. It also has death and disability benefit features.

All eligible associates receive a Qualified Non-Elective Contribution to the 401(k) portion of the Plan each year, which is immediately vested. Annual Qualified Non-Elective Contributions are made solely by CVB Financial Corp. These contributions are provided to eligible 401(k) Plan participants. For 2021, CVB Financial Corp. contributed 3% of total eligible associate base salary and bonus (which eligible salary and bonus amount for any associate was a maximum of $290,000 in 2021) in the form of a Qualified Non-Elective Contribution, resulting in 401(k) Plan contributions of $8,700 for each of our NEOs.

For our Profit Sharing Plan, associates become eligible upon completing at least one year of employment and having at least 1,000 hours of service in the applicable calendar year. Profit Sharing Plan participants become fully vested in amounts contributed upon reaching six years of service. Contributions to the Profit Sharing Plan are made by CVB Financial Corp. at the discretion of the Board of Directors. For 2021, CVB Financial Corp. contributed 3% of total eligible associate base salary and bonus to our Profit Sharing Plan, resulting in contributions of $8,700 for each of our NEOs, other than Mr.  Mauntel who did not qualify for participation in our Profit Sharing Plan in 2021.

Employee Health and Welfare Benefits

Health and welfare benefits are an additional part of our associate compensation package. We offer our associates a full range of medical, dental, vision, life and long-term disability coverage. All associates, including our NEOs, pay approximately 25% of the associated costs, while the Company pays the remaining 75%. We believe these benefits are comparable to those offered to employees by our peer group banks and financial institutions.

Tax Deductibility and Executive Compensation

Section 162(m) of the Internal Revenue Code limits the corporate tax deduction for compensation paid to our NEOs in any fiscal year to $1 million per individual. This limitation applies to compensation paid to or with respect to anyone who had been an NEO in fiscal year 2017 or in any later fiscal year, even if the individual is not an NEO in the year for which deduction would be taken. Prior to 2018, this deduction limitation did not apply to compensation that met certain requirements to be considered performance-based. However, as a result of amendments made to Section 162(m) by the Tax Cuts and Jobs Act of 2017, performance-based compensation is included in compensation subject to the $1 million annual deduction limitation, subject to certain exceptions for performance-based compensation granted before November 3, 2017. Beginning with our fiscal year 2019, the California Revenue and Taxation Code was conformed to the 2017 amendments to Section 162(m), so that performance-based compensation, unless granted before April 1, 2019, is included in compensation subject to the $1 million annual deduction limitation in determining the Company’s California franchise tax liability.

The Company’s annual incentive compensation plans for our NEOs had been designed generally to satisfy the exception for performance-based compensation prior to the 2017 and 2019 federal and state tax law changes. The Company’s current Executive Incentive Plan was approved by our shareholders at our annual meeting in 2015. For purposes of maintaining compensation best practices, the Compensation Committee may continue to provide performance-based compensation that meets the pre-amendment requirements of Section 162(m).

Stock options granted under our 2008 Equity Incentive Plan were intended to qualify as performance-based compensation that would be exempt from the deduction limitation under Section 162(m), and we believe that our stock options granted on or before November 2, 2017 (on or before March 31, 2019 for California tax purposes), and not modified thereafter, will continue to so qualify. However, as a result of the tax law changes described above, income recognized on exercise of options granted after November 2, 2017, will not be exempt from the Section 162(m) federal tax deduction limitation, and income recognized on exercise of options granted after March 31, 2019, will not be exempt from the deduction limitation under California tax law.

The Compensation Committee believes that shareholder interests are best served if the Committee has discretion and flexibility to award compensation to our executives that is not restricted to $1 million annually, even though some compensation awards may result in non-deductible compensation expenses. Therefore, the Committee has approved bonus compensation and equity grants for our NEOs that may not be fully deductible because of the Section 162(m) limitation and may approve other compensation that is not deductible for income tax purposes.

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to maintain our ability to attract and retain key executives while taking into account the tax deductibility of compensation programs. The Compensation Committee has retained the flexibility, however, to pay compensation that is not deductible for tax purposes because it believes that doing so permits it to take into consideration factors that are consistent with good corporate governance and the best interests of our shareholders.

Compensation Governance and Risk Management

The Compensation Committee considers risk management to be an essential component of a properly conceived executive compensation program.

First, the Committee takes into account the structure of the compensation plans pursuant to which incentive awards are made. In this regard, the Committee notes that, while CVB Financial Corp.’s cash incentive awards reward associates, including senior executives, based in part on their business line performance and the achievement of certain performance objectives, specifically profit and expense metrics, loan growth and retention, and deposit growth and retention, which presented the potential for excessive risk taking, CVB Financial Corp. also has a practice of paying long-term compensation as a significant portion of total compensation and an emphasis on overall performance in making incentive award and bonus compensation decisions.

Second, the Committee has implemented a compensation plan review and oversight process that is designed to help identify, manage and monitor compensation–related risks. With respect to Board oversight, the Compensation Committee believes that CVB Financial Corp., through the monitoring of its Board Audit Committee and the Board Risk Management Committee of Citizens Business Bank, has implemented appropriate compliance, internal control, and disclosure review and reporting programs. At the management level, Citizens Business Bank’s Chief Risk Officer actively oversees the Company’s compliance with the requirements of the Risk Management Policy and Program, acts as chair of the management-level Compliance Committee at Citizens Business Bank, and is in regular contact with the foregoing Board committees to address material business and compliance risks. In addition, several key senior executives at Citizens Business Bank, including the Chief Financial Officer, Chief Risk Officer and General Counsel, serve on our management Compensation Compliance Committee, which is chaired by our Director of Human Resources and specifically reviews officer compensation plans and associated risks.

Third, the Committee notes that CVB Financial Corp. has adopted additional guidelines and controls intended to address compensation risks. For example, the Committee believes that CVB Financial Corp.’s director stock ownership guidelines and the prohibition on, and right to discipline associates and/or “claw back” bonus payments made to our executives for, manipulating financial statements or business goals for compensation purposes in accordance with our Code of Ethics, also contribute to mitigating any risks associated with compensation incentives.

In the final analysis, the Compensation Committee has determined that the foregoing measures provide adequate safeguards that should either prevent or discourage excessive risk taking by our executives due to the design and structure of our executive compensation programs.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filings, except to the extent we specifically incorporate this Report by reference.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Hal W. Oswalt, Chair	Marshall V. Laitsch
George A. Borba, Jr.	Kristina M. Leslie
Stephen A. Del Guercio	Raymond V. O’Brien III
Rodrigo Guerra, Jr.	Jane Olvera
Anna Kan

SUMMARY OF COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by or paid for services and received by (1) four of our NEOs (Messrs. Brager, Nicholson, Farnsworth and Harvey) who served as NEOs for the last three fiscal years ended December 31, 2021, 2020 and 2019, (2) for Mr. Wohl for the last two fiscal years ended December 31, 2021 and December 31, 2020, since 2020 was Mr. Wohl’s first year as one of our NEOs, and (3) for Mr. Mauntel for the fiscal year ended December 31, 2021, since Mr. Mauntel served as one of our NEOs for a portion of 2021.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)(5)	Option Awards ($)(5)	Non-Equity Executive Incentive Plan Comp. ($)(6)(7)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(8)	All Other Comp. ($)(9)	Total ($)
David A. Brager President and CEO of the Company and the Bank	2021	715,385	180,000	863,835	-	810,000	-	66,590	2,635,810
	2020	551,539	180,000	934,725	-	540,000	-	81,427	2,287,691
	2019	379,039	75,000	-	-	157,500	-	65,350	676,889
E. Allen Nicholson EVP, Chief Financial Officer of the Company and the Bank	2021	448,077	81,000	449,873	-	243,000	-	48,628	1,270,578
	2020	391,923	65,700	598,950	-	160,600	-	51,347	1,268,520
	2019	354,039	70,000	-	-	171,500	-	50,387	645,925
David F. Farnsworth EVP, Chief Credit Officer of the Bank	2021	339,039	51,000	299,849	-	176,800	-	44,683	911,370
	2020	312,693	36,600	299,475	-	140,300	-	50,369	839,437
	2019	301,346	30,000	-	-	123,000	-	57,344	511,690
David C. Harvey EVP, Chief Operating Officer of the Bank	2021	458,462	82,800	449,873	-	266,800	-	57,880	1,315,815
	2020	413,077	70,200	598,950	-	163,800	-	70,212	1,316,239
	2019	379,039	56,250	-	-	187,500	-	67,424	690,213
Richard H. Wohl EVP, General Counsel of the Company and the Bank	2021	309,615	27,900	179,550	-	136,400	-	47,954	701,419
	2020	291,154	34,800	181,500	-	87,000	-	56,001	650,455
Brian T. Mauntel President of the Bank from April 26 to November 19, 2021	2021	279,628	-	449,800	-	-	-	119,343	848,771

(1)

These are the base salary amounts paid to each of our NEOs for each of the years indicated. Starting in 2021, base salary adjustments for our NEOs were implemented effective at the beginning of January. In 2020 and 2019, base salary increase for our NEOs were implemented in mid-March, so their base salaries for 2020 and 2019 represent actual dollars paid based on differing salary levels for portions of the applicable calendar year. Mr. Mauntel received a pro rata portion of his base salary, paid at annualized rate of $450,000, for the approximately six-month duration of his employment with Citizens Business Bank.

(2)

The amounts shown in column (d) for 2021 for Mr. Brager reflect the cash award made to him under the “CEO Subjective Job Performance” factor included in his 2021 CEO Plan. The amounts shown in column (d) for Messrs. Nicholson, Farnsworth and Harvey, respectively, reflect their supplemental bonuses related to the “subjective award” component specified individually for each of our NEOs, other than Mr. Brager and Mr. Wohl, under our 2021 ECP Plan. The amounts shown in column (d) for Mr. Wohl reflect the cash award made to Mr. Wohl under the “Subjective Job Performance” factor included in his individual performance compensation plan for 2021. Further information regarding the awards of supplemental bonuses to all our NEOs is provided above in the section of this proxy statement on “Annual Performance Incentive Compensation and Supplemental Discretionary Bonus.”

(3)

For 2021 fiscal year, the amounts of the respective stock awards shown in column (e) are described in detail above in the section of this proxy statement on “Equity-Based Compensation.” For our 2020 fiscal year, the aggregate amount of the stock award shown in column (e) for Mr. Brager consists of two equity award components. The first component consists of an initial annual grant of restricted stock made pursuant to his 2020 Employment Agreement, with an approximate value equal to 120% of his 2020 base salary. The second component consists of a “catch-up” grant made in 2020 and intended to compensate Mr. Brager for the absence of any equity grant provided to him in his previous position as our EVP and Sales Division Manager for our 2019 calendar year. Likewise, each of the aggregate stock award amounts shown in column (e) for 2020 for three of our other continuing NEOs (Messrs. Nicholson, Farnsworth and Harvey) consists of the same two components, namely, (i) an equity grant intended to cover the respective executive’s performance for 2020 and (ii) a “catch-up” grant intended to compensate for the absence of any equity grants made to these three continuing NEOs for 2019. Each of the foregoing equity awards for Messrs. Brager, Nicholson, Farnsworth and Harvey for 2021

and 2020, and for Mr. Wohl for 2021, was in turn equally divided (50%/50%) between PRSUs and Time RSUs, and the dollar amounts disclosed with respect to the PRSU grants made to each such NEO reflects the number of PRSUs to be granted based on performance at target levels under the performance criteria applicable to the vesting of such PRSUs. By contrast, Mr. Wohl’s stock award for 2020 consisted solely of Time RSUs, as it was not known that Mr. Wohl would be one of our NEOs for 2020 at the time such grant was made, and for the same reason, Mr. Wohl did not receive any additional “catch-up” equity grant for his service as one of our executive officers during 2019, as he was not one of our NEOs during 2019. With respect to Mr. Mauntel’s stock award for 2021, Mr. Mauntel received an equity grant of 20,000 shares of CVB Financial Corp. stock on May 17, 2021, equally divided (50%/50%) between Time RSUs and PRSUs, but this grant was forfeited because Mr. Mauntel’s employment with Citizens Business Bank terminated prior to any applicable vesting date.

(4)

For our 2019 fiscal year, as noted in the preceding footnote, four of our NEOs (Messrs. Brager, Nicholson, Farnsworth and Harvey) did not receive equity awards during such year, and instead received separate “catch-up” grants in 2020 intended to compensate them for the equity awards that were not provided in 2019.

(5)

Pursuant to SEC regulations regarding the valuation of equity awards, all amounts listed in columns (e) and (f) represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect for forfeitures, and including the value of dividends to be paid on unvested shares of restricted stock, Time RSUs and PRSUs. For each of our NEOs, the grant date fair value received in 2021 is based on the sum of the target number of shares awarded (in the case of PRSUs), and the number of shares awarded (in the case of Time RSUs), as applicable, times the per share closing price of the Company’s common stock on the grant date of January 27, 2021, which was $19.95. The amounts reflected in the table correspond to our accounting expense and do not correspond to the actual value that will be realized by the NEOs. For additional information on valuation assumptions in connection with our equity grants, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for the respective year end.

(6)

The amount shown in column (g) for Mr. Brager for 2021 was awarded to Mr. Brager in February 2022 pursuant to the factors enumerated in Mr. Brager’s 2021 CEO Plan, as set forth in the 2021 Table of Performance Measures provided above in the section of this proxy statement on “2021 Executive Incentive Awards” (except for the compensation awarded to Mr. Brager for the “CEO Subjective Job Performance” factor in the Table of Performance Measures which is instead accounted for in column (d) as described in footnote 2 above).

(7)

The amounts shown in column (g) for Messrs. Nicholson, Farnsworth and Harvey, respectively, for 2021 reflect their incentive compensation awards made pursuant to the objective factors enumerated in their 2021 ECP Plan, whereas the corresponding amount shown for Mr. Wohl for 2021 reflects his incentive compensation award made pursuant to the objective factors set forth in his individual executive performance plan. All such objective factors are set forth in the Table of Performance Measures provided above in the Compensation Discussion and Analysis section of this proxy statement under “Annual Performance Incentive Compensation and Supplemental Discretionary Bonus” and “2021 Executive Incentive Awards.”

(8)

Any amount included in column (h) would represent the amount of interest which exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Internal Revenue Code), but no such amounts were paid to any of our NEOs for 2021.

(9)	The components for the amounts shown in column (i) for each of our NEOs for 2021 are set for the forth below in the “All Other Compensation Table.”

ALL OTHER COMPENSATION TABLE

Name	Year	401(k)/Profit Sharing Plan Contributions	Auto Allowance	Insurance(1)	Country Club Dues	Moving Allowance(2)	Other(3)	Total

David A. Brager	2021	17,400	24,000	16,840	8,100	-	250	66,590

E. Allen Nicholson	2021	17,400	14,400	16,828	-	-	-	48,628

David F. Farnsworth	2021	17,400	14,400	12,783	-	-	100	44,683

David C. Harvey	2021	17,400	14,400	16,840	9,240	-	-	57,880

Richard H. Wohl	2021	17,400	12,000	18,553	-	-	-	47,954

Brian T. Mauntel	2021	-	7,754	8,414	2,925	100,000	250	119,343

(1)	The amount represents health care benefits and life insurance premiums.
(2)	The amount represents the moving allowance provided to Mr. Mauntel in connection with his hiring in April 2021.
(3)	The amount represents special expenses (if any) associated with the NEO’s spouse’s attendance at business events.

CEO Pay Ratio Disclosure

We are providing the following information to comply with Item 402(u) of Regulation S-K.

For 2021, the annual total compensation of our median employee other than our CEO was $81,138. Our median employee’s annual total compensation was determined using the same methodology we used to determine the annual total compensation of our NEOs, which, along with our CEO’s compensation, included the cost to the Company of specified employee benefits provided on a non-discriminatory basis, including group health care coverage.

For 2021, the annual total compensation of our CEO for pay ratio calculation purposes was $2,635,810. Accordingly, for 2021, the ratio of our CEO’s compensation to the median employee’s compensation was 32.49 to 1. We believe that the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee as of December 31, 2021 from our entire workforce on such date of approximately 1,015 full-time and part-time employees based upon cash compensation from their Form W-2s for the period from January 1, 2021 to December 31, 2021.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2021

The following Table illustrates the terms of plan-based awards initially granted to our NEOs during our 2021 fiscal year as follows: (i) the cash performance incentive compensation award for Mr. Brager under his CEO Plan for 2021, (ii) the respective cash performance incentive compensation awards for three of our continuing NEOs, Messrs, Nicholson, Farnsworth and Harvey, pursuant to our ECP Plan for 2021, (iii) the cash performance incentive compensation award for Mr. Wohl under his individual executive incentive plan for 2021, (iv) the equity grants made to Messrs. Brager, Nicholson, Farnsworth, Harvey and Wohl for 2021, which consisted of equal components (50%/50%) of PRSUs and Time RSUs, and (v) with respect to Mr. Mauntel, his potential cash performance incentive award as well as his initial equity award (consisting of equal components of PRSUs and Time RSUs), each of which was granted shortly after his hiring in April 2021 with Citizens Business Bank, and none of which was paid or vested due to his resignation in November 2021.

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Performance Compensation Plan Awards			Estimated Possible Payouts Under Equity Performance Incentive Plan Awards: Number of Shares of Stock or Units			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)(2)	Maximum (#)
David A. Brager	Cash Incentive Award	3/17/2021	432,000	576,000	864,000
	Time RSUs	1/27/2021							21,650			431,918
	PRSUs	1/27/2021				16,238	21,650	27,062				431,918
E. Allen Nicholson	Cash Incentive Award	3/17/2021	90,000	180,000	270,000
	Time RSUs	1/27/2021							11,275			224,936
	PRSUs	1/27/2021				8,456	11,275	14,094				224,936
David F. Farnsworth	Cash Incentive Award	3/17/2021	68,000	136,000	204,000
	Time RSUs	1/27/2021							7,515			149,924
	PRSUs	1/27/2021				5,636	7,515	9,394				149,924
David C. Harvey	Cash Incentive Award	3/17/2021	92,000	184,000	276,000
	Time RSUs	1/27/2021							11,275			224,936
	PRSUs	1/27/2021				8,456	11,275	14,094				224,936
Richard H. Wohl	Cash Incentive Award	3/17/2021	49,600	99,200	148,800
	Time RSUs	1/27/2021							4,500			89,775
	PRSUs	1/27/2021				3,375	4,500	5,626				89,775
Brian T. Mauntel(5)	Cash Incentive Award	4/26/2021	90,000	180,000	270,000
	Time RSUs	5/17/2021							10,000			224,900
	PRSUs	5/17/2021				7,500	10,000	12,500				224,900

(1)

This amount represents the maximum payout which could be earned by each of our NEOs, based upon the applicable percentage of his base salary level in effect on the date specified in his respective 2021 Performance Compensation Plan, by calculating the incentive compensation to be awarded to such executive under the objective factors set forth in his respective Performance Compensation Plan, as described in the section of this proxy statement on “Compensation Discussion and Analysis.” However, these maximum amounts do not include the separate component of each executive’s compensation for 2021 that was based on subjective criteria and is considered to have been made on a fully discretionary basis. See the sections of this proxy statement above on “Annual Performance Incentive Compensation and Supplemental Discretionary Bonus” and “2021 Supplemental Bonus Awards” for more specific information about the individual discretionary bonus plans and awards provided to our President and CEO and to each of our other NEOs for our 2021 fiscal year.

(2)

The “Estimated Possible Payouts Under Equity Performance Incentive Plan Awards” column in this Table includes the 50% portion of the equity grant received by each executive for 2021 in the form of PRSUs. The specific performance criteria and performance period governing the vesting of each of the PRSU equity grants made to our NEOs who received such grants in 2021, at threshold, target and maximum levels, are identical and are discussed in detail in the section of this proxy statement above on “PRSU Performance Criteria and Measurement Period.”

(3)	The “All Other Stock Awards” column in this Table includes the 50% portion of the equity grant received by each executive for 2021 in the form of Time RSUs.
(4)

For information on equity grant valuation assumptions, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for the applicable year end. In the case of restricted stock shares or units that are subject to time-based vesting, the fair value is computed as the number of shares covered by the award multiplied by the closing price of our common stock on the grant date. In the case of PRSUs, the fair value is computed as the target number of shares, within the range specified in the award, multiplied by the closing price of our stock on the date of grant. For 2021, all equity grants to our NEOs other than Mr. Mauntel were made on January 27, 2021, and the closing price of our stock on such date was $19.95, whereas for Mr. Mauntel, his grant was made on May 17, 2021, and the closing price of our stock on such date was $22.49.

(5)	As noted above, all of Mr. Mauntel’s grants of plan-based awards for 2021 as listed in this Table were not paid and/or were forfeited at the time of his resignation on November 19, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following Table lists the outstanding equity awards for our named executive officers who had outstanding equity awards at December 31, 2021. All of the awards have been adjusted for stock dividends and stock splits declared by CVB Financial Corp. since the grant date, if any.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock (#) That Have Not Vested	Market Value of Shares or Units of Stock (#) That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Unites or Other Rights That Have Not Vested ($)(1)
David A. Brager					21,650(2)	463,527	27,062(5)	579,397
					13,167(3)	281,905	24,688(6)	528,570
					8,000(3)	171,280
					1,500(4)	32,115
E. Allen Nicholson	6,000		16.62	6/22/2026	11,275(2)	241,398	14,094(5)	301,753
					7,000(3)	149,870	13,126(6)	281,028
					8,000(3)	171,280
					1,000(4)	21,410
David F. Farnsworth	15,000		17.03	7/20/2026	7,515(2)	160,896	9,394(5)	201,126
					3,500(3)	74,935	6,562(6)	140,492
					4,000(3)	85,640
David C. Harvey					11,275(2)	241,398	14,094(5)	301,753
					7,000(3)	149,870	13,126(6)	281,028
					8,000(3)	171,280
					1,000(4)	21,410
Richard H. Wohl					4,500(2)	96,345	5,626(5)	120,453
					8,000(7)	171,280
					2,000(8)	42,820

(1)

The market value of the unvested stock awards represents the product of the closing price of CVB Financial Corp. common stock on December 31, 2021, which was $21.41, and the number of shares underlying such awards.

(2)	One-third of the unvested shares vest on each January 27, 2022, 2023 and 2024.
(3)	One-half of the unvested shares vest on each March 25, 2022 and 2023.
(4)	The unvested shares vest on November 15, 2022.
(5)

The unvested shares, reflected at maximum award levels, are scheduled to vest on January 27, 2024, subject to the achievement of performance criteria set forth above in the section of this proxy statement on “PRSU Performance Criteria and Measurement Period” over a three-year measurement period. Maximum award levels for these PRSU grants have been utilized based on interim 2021 performance results exceeding target levels for both of the two specified performance measures.

(6)

The unvested shares, reflected at maximum award levels, are scheduled to vest on March 25, 2023, subject to the achievement of performance criteria set forth above in the section of this proxy statement on “PRSU Performance Criteria and Measurement Period” over a three-year measurement period. Maximum award levels for these PRSU grants have been utilized based on interim 2020 and 2021 performance results exceeding target levels for both of the two specified performance measures.

(7)	One-fourth of the unvested shares vests on each March 25, 2022, 2023, 2024 and 2025.
(8)	One-half of the unvested shares vests on each September 19, 2022 and 2023.

OPTION EXERCISES AND RESTRICTED STOCK VESTED IN 2021 TABLE

The following table lists option exercises and restricted stock vested during the year-ended December 31, 2021.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

David A. Brager	-	-	20,083	424,799

E. Allen Nicholson	-	-	12,500	266,360

David F. Farnsworth	-	-	7,750	161,505

David C. Harvey	-	-	16,500	345,220

Richard H. Wohl	-	-	3,000	64,230

(1)	Represents the product of the number of shares acquired on option exercise (if any) and the difference between the closing price of our common stock on the exercise date and the option exercise price.
(2)	Represents the product of the number of shares acquired on vesting and the closing price of our common stock on the vesting date.

Equity Compensation Plan Information

Our 2018 Equity Incentive Plan (“2018 Equity Incentive Plan”) was approved by our shareholders at our annual meeting on May 23, 2018 and became effective on that date. The 2018 Equity Incentive Plan originally authorized the grant of awards covering to up to nine (9) million shares of CVB Financial Corp.’s common stock, and is administered by our Compensation Committee, which is comprised of all of our non-employee directors.

Our 2018 Equity Incentive Plan provides the Compensation Committee with the authority to grant a variety of types of equity awards, which include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and other types of stock-based awards. No individual participant may be granted any stock options, stock appreciation rights, performance-based restricted stock, restricted stock units or other stock-based awards under our 2018 Equity Incentive Plan during any calendar year relating, in the aggregate, to more than 500,000 shares of our common stock.

The Compensation Committee determines the types of awards to be granted from among those provided under the 2018 Equity Incentive Plan and the terms of such awards, including the number of shares of our common stock underlying the awards; restriction and vesting requirements, which may be time-based vesting or vesting upon satisfaction of performance goals and/or other conditions; the exercise price for options and stock appreciation rights, which may not be less than 100% of the fair market value of a share on the grant date; and, where applicable, the expiration date of awards, which may not be more than 10 years after the grant date. In addition, without the prior approval of our shareholders, options and other awards granted under the 2018 Equity Incentive Plan may not be repriced, replaced or amended to reduce the exercise price. The exercise price for options is always the closing market price of CVB Financial Corp.’s stock as of the close of business on the date of the grant.

Our previous 2008 Equity Incentive Plan (“2008 Equity Incentive Plan”) was adopted by our shareholders at our annual meeting in 2008 and expired on April 11, 2018 at the end of its ten-year term. However, while no new equity incentive awards may be issued under the 2008 Equity Incentive Plan, it continues to govern the terms of all equity incentive awards issued during its effective term, some of which currently remain outstanding. As in the case of our 2018 Equity Incentive Plan, the Compensation Committee is authorized to continue to administer our 2008 Equity Incentive Plan with respect to equity incentive awards that were issued and remain in force under its provisions.

In the event of a change of control of CVB Financial Corp. or Citizens Business Bank, all the vesting restrictions lapse on equity awards under both our 2008 and 2018 Equity Incentive Plans. Subject to the respective terms of our 2008 and 2018 Equity Incentive Plans, our Compensation Committee has the authority, in its sole and absolute discretion, to remove any or all of the vesting restrictions on the restricted stock, restricted stock unit, performance-based share and option grants made under such Plans.

The following table provides information as of December 31, 2021, with respect to shares of CVB Financial Corp. common stock that may be issued under our equity compensation plans.

EQUITY COMPENSATION PLAN TABLE

(a)	(b)	(c)	(d)

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b))

Equity compensation plans approved by security holders	414,300	$17.98	6,607,285

Equity compensation plans not approved by security holders	-	-	-

Total	414,300	$17.98	6,607,285

Deferred Compensation

We adopted the nonqualified Deferred Compensation Plan for Directors and Certain Specified Officers, effective as of February 21, 2007 (“2007 DCP”), for the benefit of our directors, certain of our named executive officers and certain other executives, associates and contractors. Under the 2007 DCP, each participant had the opportunity to defer up to 90% of his or her base salary and up to 100% of his or her director’s fees, bonus, any commissions, and any independent contractor compensation, for each calendar year of compensation covered by the 2007 DCP. The 2007 DCP does not provide for any guaranteed yield or return to participants.

In December 2020, an updated CVB Financial Corp. nonqualified Deferred Compensation Plan (“2020 DCP”) was adopted and made effective for contributions made on and after January 1, 2021 for the benefit of our directors, named executive officers and certain other senior officers and consultants. Under the terms of our 2020 DCP, each participant may defer up to 100% of his or her “Compensation” as defined therein, which includes any director’s fees, bonus, any commissions, and any independent contractor compensation, for each calendar year in which the 2020 DCP is effective. As was the case for the 2007 DCP, the 2020 DCP does not provide for any guaranteed yield or return to participants. All our directors and NEOs are eligible to participate in the 2020 DCP if they so elect for calendar year 2021 and beyond. The 2007 DCP was effectively frozen as to any additional deferrals at the time of its replacement by adoption of the 2020 DCP.

In addition, effective October 17, 2014, a “Rabbi Trust” was established for deferral amounts and any earnings credited thereto under all of our Deferred Compensation Plans, pursuant to IRS Revenue Procedure 92-64. The purpose of the “Rabbi Trust” is to protect the participants’ deferral and distribution elections regarding the funds in the Company’s Deferred Compensation Plans in the event of a change of control involving the Company, although such funds will not be protected from claims of creditors in the event of any bankruptcy or insolvency of the Company.

As noted above, the following table shows the combined contributions and earnings during 2021 and account balances as of December 31, 2021 for our current NEOs under CVB Financial Corp.’s 2007 DCP and 2020 DCP.

NONQUALIFIED DEFERRED COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)(3)

David A. Brager	215,538		62,803		703,146

E. Allen Nicholson	216,208		45,048		600,847

David C. Harvey	36,677		2,003		38,680

(1)	These amounts relate to compensation that is reported in the 2021 Summary Compensation Table above.
(2)

Reflects 2021 earnings on deferred compensation in column (d) (or negative earnings if the measurement funds decreased in value) and the combined deferred compensation balance as of December 31, 2021 in column (f) for the named executive officer under our 2007 DCP and 2020 DCP, as applicable.

(3)

Of the amount included in column (f) for Mr. Brager, $474,325 represents aggregate contributions that were reported as compensation to Mr. Brager in the Company’s Summary Compensation Table for prior years. Of the amount included in column (f) for Mr. Nicholson, $502,371 represents aggregate contributions that were reported as compensation to Mr. Nicholson in the Company’s Summary Compensation Table for prior years. Mr. Harvey did not participate in any of our Deferred Compensation Plans prior to 2021.

Potential Payments to our Named Executive Officers Upon Termination or Change in Control

We have Severance Compensation Agreements with each of our NEOs, except for Mr. Brager, which, as explained further below, provide for termination payments in situations related to a change of control of the Company, and which were in force as of December 31, 2021 for each such NEO other than our President and CEO. These Severance Compensation Agreements, which have typically carried three-year terms, expired at the end of 2020 and were renewed for all our NEOs, except for Mr. Brager, in early 2021. In the case of Mr. Brager, in his role as our President and CEO, his potential termination payments are triggered by a broader range of circumstances as provided in his 2020 Employment Agreement.

Under Mr. Brager’s 2020 Employment Agreement, if he is terminated for cause or as a result of his death or disability, he would be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Brager’s employment is terminated without cause (other than in connection with a “change in control” as defined in the 2020 Employment Agreement), then Mr. Brager would be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay, and (ii) additional payments in an amount equal to (x) two times his then-current annual base salary plus (y) two times his average annual bonus granted for the preceding two calendar years (or, in the event such termination were to occur prior to the end of his second calendar year as our CEO, averaging the amount of his actual bonus for 2020 and his target bonus for 2021). The additional payments would be made in equal installments on Citizens Business Bank’s normal payroll dates over a 12-month period, subject to a delay in payment of amounts due within the first six months following termination if and to the extent required by Section 409A of the Internal Revenue Code.

If Mr. Brager’s employment is terminated without cause by the Company or its successor entity within one year following a change in control or within 120 days prior to a change in control of CVB Financial Corp. or Citizens Business Bank, or Mr. Brager resigns his employment for “good reason” (as defined in his 2020 Employment Agreement) within one year following a change in control, Mr. Brager would be entitled to receive (i) his base salary earned through the termination date, plus any accrued but unused vacation pay, and (ii) additional payments in an amount equal to (x) two times his annual base salary for the last calendar year immediately preceding the change in control plus (y) two times his average annual bonus granted for the preceding two calendar years (or, in the event such change in control were to occur prior to the end of his second year as our CEO, averaging the amount of his actual bonus for 2020 and his target bonus for 2021). The additional payments would be made in equal installments on Citizens Business Bank’s normal payroll dates over a 12-month period, subject to a delay in payment of amounts due within the first six months following termination if and to the extent required by Section 409A of the Internal Revenue Code. In addition, upon a change in control, with or without Mr. Brager’s termination, (a) Mr. Brager’s unvested Time RSUs and any options or restricted shares would vest immediately and (b) Mr. Brager’s unvested PRSUs for which less than two years of the applicable Performance Period have been completed would vest at target levels (or would vest at the number of shares based upon the performance levels actually achieved if at least two years of the applicable Performance Period have been completed at the time of any such termination or change in control).

If Mr. Brager’s employment is terminated in connection with a disability, Mr. Brager would receive the disability benefits that he is entitled to be paid under Citizens Business Bank’s associate insurance plans.

The receipt by Mr. Brager of additional payments in connection with his termination without cause, or in connection with a change in control, would be conditioned upon his execution of a release in favor of CVB Financial Corp. and Citizens Business Bank. In addition, Mr. Brager agreed in his 2020 Employment Agreement not to solicit any customers or fellow employees of the Company for a period of one year following his termination of employment.

Our other four current NEOs are entitled to severance only in more limited circumstances following a change of control. Specifically, our Severance Compensation Agreements were amended and restated, effective on January 28, 2021, to provide that, in the event that (i) the employment of any of our NEOs (other than our CEO) is terminated during the 120 day period prior to a change of control, or during the one year period following a change in control, for any reason (other than for cause), or (ii) any of our NEOs terminates his employment for “good reason” during the one year period following a change of control, then, in either case, the NEO concerned will receive an amount equal to (x) twice such executive’s annual base salary for the most recent calendar year plus (y) two times the average of the last two years’ bonuses paid to such executive immediately preceding the change in control. This amount will be paid in 24 equal monthly installments (without interest or other adjustment) on the first day of each month commencing with the first such date that is at least six months after the date of the NEO’s “separation from service” (as such term is defined for purposes of Section 409A of the Internal Revenue Code pursuant to Treasury Regulations and other guidance promulgated thereunder) and continuing for successive months thereafter.

In return, the executive is required to agree (i) to specified restrictions on the use of the Company’s confidential information, (ii) not to solicit the Company’s customers or employees for a period of one year, and (iii) to provide the Company with a general waiver and release agreement.

In addition, under the terms of the Company’s 2018 Equity Incentive Plan and 2008 Equity Incentive Plan, upon a “change of control” of the Company, unless otherwise stated in an award agreement, (i) awards granted under both Plans become fully exercisable as of the date of the change in control, whether or not otherwise then exercisable and (ii) all restrictions and conditions on any award then outstanding shall lapse as of the date of the change in control. Under each of our NEO’s respective PRSU award agreements, unvested PRSUs for which less than two years of the applicable Performance Period have been completed would vest at target levels (or would vest at the number of shares based upon the performance levels actually achieved if at least two years of the applicable Performance Period have been completed at the time of any such termination or change in control).

The Compensation Committee believes these change in control agreements are important for retention of the Company’s executives. By means of these agreements, CVB Financial Corp. believes it is more likely that an executive would remain in place to facilitate continuity of management and/or to assist an acquirer through the completion of a change in control. These agreements also assist an executive who may be displaced because of the change in control.

The Table below reflects the amount of compensation that would be awarded to each of our NEOs in the event of termination of such executive’s employment under the circumstances described in the Table. The amounts shown assume that such termination was effective as of December 31, 2021, and thus is based upon amounts earned through such time and are estimates of the amounts which would be paid to the respective executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	Incentive and/or bonus compensation earned during the year, as long as the executive was employed during the entire period for which such incentive and/or bonus compensation is payable;

•	Stock options or restricted stock which has already vested;

•	Vested account balances under our 401(k)/Profit Sharing Plan (including the vested portions of any Company contribution amounts);

•	Account balances under any applicable Deferred Compensation Plan; and

•	Unused vacation pay.

Since these earned amounts would be payable to our associates or officers generally, without regard to employment termination, they are not included in the table below, which describes the potential and specific payments to which our NEOs are or would be entitled upon termination.

Payments Made Upon Retirement

Other than the items identified immediately above under “Payments Made Upon Termination” and in the next paragraph, our NEOs receive no benefits in the event of retirement, except that the Company’s 2018 Equity Incentive Plan and 2008 Equity Incentive Plan both permit the Compensation Committee to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock in the event the continuous service of an associate or consultant terminates due to retirement or death.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the NEO will receive benefits under our associate disability plan or payments under our associate life insurance plan, as applicable.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT TABLE

Except as otherwise noted below, the amounts set forth in this table are amounts that would have been payable if the payment triggering event or events had occurred on December 31, 2021.

Name	Cash Severance Arrangements/ Compensation ($)	Acceleration of Unvested Options, Stock Awards and Any Incentive Cash Awards ($)	Total Termination Benefits ($)

David A. Brager

Voluntary Termination or Retirement(1)	-	-	-

Involuntary Termination (other than For Cause)	2,880,000(2)	-	2,880,000

Involuntary Termination (For Cause)	-	-	-

Termination in Connection with a Change in Control	2,880,000(2)	1,932,456(4)	4,812,456

Death or Disability(1)	-	-	-

E. Allen Nicholson

Voluntary Termination or Retirement(1)	-	-	-

Involuntary Termination (other than For Cause)	-	-	-

Involuntary Termination (For Cause)	-	-	-

Termination in Connection with a Change in Control	1,450,300(3)	1,130,606(4)	2,580,906

Death or Disability(1)	-	-	-

David F. Farnsworth

Voluntary Termination or Retirement(1)	-	-	-

Involuntary Termination (other than For Cause)	-	-	-

Involuntary Termination (For Cause)	-	-	-

Termination in Connection with a Change in Control	1,084,700(3)	686,322(4)	1,771,022

Death or Disability(1)	-	-	-

David C. Harvey

Voluntary Termination or Retirement(1)	-	-	-

Involuntary Termination (other than For Cause)	-	-	-

Involuntary Termination (For Cause)	-	-	-

Termination in Connection with a Change in Control	1,503,600(3)	1,101,866(4)	2,605,466

Death or Disability(1)	-	-	-

Richard H. Wohl

Voluntary Termination or Retirement(1)

Involuntary Termination (other than For Cause)

Involuntary Termination (For Cause)

Termination in Connection with a Change in Control	906,100(3)	406,790(4)	1,312,890

Death or Disability(1)

(1)

The Company’s 2018 Equity Incentive Plan and 2008 Equity Incentive Plan both permit the Compensation Committee to accelerate the vesting of stock options and reduce the period of restriction on restricted stock in the event of the continuous service of the associate or consultant terminates due to retirement or death.

(2)

In Mr. Brager’s case, his termination payments are governed by his 2020 Employment Agreement, and because, under the terms of his 2020 Employment Agreement, Mr. Brager had not served two full calendar years as our President and CEO as of the December 31, 2021 reference date for this Table, his base salary multiplier would be two times $720,000 (the amount of his annualized base salary on the reference date), and his bonus multiplier would also be two times $720,000 (the amount of his actual bonus for 2020 and his target bonus for 2021 on the reference date of December 31, 2021, respectively).

(3)	This amount represents two times base compensation plus two times the average of the last two years’ annual bonuses under the applicable NEO’s Severance Compensation Agreement.
(4)

Amounts represents (i) the sum of (x) the number of shares of unvested Time RSUs that each individual held on December 31, 2021, (y) the number of shares of unvested PRSUs granted in 2020 (assuming vesting based on performance results for 2020 and 2021) that each individual held on December 31, 2021, and (z) the number of shares of unvested PRSUs granted in 2021 (assuming vesting at target award levels) that each individual held on December 31, 2021, times (ii) the closing price of the Company’s shares on December 31, 2021, which was $21.41. The terms of the PRSU grants to our NEOs provide that, in the event of a change in control prior to the end of the three-year vesting period, such grants are to be awarded based on then-applicable performance results if at least two of the three years in the applicable vesting period have then elapsed.

Consideration of 2021 Say-On-Pay Results

In 2017 our Board of Directors recommended, and our shareholders approved, an annual period as the frequency of our Say-On-Pay advisory vote on the compensation of our NEOs. This vote was advisory and the Board of Directors may at some point decide that it is in the best interests of our shareholders and CVB Financial Corp. to hold an advisory vote on executive compensation less frequently than on an annual basis.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires us to obtain, at least once every six years, a shareholder vote on the frequency of our Say-On-Pay vote. Accordingly, shareholders will next be asked to vote on the frequency of our Say-On-Pay vote at our 2023 annual meeting of shareholders.

At our 2021 annual meeting of shareholders, our Say-On-Pay proposal itself received the support of approximately 90.41% of the total shareholder votes cast. In view of this positive vote and other relevant considerations, the Compensation Committee does not presently expect to make any significant changes to our approach to NEO compensation for 2022.

Our Board of Directors is soliciting a non-binding, advisory vote on the compensation of our NEOs for the Company’s 2021 fiscal year. See “Proposal No. 2: Advisory Approval of Our Executive Compensation.”

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vote Required

The affirmative vote of holders of a majority of the shares represented and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is needed to approve this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies that are received will be voted FOR this proposal.

Selection of Independent Auditors

We have selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022. The Audit Committee appoints our independent auditors. KPMG LLP has served as our independent registered public accountants since July 5, 2007. We believe KPMG LLP has provided audit services at customary rates and terms.

Principal Auditor’s Fees

The aggregate fees CVB Financial Corp. incurred for audit and non-audit services provided by KPMG LLP, which acted as our independent registered public accountants for the fiscal years ended December 31, 2021 and 2020, were as follows:

	2021 ($)	2020 ($)

Audit Fees(1)	1,434,364	1,582,007

Audit-related Fees(2)	18,000	-

Tax Fees(3)	-	-

All Other Fees(4)	-	-

Total	1,452,364	1,582,007

(1)

Audit Fees consisted of fees and out-of-pocket expenses for the audit of CVB Financial Corp.’s consolidated financial statements, internal controls over financial reporting and review of financial statements included in CVB Financial Corp.’s annual and quarterly reports.

(2)

Audit-related Fees consisted of any fees billed for professional assurance and related services other than those noted in footnote (1) above. In 2021, these amounts related to audit review and consents provided by KPMG in connection with Citizens Business Bank’s acquisition of Suncrest Bank.

(3)	Tax Fees (if any) consisted of fees billed for the preparation of the Company’s federal and state income tax returns, including amended tax returns, tax planning and tax advice.
(4)	All Other Fees (if any) consisted of any fees for other non-audit services.

Audit Committee Oversight

The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related and tax services. Accordingly, all audit, audit-related and tax services provided by KPMG LLP were pre-approved by our Audit Committee. The Audit Committee has also granted general pre-approval for certain authorized audit, audit-related and tax services. However, if the cost of any such services exceeds the range of anticipated cost levels, the services will require specific pre-approval by the Audit Committee. In addition, if any particular service falls outside the general pre-approval, it must also be specifically approved by the Audit Committee. If specific pre-approval of a service is required, both the independent auditor and CVB Financial Corp.’s Chief Financial Officer must submit a request to the Audit Committee, including the reasons why the proposed service is consistent with the SEC’s regulations on auditor independence. In addition, with respect to each pre-approved service, the independent auditor is required to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

The pre-approval policy also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Audit Committee also considers whether any other non-audit services that may from time to time be provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

Representatives of KPMG LLP will be present at our annual meeting or available on the concurrent live audio call. They will be available to respond to your appropriate questions and will be able to make such statements as they desire. If you do not ratify the selection of independent accountants, the Audit Committee will reconsider the appointment. However, even if you ratify the selection, the Audit Committee may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of CVB Financial Corp. and our shareholders.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this Report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management, the audit process of CVB Financial Corp. and our information security program. The Audit Committee manages CVB Financial Corp.’s relationship with its independent auditors (who report directly to the Audit Committee).

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and KPMG LLP, the independent registered public accounting firm for CVB Financial Corp., regarding our audited consolidated financial statements. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and satisfied itself as to their independence. The Audit Committee also has reviewed the most recent PCAOB inspection report and peer review report of KPMG LLP by PricewaterhouseCoopers LLP.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of CVB Financial Corp.’s audited consolidated financial statements in the Annual Report on Form 10-K, for the year ended December 31, 2021, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

THE AUDIT COMMITTEE
Kristina M. Leslie, Chair	Marshall V. Laitsch
Stephen A. Del Guercio	Raymond V. O’Brien III
Rodrigo Guerra, Jr.	Jane Olvera
Anna Kan	Hal W. Oswalt

The Board of Directors Recommends a Vote “FOR” Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022.

Annual Report on Form 10-K

Together with this proxy statement, CVB Financial Corp. has distributed or made available via the Internet to each of its shareholders its Annual Report on Form 10-K for the year ended December 31, 2021, which includes the consolidated balance sheets of CVB Financial Corp. and its subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021. If you did not view or receive the Annual Report on Form 10-K (or would like a paper copy), we will send it to you without charge.

The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but the Annual Report on Form 10-K that we have posted or delivered to you does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing will be your responsibility. Please call (909) 980-4030 or write to:

Corporate Secretary

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

In addition, the SEC maintains an Internet site at http://www.sec.gov that contains information and exhibits we file with the SEC.

Proposals of Shareholders for 2023

If you wish to submit a proposal for consideration at our 2023 annual meeting of shareholders, you may do so by following the procedures prescribed in the Securities Exchange Act and in our Bylaws. To be eligible for inclusion in our proxy statement and proxy materials under applicable rules of the SEC, our Corporate Secretary must receive your proposal no later than December 7, 2022, at the above address. Please also refer to the section of this proxy statement on “Shareholder Nominations of Director Candidates” for a summary of the requirements applicable to shareholder nominations under our corporate bylaws.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if CVB Financial Corp. (a) receives notice of the proposal before the close of business on February 20, 2023 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior to the close of business on February 20, 2023.

Notices of intention to present proposals at the 2023 annual meeting of shareholders should be addressed to our Corporate Secretary, CVB Financial Corp., 701 North Haven Avenue, Suite 350, Ontario, California 91764, and must comply with the provisions of our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other requirements.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective) shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023.

CVB FINANCIAL CORP.

David A. Brager

President and Chief Executive Officer

Dated: April 6, 2022

701 N Haven Avenue | Ontario, CA 91764 | 909.980.4030 | cbbank.com

CVB Financial corp. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 18, 2022 at 12:00 AM, local time. Online Go to www.investorvote.com/CVBF or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVBF Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors: 01—George A. Borba, Jr. 02—David A. Brager 03—Stephen A. Del Guercio 04—Rodrigo Guerra, Jr. 05—Anna Kan 06—Jane Olvera 07—Raymond V. O’Brien III 08—Hal W. Oswalt Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 For All EXCEPT—To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain For Against Abstain 2. To approve, on a non-binding advisory basis, the compensation 3. Ratification of appointment of KPMG LLP as independent of CVB Financial Corp.’s named executive officers (“Say-On-Pay”). registered public accountants of CVB Financial Corp. for the year ending December 31, 2022. 4. Other Business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any and all adjournments or postponements thereof. If any other matter is presented, your Proxies will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. The Board of Directors at present knows of no other business to be presented at the Annual Meeting. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 03M3ZD +

2022 Annual Meeting Admission Ticket 2022 Annual Meeting of CVB Financial Corp. Shareholders May 18, 2022, 8:00 AM local time CVB Financial Corp. Corporate Headquarters 701 North Haven Avenue, Ontario, CA 91764 Upon arrival, please present this admission ticket and photo identification at the registration desk. We intend to hold our annual meeting in person consistent with the requirements of the California Corporations Code. However, as part of our precautions regarding the COVID-19 pandemic, we are planning to provide interested shareholders, members of our Board of Directors and our team members with the opportunity to participate in our annual meeting by remotely dialing into an audio conference call, which will broadcast the proceedings concurrently and allow for questions and answers. There will be no food or refreshments provided at this meeting. The live audio call will be held concurrent with our annual meeting (8:00 a.m. PDT on May 18, 2022). To join our conference call facility, please dial 1 (833) 301-1161, passcode 9872676. Questions will be permitted when prompted by the moderator. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available until 6:00 am PDT on May 25, 2022. To access the replay, please dial 1 (855) 859-2056, passcode 9872676. Please note that, consistent with our practice in prior years and in accordance with California law, in order to cast your votes on the matters to be considered at our annual meeting, please either (i) vote in advance by internet, telephone or return of your proxy card or (ii) vote in person by attending the annual meeting at its designated location. Listening into the meeting by audio conference call will not constitute attendance for legal purposes. We will not have the ability to accept or change any shareholder votes on the annual meeting audio call. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The materials are available at: https://investors.cbbank.com/annual-meeting. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVBF IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. CVB FINANCIAL CORP. + Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 18, 2022 David A. Brager, E. Allen Nicholson and Richard H. Wohl, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CVB Financial Corp. to be held on May 18, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +